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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
HEALTHGATE DATA CORP.
(Name of Registrant as Specified In its charter)
HEALTHGATE DATA CORP.
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

HealthGate Data Corp.
25 Corporate Drive, Suite 310
Burlington, Massachusetts 01803

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

May 6, 2005

        Notice is hereby given that the Special Meeting of Stockholders of HealthGate Data Corp. ("HealthGate") will be held on Friday, May 6, 2005 commencing at 10:00 A.M., local time, at the offices of Rich May, a Professional Corporation, 176 Federal Street, 6th Floor, Boston, Massachusetts for the following purposes:

  1.
  To approve the sale of substantially all of the assets used in the operation of HealthGate's Patient Content Repository business (the "Transaction") pursuant to an Asset Purchase Agreement dated January 18, 2005 between HealthGate and EBSCO Publishing, Inc., as more fully described in the accompanying proxy statement.

  2.
  To adjourn or postpone the special meeting on one or more occasions if a quorum is not present or if sufficient votes in favor of the Transaction are not received by the time scheduled for the special meeting or any adjournment or postponement thereof.

  3.
  To address any procedural matters that may properly come before the special meeting or any adjournment thereof.

        The stock transfer books will not be closed but only stockholders of record at the close of business on March 28, 2005, will be entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

William S. Reece Chairman of the Board, President and Chief Executive Officer

Burlington, Massachusetts
March 31, 2005

        YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING AND VOTE YOUR SHARES. IN THE EVENT YOU CANNOT ATTEND, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. A STOCKHOLDER WHO EXECUTES AND RETURNS A PROXY IN THE ACCOMPANYING FORM HAS THE POWER TO REVOKE SUCH PROXY AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

HealthGate Data Corp.
25 Corporate Drive, Suite 310
Burlington, Massachusetts 01803

PROXY STATEMENT

PROXY SOLICITATION AND EXPENSE

        The accompanying proxy is solicited by the Board of Directors of HealthGate Data Corp. ("HealthGate"), for use at the Special Meeting of Stockholders to be held on Friday, May 6, 2005, at 10:00 A.M., local time, at the offices of Rich May, a Professional Corporation, 176 Federal Street, 6th Floor, Boston, Massachusetts. The purpose of the meeting is to approve the sale of substantially all of the assets used in the operation of HealthGate's Patient Content Repository business (the "Transaction"). Proxies in the accompanying form, properly executed and received prior to the meeting and not revoked, will be voted. A stockholder who executes and returns a proxy in the accompanying form has the power to revoke such proxy at any time prior to exercise thereof by notice in writing received by the Secretary of HealthGate, by executing a later dated proxy, or by attending the meeting and voting in person. It is expected that proxy solicitation materials will be mailed to stockholders on or about April 4, 2005.

        The expense of soliciting proxies in the accompanying form will be borne by HealthGate. HealthGate has engaged Georgeson Shareholder to assist in the solicitation of proxies from stockholders, at a fee of $6,500 plus reimbursement of usual and customary expenses. In addition, directors, officers and employees of HealthGate may make some solicitations by mail, telephone or personal interview. No additional compensation will be paid to these directors, officers and employees for the time so employed but they may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation of proxies.

OUTSTANDING VOTING SECURITIES

        Only holders of record at the close of business on March 28, 2005 (the "Record Date") will be entitled to vote at the meeting. On the Record Date there were 5,577,022 shares of HealthGate's Common Stock, par value $0.03 per share ("Common Stock"), outstanding, each of which is entitled to one (1) vote.

        The presence, either in person or by proxy, of the holders of a majority of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes (as defined below) will be counted for purposes of determining the presence or absence of a quorum, but will not be counted for the purposes of determining whether the Transaction has been approved. Accordingly, abstentions and broker non-votes will therefore have the effect of a vote against the Transaction.

Conditions	38
Indemnification	40
Non-Competition	40
Termination of the Asset Purchase Agreement	41
Expenses	41
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	42
UNAUDITED PRO FORMA FINANCIAL STATEMENTS	43
Pro Forma Consolidated Balance Sheet as of December 31, 2004 (Unaudited)	44
Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2004 (Unaudited)	45
Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2003 (Unaudited)	46
Notes to Unaudited Pro Forma Consolidated Financial Statements	47
UNAUDITED FINANCIAL STATEMENTS OF THE PATIENT CONTENT REPOSITORY BUSINESS	49
Patient Content Repository Business Balance Sheet as of December 31, 2004 (Unaudited)	50
Patient Content Repository Business Balance Sheet as of December 31, 2003 (Unaudited)	51
Patient Content Repository Business Statement of Operations for the Year Ended December 31, 2004 (Unaudited)	52
Patient Content Repository Business Statement of Operations for the Year Ended December 31, 2003 (Unaudited)	53
Patient Content Repository Business Statement of Operations for the Year Ended December 31, 2002 (Unaudited)	54
Patient Content Repository Business Statement of Cash Flows for the Year ended December 31, 2004 (Unaudited)	55
Patient Content Repository Business Statement of Cash Flows for the Year ended December 31, 2003 (Unaudited)	56
Patient Content Repository Business Statement of Cash Flows for the Year ended December 31, 2002 (Unaudited)	57
Notes to Unaudited Financial Statements of the Patient Content Repository Business	58
PROPOSAL TWO: ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING	65
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	66
STOCKHOLDER PROPOSALS	67
OTHER BUSINESS	68
WHERE YOU CAN FIND MORE INFORMATION	68
Appendices
Appendix A Asset Purchase Agreement
Appendix B Side Letter Agreement

SUMMARY

        This Summary highlights selected information in this Proxy Statement and may not contain all of the information that is important to you. To understand the Transaction fully, and for a more complete description of the legal terms of the Transaction, you should read carefully this entire Proxy Statement and the documents to which we have referred you. See "Where You Can Find More Information" on page 50 of this Proxy Statement. Each item in this Summary includes a page reference directing you to a more complete description of that item. ("We" and "our" as used in this Proxy Statement refer to HealthGate. "You" and "your" as used in this Proxy Statement refer to stockholders of HealthGate).

The Transaction (See Page 35)

        We have entered into an Asset Purchase Agreement with EBSCO Publishing, Inc., dated January 18, 2005, pursuant to which we will sell and transfer to EBSCO Publishing substantially all of the assets used in the operation of our Patient Content Repository business, which is comprised of the following offerings of HealthGate proprietary and licensed content: the Health Outreach Toolkit, the consumer Health Library, CHOICE Web site products, custom and a la carte content offerings, the technology platform on which these products run and the HealthGateWay newsletter creation tool (the "Business").

Consideration (See Page 35)

        EBSCO Publishing will acquire all of the assets of the Business for the sum of Eight Million One Hundred Thousand Dollars ($8,100,000) to be paid in cash at closing. EBSCO Publishing will also assume certain liabilities related to the Business.

The Parties (See Pages 12-17)

HealthGate Data Corp.
25 Corporate Drive
Burlington, Massachusetts 01803
Telephone: (781) 685-4000
Website: www.healthgate.com

        HealthGate Data Corp. provides quality improvement and risk management solutions, including evidence-based clinical guidelines, order sets and point of care tools that help healthcare providers and payors improve quality, reduce variability of care and reduce costs. These solutions, when coupled with HealthGate's technology platform, can be integrated into a variety of healthcare information technology systems and accessed at the point of care. Additionally, through our Patient Content Repository HealthGate, provides a suite of evidence-based patient education and consumer health content services that allow patients to be active participants in the delivery of their own care. In conjunction with our Academic Medical Center Consortium comprised of Vanderbilt University Medical Center, Duke University Medical Center, Emory University Medical School and Oregon Health & Science University, we are developing additional order sets and point of care tools that are based on clinical evidence.

EBSCO Publishing, Inc.
10 Estes Street
Ipswich, Massachusetts 01938
Telephone: (978) 356-6500
Website: www.ebsco.com

        EBSCO Publishing, Inc., a wholly owned subsidiary of EBSCO Industries, Inc., is part of EBSCO Information Services, an affiliate which is comprised of EBSCO Publishing, Inc., EBSCO Subscription Services, and EBSCO Book Services. EBSCO Publishing provides information access and management solutions through print and electronic journal subscription services, research database development and production, online access to approximately 150 databases and thousands of e-journals, and online book purchasing. EBSCO Publishing has specialized products and services for academic, medical, government, public and school libraries as well as for corporations and other organizations. EBSCO Publishing maintains a comprehensive database of more than 282,000 serial titles and upholds active relationships with more than 60,000 publishers worldwide.

The Special Meeting (See Pages 9 and 10)

        The special meeting of HealthGate stockholders (including any adjournments or postponements thereof, the "Special Meeting") will be held on Friday, May 6, 2005, at 10:00 a.m. local time at the offices of Rich May, a Professional Corporation, 176 Federal Street, 6th Floor, Boston, Massachusetts. At the Special Meeting, we will ask you to vote upon a proposal to approve the Transaction pursuant to the Agreement. Approval of the Transaction requires the affirmative vote of at least a majority of the outstanding shares of HealthGate Common Stock. Only HealthGate stockholders at the close of business on the record date, March 28, 2005, will be entitled to notice of the Special Meeting and will be entitled to vote at the Special Meeting. At the close of business on March 28, 2005, there were 5,577,022 shares of HealthGate Common Stock outstanding, with each share entitled to one (1) vote.

Reasons for the Transaction (See Pages 22-25)

        We are proposing to sell the Business to EBSCO Publishing because we believe that the Transaction and the terms of the related Agreement are in the best interests of our company and our stockholders. You should review the factors that the HealthGate Board of Directors considered when deciding whether to approve the Transaction.

Proceeds from the Transaction (See Page 26)

        We plan to retain the proceeds from the Transaction. We do not intend to distribute any of the proceeds to our stockholders, but plan to use the proceeds, along with our other cash and cash equivalents, in implementing our future business plans, including the development and marketing of our Quality Improvement and Risk Management Solutions business.

Terms of the Agreement (See Pages 35-41)

Acquired Assets (See Page 35)

        We are selling to EBSCO Publishing substantially all of the assets used in the operation of our Patient Content Repository business.

Consideration (See Page 35)

        EBSCO Publishing will acquire all of the assets of the Business for the sum of Eight Million One Hundred Thousand Dollars ($8,100,000) to be paid in cash at closing. EBSCO Publishing will also assume certain liabilities related to the Business.

        We believe that the source of funds with which EBSCO Publishing plans to use to pay the cash consideration would be from EBSCO Publishing's working capital. EBSCO Publishing has advised us that it has the financial capability, in the ordinary course of business and without seeking any additional third party financing, to fulfill its commitments under the Agreement.

Agreement Not To Compete (See Pages 40-41)

        As part of the Transaction, we have agreed with EBSCO Publishing, for a period of three (3) years after the date of the closing of the Transaction (the "Closing Date"), not to (i) directly or indirectly, manufacture, market, sell or otherwise distribute any product or service in the United States that is competitive with the products in the Patient Content Repository business as such exists as of the Closing Date or (ii) induce or attempt to induce any of our employees who accept job offers with EBSCO Publishing in connection with the Transaction (the "Business Employees") to terminate their employment relationship with EBSCO Publishing. EBSCO Publishing has agreed that the agreement not to compete would not apply to products or services that EBSCO Publishing is not acquiring in the Transaction, including Quality Architect™ or InteractiveIC™.

        William S. Reece, HealthGate's Chairman, President and Chief Executive Officer, has agreed, in his individual capacity, that for a period of one (1) year after the Closing Date, not to (i) directly or indirectly, manufacture, market, sell or otherwise distribute any product or service in the United States that is competitive with the products in the Patient Content Repository business as such exists as of the Closing Date or (ii) induce or attempt to induce any of the Business Employees to terminate their employment relationship with EBSCO Publishing. EBSCO Publishing plans to pay Mr. Reece $500 in consideration for his non-competition and non-solicitation covenants.

Representations and Warranties (See Pages 36-37)

        The Agreement contains representations and warranties by HealthGate similar to those that are customarily included in asset purchase agreements. The representations and warranties will generally survive the closing of the Transaction for a period of one (1) year.

Termination (See Page 41)

        The Agreement may be terminated under certain circumstances, including the following:

  •
  if the Transaction has not been consummated by June 30, 2005, subject to extension by written consent of the parties;

  •
  if HealthGate and EBSCO Publishing mutually agree to terminate the Agreement;

  •
  by either HealthGate or EBSCO Publishing, if the other party materially breaches the Agreement; or

  •
  by HealthGate, if HealthGate receives a third-party proposal concerning another business combination, subject to certain qualifications as more fully described in the Agreement, provided that, in the event of such termination, HealthGate must pay EBSCO Publishing a termination fee of five hundred thousand dollars ($500,000).

Conditions to Completion of Transaction (See Pages 38-39)

        Each party's obligation to complete the Transaction is subject to the prior satisfaction or waiver of certain conditions. We have to comply with the following material closing conditions that must be satisfied or waived before completion of the Transaction:

  •
  customary conditions relating to compliance with the Agreement, including accuracy of HealthGate's representations and warranties, performance by HealthGate in all material respects of all obligations required to be performed by it prior to the Closing, obtaining all necessary governmental and third party consents and delivery of closing certificates and an opinion of HealthGate's legal counsel;

  •
  all corporate action necessary to be taken by EBSCO Publishing to carry out the Agreement and the Transaction shall have been taken;

  •
  no action or proceeding by or before any court or other governmental body shall have been instituted or, to HealthGate's best knowledge, threatened seeking to restrain, prohibit or invalidate the Transaction or which might affect the right of EBSCO Publishing to own or operate the Acquired Assets after the Closing;

  •
  there shall have been no material adverse change in the Business; and

  •
  HealthGate shall have renewed certain material contracts.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:    WHAT PROPOSALS WILL I BE VOTING ON AT THE SPECIAL MEETING?

A:    You will be asked to consider and vote upon a proposal to approve the sale by HealthGate Data Corp. of substantially all of the assets used in the operation of our Patient Content Repository business pursuant to the Asset Purchase Agreement, dated January 18, 2005, by and between HealthGate Data Corp. and EBSCO Publishing, Inc. (the "Agreement"). The Agreement is attached to this proxy statement as Appendix A. You may also be asked to vote to adjourn or postpone the Special Meeting to a later time, if deemed necessary, in order to solicit additional proxies, or upon procedural matters that may come before the Special Meeting.

Q:    WHY IS OUR COMPANY PROPOSING TO SELL ITS PATIENT CONTENT REPOSITORY BUSINESS?

A:    We are proposing to sell the Business to EBSCO Publishing, because we believe that the Transaction and the terms of the related Agreement are in the best interests of our company and our stockholders. You should review the factors that the HealthGate Board of Directors considered when deciding whether to approve the Transaction described on pages 22 through 25 of this Proxy Statement.

Q:    WILL ANY OF THE PROCEEDS FROM THE TRANSACTION BE DISTRIBUTED TO ME AS A STOCKHOLDER?

A:    No. We intend to retain the proceeds and use them to implement our future business plans, including the development of our Quality Improvement and Risk Management Solutions business, including our Quality Architect™ and InteractiveIC™ products and services.

Q:    WHO IS SOLICITING MY PROXY?

A:    The Board of Directors of HealthGate.

Q:    HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THE MATTERS PROPOSED?

A:    The HealthGate Board of Directors recommends that stockholders vote "FOR" each of the proposals submitted at the Special Meeting.

Q:    CAN I STILL SELL MY SHARES?

A:    Yes. Neither the Agreement nor the Transaction will affect your right to sell or otherwise transfer your shares of our common stock.

Q:    WHAT WILL HAPPEN IF THE TRANSACTION IS NOT APPROVED?

A:    If the Transaction is not approved, we will not complete the proposed sale, we will retain and continue to operate the Business and may continue to pursue other buyers; however, the market price of our common stock could decline and our ability to grow and implement our current and future business strategies could be substantially limited. We have received a report dated March 17, 2005 from our then independent registered public accounting firm that our historical losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern.

Q:    WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:    Only holders of record of Common Stock as of the close of business on March 28, 2005 will be entitled to notice of the Special Meeting and will be entitled to vote at the Special Meeting.

Q:    WHEN AND WHERE IS THE SPECIAL MEETING?

A:    The Special Meeting will be held at the offices of Rich May, a Professional Corporation, 176 Federal Street, 6th Floor, Boston, Massachusetts, on May 6, 2005, at 10:00 a.m. local time.

Q:    WHERE CAN I VOTE MY SHARES?

A:    You can vote your shares where indicated by the instructions set forth on the proxy card, or you can attend and vote your shares at the Special Meeting of Stockholders of HealthGate to be held on May 6, 2005 at the offices of Rich May, a Professional Corporation, 176 Federal Street, 6th Floor, Boston, Massachusetts.

Q:    IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:    Your broker may not be permitted to exercise voting discretion with respect to the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters, and will not be counted in determining the number of shares necessary for approval. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:    MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:    Yes. Just send in a written revocation or a later dated, signed proxy card before the Special Meeting or attend the Special Meeting and vote in person. Simply attending the Special Meeting, however, will not revoke your proxy; you must vote at the Special Meeting.

Q:    WHAT DO I NEED TO DO NOW?

A:    Please vote your shares as soon as possible, so that your shares may be represented at the Special Meeting. You may vote by signing and dating your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the Special Meeting. Because a vote of a majority of the holders of our total outstanding shares is required to approve the Transaction, your failure to vote is the same as your voting against the Transaction.

Q:    WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO THE STOCKHOLDERS?

A:    The Transaction will not result in any United States federal income tax consequences to our stockholders.

Q:    WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO HEALTHGATE?

A:    The Transaction will result in a taxable gain to us; however, it is anticipated that our currently available income tax net operating loss carryforwards will substantially offset the estimated amount of the gain. For a more detailed discussion on the tax consequences see "Proposal One: Sale of the Assets of Our Patient Content Repository Business—Material United States Federal Income Tax Consequences" on page 27.

Q:    WILL STOCKHOLDERS HAVE DISSENTERS' OR APPRAISAL RIGHTS?

A:    No. The General Corporation Law of the State of Delaware ("DGCL") governs stockholders' rights in connection with the proposed sale. Under the applicable provisions of the DGCL, our stockholders will have no right to seek appraisal of their shares of common stock in connection with the Transaction.

Q:    WHOM SHOULD I CALL IF I HAVE QUESTIONS?

A:    If you have questions about any of the proposals on which you are voting, you may call or write to:

  Julie Furrier
  Chief Financial Officer, Treasurer and Secretary
  25 Corporate Drive
  Burlington, Massachusetts 01803
  Telephone: (781) 685-4016
  Fax: (781) 685-4040

THE SPECIAL MEETING

Purpose, Time and Place

        The HealthGate Board of Directors is soliciting proxies for use at the special meeting of HealthGate stockholders including any adjournments or postponements thereof (the "Special Meeting"). The Special Meeting will be held on Friday, May 6, 2005 at 10:00 a.m., local time, at the offices of Rich May, a Professional Corporation, 176 Federal Street, 6th Floor, Boston, Massachusetts.

        At the Special Meeting, HealthGate stockholders as of the record date will be asked to consider and vote on a proposal to approve the Transaction.

Record Date, Voting Power and Vote Required

        The HealthGate Board of Directors has fixed the close of business on March 28, 2005 as the record date for determining the HealthGate stockholders entitled to notice of the Special Meeting, and entitled to vote at the Special Meeting. Only HealthGate stockholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the Special Meeting.

        At the close of business on the record date, 5,577,022 shares of HealthGate Common Stock were issued and outstanding and entitled to vote at the Special Meeting. HealthGate stockholders of record are entitled to one (1) vote per share on any matter that may properly come before the Special Meeting. There were no HealthGate preferred shares issued and outstanding on the record date. Votes may be cast at the Special Meeting in person or by proxy. See "The Special Meeting—Voting of Proxies" on page 9, below.

        The presence at the Special Meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of HealthGate Common Stock entitled to vote is necessary to constitute a quorum. If a quorum is not present at the Special Meeting, management will adjourn or postpone the meeting in order to solicit additional proxies.

        The affirmative vote of the holders of at least a majority of the outstanding shares of HealthGate Common Stock is required to approve the Transaction. Broker non-votes (that is, shares represented by properly signed and dated proxies held by brokers as nominees as to which instructions have not been received from the beneficial owners and the broker or nominee does not have discretionary voting power on that proposal) will be counted as present for purposes of establishing a quorum, but will not be counted for the purposes of determining whether the Transaction has been approved. Broker non-votes will therefore have the effect of a vote against the Transaction.

Voting of Proxies

        HealthGate shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the proxies. If you sign, date and mail your proxy without indicating how you want to vote, your proxy will be counted in favor of the Transaction. We do not expect that any matter other than the approval of the Transaction and possibly procedural items relating to the conduct of the Special Meeting will be brought before the Special Meeting.

        If you have HealthGate shares registered in different names, you will receive a separate proxy card for each registration. All these shares will be voted in accordance with the instructions on the proxy card. If your shares are held by a broker as nominee, you will receive a voter information form from your broker.

        The appointment of a proxy on the enclosed proxy card does not preclude you from voting in person.

Adjournment of Meeting

        If the Special Meeting is adjourned, we do not expect any such adjournment to be for a period of time long enough to require the setting of a new record date for the Special Meeting. If an adjournment occurs, it will have no effect on the ability of the HealthGate stockholders of record as of the record date either to exercise their voting rights or to revoke any previously delivered proxies.

Revocability of Proxies

        You may revoke a proxy at any time before its exercise by (i) notifying in writing Julie Furrier, Secretary of HealthGate Data Corp., 25 Corporate Drive, Burlington, Massachusetts 01803, (ii) completing a later-dated proxy and returning it to HealthGate's stockholder services representative, American Stock Transfer and Trust Company, 59 Maiden Lane, New York, New York, 10038, if you sent your original proxy there, or to your broker if your shares are held by a broker, or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not by itself constitute revocation of a proxy. A HealthGate stockholder of record attending the Special Meeting may revoke his or her proxy and vote in person by informing the Secretary before the vote is taken at the Special Meeting that he or she desires to revoke a previously submitted proxy.

Solicitation of Proxies

        HealthGate will bear the costs of soliciting proxies from HealthGate stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from HealthGate stockholders by telephone or in person. These directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of HealthGate shares held of record by these persons, and HealthGate will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

        HealthGate has retained Georgeson Shareholder to help solicit proxies. Georgeson Shareholder will receive a fee of $6,500 as compensation for its basic solicitation services, plus reimbursement of usual and customary expenses.

NO VOTE REQUIRED FOR EBSCO PUBLISHING STOCKHOLDERS

        Under Alabama law, EBSCO Publishing stockholders need not approve the Agreement or the Transaction. Thus, no one is soliciting proxies from EBSCO Publishing stockholders.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

        This Proxy Statement contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from those contemplated by the forward-looking statements. These forward-looking statements reflect management's current expectations, are based on many assumptions and are subject to certain risks and uncertainties, including among other things: our ability to satisfy all closing conditions to the sale of our Patient Content Repository business and to complete the sale; the market for HealthGate's Quality Improvement and Risk Management Solutions products and services; our ability to complete development of our Quality Architect™ product and other new products and services in a timely manner; our history of losses; the report dated March 17, 2005 from our then independent registered public accounting firm that HealthGate's historical losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern; our ability to generate sufficient revenues from our evidence-based medical guidelines, our InteractiveIC™ product and our other future Quality Improvement and Risk Management Solutions products and services; our ability to keep up with the rapid technological developments in the health care industry; unpredictability of quarter-to-quarter results; competition; reliance on computer systems and software; our ability to retain key personnel; and other risk factors that are described in the sections "Risk Factors Related to the Transaction" and "Risk Factors Related to Our Company if Our Patient Content Repository Business is Sold" Stockholders are cautioned not to place undue reliance on the forward-looking statements, which appear elsewhere in this Proxy Statement. We do not intend to update or publicly release any revisions to the forward-looking statements.

PROPOSAL ONE:
SALE OF THE ASSETS OF OUR PATIENT CONTENT REPOSITORY BUSINESS

        This section of the Proxy Statement describes certain aspects of the sale of substantially all of the assets used in the operation of our Patient Content Repository business, which is comprised of the following offerings of HealthGate proprietary and licensed content: the Health Outreach Toolkit, the consumer Health Library, CHOICE Web site products, custom and a la carte content offerings, the technology platform on which these products run and the HealthGateWay newsletter creation tool (the "Business"). However, we recommend that you read carefully the complete Agreement for the precise legal terms of the Agreement and other information that may be important to you. The Agreement is included in this proxy statement as Appendix A.

The Companies

HealthGate Data Corp.

        HealthGate Data Corp. was incorporated under the laws of the State of Delaware in 1994 and provides quality improvement and risk management solutions that help healthcare providers and payors improve quality, reduce variability of care and reduce costs. These solutions, when coupled with our technology platform, can be integrated into a variety of healthcare information technology systems and accessed at the point of care. Additionally, through our Patient Content Repository, we provide a suite of evidence-based patient education and consumer health content services that allow the patient to be an active participant in the delivery of their own care.

        In October 2003, through our acquisition of substantially all of the assets and selected liabilities of EBM Solutions, Inc., we acquired 115 evidence-based clinical guidelines and related intellectual property and technology. In conjunction with our Academic Medical Center Consortium comprised of Vanderbilt University Medical Center, Duke University Medical Center, Emory University Medical School and Oregon Health & Science University, we are developing additional order sets and point of care tools that are based on clinical evidence.

        As part of our mission to improve healthcare quality, reduce costs, and reduce treatment variability, we have been improving existing products and developing new services and applications to better integrate clinical content into our customers' organizations. During 2004, we began the development of a new suite of solutions for healthcare organizations that are designed to lower significantly the cost of implementing quality improvement programs, reduce the risk and exposure of medical liability claims, and improve patient care.

        HealthGate's principal executive office is located at 25 Corporate Drive, Burlington, Massachusetts 01803, and our telephone number is (781) 685-4000. Our website is www.healthgate.com and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any other amendments to those reports are made available to the public free of charge, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC, by contacting us via telephone, mail or through our website.

Patient Content Repository

        HealthGate's Patient Content Repository business is comprised of the following offerings of HealthGate proprietary and licensed content: the Health Outreach Toolkit, the consumer Health Library, CHOICE Web site products, custom and a la carte content offerings, the technology platform on which these products run and the HealthGateWay newsletter creation tool. HealthGate primarily builds its electronic repository of professional and consumer health information by developing its own content in-house. This proprietary content is supplemented by acquiring copyrights to content from third parties and licensing content from other healthcare and medical information providers.

        Our content includes information that has been tagged using one of the standardized medical coding vocabularies. By using this standardized "language" for labeling information, it is faster and easier to pull together all information available on the given topic. We market this tagged content to healthcare institutions and related healthcare organizations for use in a variety of clinical systems.

Proprietary Content

        HealthGate currently markets the following proprietary content as part of the Patient Content Repository:

        Health Outreach Toolkit.    Our Health Outreach Toolkit, introduced in the third quarter of 2004, is a pre-packaged offering of our proprietary content resources, specifically: Conditions inBrief, Conditions inDepth, Conditions inFull, Procedures inBrief, Procedures inMotion, the suite of interactive tools (Self-Assessment Tools, as well as Anatomy and Condition Explorer) and Journal Notes.

        Health Library.    Our consumer Health Library, introduced in 2003, is a pre-packaged offering of our proprietary and licensed content resources, specifically: Conditions inBrief, Conditions inDepth, Conditions inFull, Procedures inBrief, Procedures inMotion, the suite of interactive tools (Self-Assessment Tools, as well as Anatomy and Condition Explorer) and Journal Notes, as well as the Medical Dictionary and Drug Information licensed resources.

        Centers of Excellence.    These centers allow our customers to more efficiently organize and deliver health care information to their constituents on specific topics. In addition, there is space available in the Centers of Excellence for customers to showcase their own resources including services, related programs, and contact and staff details.

        Conditions inBrief.    This resource includes approximately 700-word fact sheets that describe more than 450 common diseases, conditions and injuries.

        Conditions inFull.    This content resource includes almost 50 "Specialty Centers" which provide information topic areas ranging from allergies to weight management and include additional relevant information from a variety of health resources, including government agencies and professional organizations.

        Conditions inDepth.    This series of articles explores over 100 common conditions in detail. These in-depth reports cover such topics as risk factors, signs and symptoms, diagnostic tests, treatment strategies and prevention.

        Procedures inBrief.    This resource includes approximately 700-word fact sheets that describe approximately 130 of the most frequently performed diagnostic and surgical procedures in the United States.

        Procedures inMotion.    This resource contains instructive animations of some of the most common procedures in the following specialties: Anesthesiology, Cardiology, ENT (Ear, Nose and Throat), Gastroenterology, Laparoscopic Surgeries, Neurology, Obstetrics, Oncology, Ophthalmology, Orthopedics, and Urology.

        Health Features.    These feature magazine-style articles cover health topics that affect people throughout their life cycle.

        Journal Notes.    This content resource consists of articles that seek to "make sense of medical news" by describing the latest clinical research from leading medical journals throughout the world in language a lay person can understand.

        Anatomy Explorer.    This resource allows for interactive exploration of the entire body by region and system. It identifies all of the 206 bones and 639 muscles in the human body, and magnifies specific areas for better viewing.

        Condition Explorer.    This is an interactive content resource for obtaining health information on conditions pertaining to various regions of the body. It allows the user to choose an area of the body and links them to fact sheets on conditions that affect that body part. This is integrated with selected Conditions inBrief articles.

        The HealthGateWay newsletter.    This product makes use of a Web-based tool to create a customizable electronic newsletter that can combine HealthGate articles with each customer's local news stories and features.

Licensed Content

        In addition to our proprietary content, the Patient Content Repository also includes well-known, independent and authoritative health and medical content and tools that we license from third parties for distribution to its customers, including the following types of information and representative sources:

  •
  Patient education and consumer health content and tools, such as the Merriam-Webster's Medical Dictionary; the USP DI Volume II: Advice for the Patient from Micromedex; and WebMD's Personal Health Manager.

  •
  The Natural Pharmacist ("TNP"), a comprehensive evidence-based collection of alternative and natural health content for both consumers and healthcare professionals.

  •
  News products, including Reuters Health eLine, NewsRX and WebMD Medical News.

        We intend to either transfer to EBSCO Publishing or terminate these licenses.

Quality Improvement and Risk Management Solutions

        Our Quality Improvement and Risk Management Solutions business is comprised of the following proprietary applications and content: Evidence-based clinical guidelines, InteractiveIC™, and Quality Architect™. HealthGate works in conjunction with major academic medical centers throughout the United States to create the clinical content that serves as the foundation for the applications we deliver to customers. Additionally, a portion of the Quality Architect technology is developed in partnership with Infosys Technologies Limited. The technology and content intellectual property assets are owned by HealthGate.

        The foundation of our Quality Improvement and Risk Management Solutions business is the evidence-based clinical content. This clinical content is the engine that drives both the InteractiveIC and Quality Architect applications. These applications can help healthcare institutions improve the quality of care they deliver, achieve better reimbursement from payers, limit their risk of medical liability, meet a variety of independent quality measures, and facilitate the accreditation process.

        Clinical Guidelines.    Our evidence-based clinical guidelines deliver online health management solutions for over 100 clinical conditions, disease states and certain medical topics including: Cardiology, Oncology/Hematology, Psychiatric/Mental Health, Endocrinology, Nephrology, Ophthalmology, Pulmonary, Ear, Nose, Throat, Neurology, Orthopedics, Urology, Gastroenterology, Ob/Gyn, and Pediatrics, as well as General Conditions and Wellness Care/Education. A significant portion of the underlying content for these guidelines was acquired from EBM Solutions in October 2003. Since our acquisition of these guidelines, certain of the clinical guidelines have been expanded, improved and revised and we deliver them to our customers from our proprietary technology platform.

        The guidelines are produced through a rigorous process that includes selection and resource identification, guideline development, and testing and publishing. Recommendations are graded according to the strength of the evidence and benefits of the recommended treatment. HealthGate's Academic Medical Center Consortium, comprised of Vanderbilt University Medical Center, Duke University Medical Center, Emory University Medical School and Oregon Health & Science University, assists in the review of updates to the guidelines.

        The guidelines are available in both patient and provider versions. Individual sections within the guidelines include: key points, decision tree, description, importance, causes, signs and symptoms, diagnosis, prevention and treatment, alternative therapy, prognosis, future approaches, references, and information about the author. This is an Internet-based tool hosted by HealthGate or delivered through a Web service. Customers may use the guidelines in various applications. For example, one payor customer determines, in part, physician reimbursement based on whether the physician based the patient's treatment on the clinical guidelines.

        InteractiveIC™:    InteractiveIC™ is a series of comprehensive interactive tutorials that test and record patient knowledge and understanding in preparation for a medical procedure. These instructive tutorials cover common diagnostic and surgical procedures in the following specialties: Anesthesiology, Cardiology, Ear, Nose and Throat (ENT), Gastroenterology, Laparoscopic Surgery, Neurosurgery, Obstetrics, Oncology, Ophthalmology, Orthopedics, and Urology. All modules include references and are reviewed by board-certified physicians that conduct the specific procedure. An initial set of these instructive tutorials was released in September 2004 and as of February 2005, HealthGate had completed 60 tutorials.

        The tutorials feature high-quality color medical illustrations, professional voice-over, and will be available in both English and Spanish. Patients determine the pace of the session and are able to review the information as many times as they wish, review definitions of medical terms, and submit questions and concerns throughout the session.

        InteractiveIC™ is designed to provide customers with flexible integration and customization options. HealthGate can host the application or customers can host it in a Web environment or run it on stand-alone computers. The application may be opened from any Web page or software application that can open a Web site. This allows the customer to combine it with other information or patient instructions as well as control how the product is launched. The responses and usage data may be written via Web service to any server, so the information can be stored on our servers or in the customer's system (including being written into an electronic medical record) regardless of where it is hosted.

        Quality Architect™:    We are currently developing Quality Architect, a comprehensive quality management solution that leverages the evidence-based clinical guidelines and enables healthcare organizations to design and build a customized quality program based on the best clinical evidence.

        The Quality Architect solution starts with a thorough interview and evaluation process designed to identify areas for quality improvement. From this information, a comprehensive, customized Quality Blueprint is created to target those areas, and provide evidence-based tools, resources and information at the point of care to meet various national quality improvement standards.

        Major components of Quality Architect will include:

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  Quality Blueprint – Customized recommendations on how to best implement quality improvement initiatives to meet the organization's unique needs.

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  Clinical Reference Foundation – A collection of core materials for specific diseases and conditions including HealthGate's comprehensive evidence-based clinical guidelines, quality measures matrix, decision support tools such as decision trees and clinical indicators, and HealthGate's proprietary LitAware™ service, which provides a summary of filtered and relevant medical literature and its impact on medical practice.

  •
  Clinical Toolbox – Relevant clinical tools that enable healthcare organizations to create their own customized quality program. These tools include order sets, error prevention and safety checklists, discharge instructions and other point of care tools with content management functionality. Templates for cost effective data collection will also be included to help organizations meet the various reporting demands of Joint Commission on Accreditation of Healthcare Organizations (JCAHO), National Committee for Quality Assurance (NCQA), The Leapfrog Group and other organizations.

  •
  Patient Education Toolbox – Includes interactive educational modules, such as InteractiveIC, that inform and involve patients in the decision-making process in preparation for an upcoming procedure, as well as customizable templates to improve patient satisfaction at the point of care.

        The Quality Architect solution also includes our proprietary content management system, with which healthcare organizations can edit, review, approve, publish and track the status of the point of care tools and templates. Healthcare providers can edit the evidence-based tools and forms to include their own requirements based on local patient mix and specific clinical situations. This allows customers to minimize treatment variability, improve outcomes as well as build customized quality improvement programs.

        HealthGate will host the Quality Architect application. Access to this system requires user login, and access to specific materials and functionality (e.g., editing, approving and releasing) within the system are controlled by user permissions profiles that may be configured by the healthcare organization. All editing activity is performed in this environment to ensure data integrity and access to the latest available materials. Also, with this structure, the healthcare organization does not have to purchase or maintain any server hardware or have its information technology (IT) staff perform system maintenance and upgrades.

        We currently plan for the initial version of Quality Architect to be released during 2005; however, there can be assurance this timeframe will be met.

Pro Forma Financial Information

        Set forth below is a summary of certain unaudited pro forma consolidated financial data that gives effect to the sale of the Business. Please see "Unaudited Pro Forma Financial Statements" beginning on page 43 for further details.

	Year Ended December 31, 2004
	HealthGate As Reported	Pro Forma Adjustments	Pro Forma Adjusted
	(in thousands) (unaudited)
Statement of Operations Data:
Revenue	$5,931	$(5,422)	$509
Loss from operations	(495)	(2,905)	(3,400)
Net loss	$(317)	$(2,932)	$(3,249)

        The unaudited pro forma consolidated financial data is presented for informational purposes only and is not necessarily indicative of the results of future operations of our Company or the actual results of operations that would have occurred had the sale of the Business been consummated earlier than January 1, 2003.

EBSCO Publishing, Inc.

        EBSCO Publishing, Inc., a wholly owned subsidiary of EBSCO Industries, Inc., is part of EBSCO Information Services, an affiliate which is comprised of EBSCO Publishing, Inc., EBSCO Subscription Services and EBSCO Book Services. EBSCO Publishing provides information access and management solutions through print and electronic journal subscription services, research database development and production, online access to approximately 150 databases and thousands of e-journals, and online book purchasing. EBSCO Publishing has specialized products and services for academic, medical, government, public and school libraries as well as for corporations and other organizations. EBSCO Publishing maintains a comprehensive database of more than 282,000 serial titles and upholds active relationships with more than 60,000 publishers worldwide.

        The principal executive offices of EBSCO Publishing are located at 10 Estes Street, Ipswich, Massachusetts 01938 and its telephone number is (732) 548-5700. Its website is located at www.ebsco.com.

Background and Negotiation of the Transaction

        HealthGate's Board of Directors has, on an ongoing basis, considered and discussed the need to improve our performance, expand our business, pursue growth opportunities, obtain additional capital and obtain strategic partners. Some of our actions following these Board discussions and analysis include improving and revising delivery of the patient content repository (including packaging portions of the content as CHOICE websites, the consumer Health Library and the Health Outreach Toolkit); developing more of our content in-house; development of new products and services, including Centers of Excellence, the HealthGateWay newsletter product, InteractiveIC™, and Quality Architect™; acquisition of "The Natural Pharmacist" (TNP) content and products in February 2002; acquisition of evidence-based clinical guideline products in October 2003; and strategic alliances with government contractors to provide the consumer Health Library product to the Veterans Administration and the Military Health System and subsequently obtaining a GSA schedule contract to provide products and services directly to the federal government.

        In the spring of 2004, William S. Reece, Chairman, President and Chief Executive Officer of HealthGate, was first contacted by Stephen Macrae, Director of Strategic Alliances of EBSCO Publishing, concerning EBSCO Publishing's potential purchase of HealthGate's "The Natural Pharmacist" content. This initial contact was followed up by a confidentiality agreement between HealthGate and EBSCO Publishing dated May 14, 2004, and in August 2004 HealthGate and EBSCO Publishing entered into a transaction in which:

        (i)    we sold to EBSCO Publishing complementary health information and content that we had developed and marketed under "The Natural Pharmacist" brand;

        (ii)   EBSCO Publishing obtained from HealthGate under a reseller agreement:

          (a)   exclusive rights to sublicense certain HealthGate content, including our consumer Health Library content, within EBSCO Publishing's other products to public and academic libraries,

          (b)   non-exclusive rights to sublicense certain HealthGate content, including our consumer Health Library content, within EBSCO Publishing's other products to hospital libraries, government libraries and corporate libraries, and

          (c)   non-exclusive rights to sublicense certain HealthGate content, including our consumer Health Library content on a stand-alone basis to hospitals and health care institutions, but only after obtaining our approval; and

        (iii)  we obtained from EBSCO Publishing under a reseller agreement non-exclusive rights to sublicense "The Natural Pharmacist" content on an integrated basis within our other products and services.

        On September 22, 2004, Mr. Reece and Jonathan Conibear, a member of our Board of Directors, met at EBSCO Publishing's offices in Ipswich, Massachusetts, with Timothy Collins, Vice President of EBSCO Publishing and Mark Herrick, Vice President Business Development of EBSCO Publishing. The purpose of the meeting for HealthGate was to follow up on the progress EBSCO Publishing had made in integrating The Natural Pharmacist content acquired from HealthGate, and to get a better understanding of EBSCO Publishing's long term strategy in the healthcare information business. After learning of EBSCO Publishing's strategy to further expand its offering in health care information, Mr. Reece suggested that the companies should consider a broader strategic alliance and also suggested that we would consider the sale of our Patient Content Repository business, if appropriate terms could be reached.

        On September 30, 2004, Mr. Herrick contacted Mr. Reece with questions about the consumer health information market. Mr. Reece and Mr. Herrick met on October 5, 2004 and at this meeting Mr. Reece discussed the consumer health information market generally. Mr. Reece also discussed a summary of projected revenue and expenses for our consumer Health Library and related business on a stand alone basis, i.e. without our overhead expenses and the development and marketing expenses for our other products and services. Mr. Herrick discussed EBSCO Publishing's strategy to increase its offerings of products and services in the healthcare sector and how our products and business could further this strategy.

        Between October 6 and October 14, 2004, Mr. Herrick made several requests for, and we supplied to EBSCO Publishing, additional information concerning the Patient Content Repository business and factors relating to the overall market for the Patient Content Repository products and services.

        On October 26, 2004, Mr. Herrick sent to Mr. Reece specific due diligence questions concerning content, customers and renewals, finances and other matters and also raised the concepts that part of the purchase price might be paid under an earn-out formula, and that EBSCO Publishing would need HealthGate personnel, including Paul Harman, HealthGate's Vice President, Business Development, to be employed by EBSCO Publishing after the transaction to continue to operate the Patient Content Repository business. Mr. Reece and Mr. Herrick had a telephone conversation in which Mr. Reece addressed several of EBSCO Publishing's specific questions and plans were made to move forward with EBSCO Publishing's request to meet with Mr. Harman concerning the Business and potential post-closing employment with EBSCO Publishing. At this time, due to the preliminary nature of the discussions, including the lack of a meaningful price range, we elected not to make other HealthGate employees available to meet with EBSCO Publishing.

        At the October 27, 2004 Board of Directors meeting, Mr. Reece advised the HealthGate Directors of the preliminary interest expressed by EBSCO Publishing for purchase of our consumer content. Mr. Reece advised the Board that no definitive terms or prices had been discussed. The Board discussed our business following any such sale, including our size, operations, sole focus on development of Quality Architect and InteractiveIC and evidence-based medical guidelines, as well as the financial resources of HealthGate after such a sale. The Board discussed that the remaining business could have a larger potential market and could represent a better business opportunity with faster revenue growth potential for HealthGate. The need for stockholder approval of the transaction was also noted. The HealthGate Board directed management to have additional discussions with EBSCO Publishing and any other potential purchasers of the Patient Content Repository assets and business. The Board determined that no definitive decision would be made by the Board until such time as more definitive terms were known.

        On November 11, 2004, Mr. Herrick contacted Mr. Reece and reported on continuing interest in the potential acquisition of the Patient Content Repository business. A meeting was set up for November 18 to further discuss product, customer and other due diligence information. On November 12, 2004, Veronica Zsolcsak, the Treasurer & Chief Financial Officer of HealthGate at such date, supplied written answers and other documentation addressing many of EBSCO Publishing's due diligence questions.

        On November 18, 2004, Mr. Reece, Mr. Harman and Ms. Zsolcsak met with Mr. Herrick and Mr. Macrae, of EBSCO Publishing at HealthGate's Burlington, Massachusetts offices. The purpose of the meeting was to review in detail the due diligence items relating to customers, renewals and product content. At this meeting, for the first time, EBSCO Publishing requested exclusivity concerning negotiations for the Patient Content Repository business; however, we did not agree to any EBSCO Publishing's request. As a result of this meeting, EBSCO Publishing requested an additional meeting with Mr. Harman.

        On November 24, 2004, Mr. Herrick contacted Mr. Reece and they discussed two potential alternatives for pricing the transaction. Under one alternative there would be an upfront payment at closing with additional payments over three years contingent on future gross revenues of the Patient Content Repository business. The second alternative was a one-time payment at closing.

        On December 2, 2004, Mr. Harman met with Timothy Collins, Vice President, and Samuel Brooks, Senior Vice President, Sales and Marketing at EBSCO Publishing offices in Ipswich, Massachusetts, concerning the Business and Mr. Harman's willingness to be employed by EBSCO Publishing if EBSCO Publishing were to acquire the Patient Content Repository business. Following these meetings, Mr. Herrick advised Mr. Reece that the meeting with Mr. Harman went well and EBSCO Publishing desired to continue discussions and negotiations for the purchase of the Patient Content Repository business.

        On December 8, 2004, Mr. Reece met with Mr. Herrick and for first time informed EBSCO Publishing that there was another party interested in acquiring the consumer Health Library and related assets from HealthGate. Mr. Reece advised Mr. Herrick that EBSCO Publishing would need to increase their preliminary proposed acquisition price to remain competitive with the other purchaser. Mr. Herrick requested that EBSCO Publishing be permitted to meet with other HealthGate personnel and he was advised that prior to HealthGate disclosing to and involving other HealthGate employees in the possible transaction, we wanted an indication that EBSCO Publishing's proposed purchase price would be increased.

        On or about December 10, 2004, Mr. Herrick advised Mr. Reece that EBSCO Publishing would increase its proposed purchase price and we agreed to allow EBSCO Publishing to meet with a limited number of additional HealthGate employees who work within the Patent Content Repository business. These employee meetings took place on December 15 and 16, 2004 at EBSCO Publishing's offices in Ipswich, Massachusetts.

        At the regularly scheduled December 15, 2004 HealthGate Board of Directors meeting, Mr. Reece updated the Board on the preliminary discussions with EBSCO Publishing and another potential purchaser concerning the possible sale of HealthGate's Patient Content Repository business. The Board further discussed that the proceeds could be used to continue to develop, market and license HealthGate's other products, namely evidence-based clinical guidelines, InteractiveIC and Quality Architect, as well as the potential greater business opportunity for HealthGate's Quality Improvement and Risk Management Solutions. The Board discussed the need to keep all discussions confidential. Mr. Reece reported that all HealthGate employees who had been informed of the discussions on a "need to know" basis had been advised of the confidentiality of the discussions and HealthGate's "black out" period for trading. Mr. Reece reported that he would continue discussions with both potential purchasers and would keep the Board advised of any developments.

        On the morning of December 17, 2004, Mr. Reece met with Mr. Collins and Mr. Herrick at EBSCO Publishing's offices in Ipswich, Massachusetts. In the meeting, Mr. Reece advised the EBSCO Publishing officers that a transaction with EBSCO Publishing would be more likely to occur if EBSCO

Publishing increased its proposed payment at closing while maintaining the proposed earn-out. EBSCO Publishing indicated it would consider increasing its proposed purchase price only if we would agree to promptly sign a non-binding letter of intent setting forth the proposed consideration, our agreement not solicit proposals from others while HealthGate and EBSCO Publishing worked towards preparing definitive agreements, and to pay to EBSCO Publishing a $300,000 fee if we accepted an offer from a third party to sell the Patient Content Repository business prior to January 15, 2005. Later that morning Mr. Herrick faxed a proposed form of non-binding letter of intent to Mr. Reece.

        The non-binding letter of intent provided for the purchase of the Patient Content Repository business for a purchase price of $6.8 million at closing and an additional payment of up to $2.85 million over 3 years contingent on future revenues of the Business. The non-binding letter of intent contained a non-solicitation provision pursuant to which we agreed not to solicit or actively seek other offers while the parties worked towards a definitive agreement. The non-binding letter of intent was reviewed by our management, special counsel and general counsel and several revisions were proposed, including clarification of the non-binding nature of the letter of intent and assets that were not part of the transaction. A special meeting of our Board of Directors was called for Monday, December 20, 2004, to discuss the non-binding letter of intent. A copy of the non-binding letter of intent with our revisions was sent to EBSCO Publishing and the HealthGate Directors. On December 17, 18 and 19, Mr. Reece discussed EBSCO Publishing's proposal as contained in the non-binding letter of intent with several HealthGate Directors and EBSCO Publishing.

        During the months that we were discussing a proposed transaction with EBSCO Publishing, Mr. Reece was also discussing a proposed sale of the Patient Content Repository business to a large provider of healthcare information and information services with whom Mr. Reece had previously discussed the health care content industry generally ("Company A"). The discussions, contacts and exchanges of information between HealthGate and Company A, which were subject to a confidentiality agreement between HealthGate and Company A, included:

  •
  a discussion, shortly after our announcement of the August 2004 transaction with EBSCO Publishing, between Mr. Reece and a Vice President of Business Development at Company A who indicated that Company A would be interested in exploring possible strategic alliances, licensing transactions and acquisitions of some of our products and assets.

  •
  an October 29, 2004 meeting between Mr. Reece and an executive from Company A in which Mr. Reece advised Company A that we would consider selling the Patient Content Repository business for the right price and the right terms. At that meeting Company A expressed some preliminary interest and acknowledged a lot more due diligence would be required prior to any meaningful expression of interest.

  •
  our early November responses to several of Company A's questions about the Patient Content Repository content and business, and on November 8, 2004 Company A advising us of its preliminary valuation of the assets and business based on its initial analysis.

  •
  a November 22, 2004 meeting between Mr. Reece and two executives from Company A in which Mr. Reece provided Company A with more information about the Patient Content Repository business generally.

  •
  Company A sending to us a non-binding indication of interest in the Patient Content Repository assets and business on November 28, 2004.

  •
  Mr. Reece's December 1 and December 8, 2004 telephone calls with officers of Company A advising them that a response to Company A's non-binding indication of interest was being considered.

  •
  several telephone conversations between Mr. Reece and officers of Company A on December 13, 15, 16 and 17, in which Mr. Reece advised Company A that discussions with another party, not identified to Company A (EBSCO Publishing), were advancing and requesting Company A's best proposal. The oral proposals received from Company A on December 16 and 17 were for total consideration less than EBSCO Publishing's proposal, were subject to significantly more due diligence, did not address transfer of our employees and did not clearly address the treatment of the approximately $2.0 million of projected deferred revenue at closing. Due to the limited due diligence conducted by Company A relative to EBSCO Publishing, Mr. Reece asked Company A to consider a proposed break-up fee payable to HealthGate if Company A elected not to acquire the Patient Content Repository assets during its more detailed due diligence following execution of a non-binding indication of interest, but Company A would not agree.

        On the morning of December 20, 2004, the HealthGate Board of Directors had a meeting by telephone conference call to discuss the proposal for the purchase of the Patient Content Repository business as set forth in EBSCO Publishing's non-binding letter of intent. At the meeting Mr. Reece reviewed the following matters with the Board:

  •
  the status of the negotiations for the sale of the Patient Content Repository business with EBSCO Publishing;

  •
  the parameters of the proposed transaction, including the purchase price payable at closing and payable over a proposed three year earnout period based on revenues of the Patient Content Repository, EBSCO Publishing's assumption of deferred revenue and other liabilities relating to the Business and potential offers of employment to several HealthGate employees;

  •
  the relatively quick and smooth negotiations with EBSCO Publishing for the sale of the "The Natural Pharmacist" assets in August 2004 and EBSCO's familiarity with the Patient Content Repository as a reseller/sublicensor of our consumer Health Library and Health Outreach Toolkit products since August 2004; and

  •
  the status of his simultaneous discussions with another potential purchaser for the sale of the Patient Content Repository business, including that the other potential purchaser had proposed a lower overall purchase price, had not done nearly the amount of due diligence as EBSCO Publishing had, did not know the product as well as EBSCO Publishing, had not committed to employment of any of our employees or fully clarified if all of the projected deferred revenue was to be assumed by the purchaser without adjustment to the proposed purchase price.

        The HealthGate Directors believed that a transaction with EBSCO Publishing could be negotiated, signed and closed more quickly than with the other potential purchaser and that there was no assurance that the other potential purchaser's price would not be reduced during its due diligence or as more details of the proposed transaction were negotiated. The Board also considered that EBSCO Publishing had advanced to the non-binding letter of intent stage with a detailed written proposal and was indicating its proposal was subject to non-solicitation of other offers or proposals. Based on the foregoing and other factors, it was the consensus of the Board that the EBSCO Publishing proposal as described in the non-binding letter of intent was superior to the other proposal. After further discussion it was resolved that our management was authorized and directed to execute the non-binding letter of intent and negotiate definitive agreements for Board review and approval.

        Promptly following the meeting, HealthGate and EBSCO Publishing both signed the non-binding letter of intent. Mr. Reece also contacted Company A and advised them that we had signed a letter of intent with a non-solicitation provision.

        On December 21, 2004, we sent a draft asset purchase agreement to EBSCO Publishing. In late December and early January, EBSCO Publishing and HealthGate negotiated several details of the proposed acquisition and exchanged several drafts and comments to drafts of the asset purchase agreement. Among the provisions negotiated during this time were: indemnification provisions, including an indemnification cap of $2,000,000 for many claims; a fiduciary out for our Board of Directors if a superior offer is received from a third party and a related $500,000 fee if the our Board approves or recommends a third party proposal, our three year agreement not to compete against the Business and William S. Reece's one year agreement not to compete against the Business. During the negotiations concerning the details of the earn-out parameters and earn-out formula, the parties agreed to eliminate the earn-out component of the purchase price and to increase the purchase price payable at closing from $6,800,000 to $8,100,000.

        On January 18, 2005, the HealthGate Board of Directors met by telephone conference call to consider EBSCO Publishing's proposal to purchase the Patient Content Repository business and assets for $8,100,000 and the assumption of certain liabilities related to the Business. At the meeting, legal counsel summarized the directors' fiduciary duties and legal responsibilities. The proposed terms and conditions of the Asset Purchase Agreement were summarized. Management discussed HealthGate's operations after the Transaction, including the investment of proceeds from the Transaction to develop and market our Quality Improvement and Risk Management Solutions, including Quality Architect and InteractiveIC products and services. The Board discussed the benefits of the proposed Transaction, as well as some of the risks inherent in the Transaction and the strategy of investing proceeds from the Transaction into the development and marketing of Quality Improvement and Risk Management Solutions. The Board decided not to obtain a fairness opinion from a third party in connection with the Transaction. The reasons discussed for not obtaining a fairness opinion included the fact that the $8,100,000 purchase price was significantly greater than HealthGate's market capitalization of approximately $4.4 million (based on the closing sale price as quoted on OTCBB for January 14, 2005) and was also greater than another non-binding expression of interest received by HealthGate for the Business, as well as the cost involved in obtaining a fairness opinion and that the Transaction would be subject to stockholder approval. After further comments and discussion by the Directors, the Board approved the execution and delivery of the Asset Purchase Agreement. HealthGate and EBSCO Publishing executed the Asset Purchase Agreement on January 18, 2005 and thereafter issued a joint press release concerning the proposed Transaction.

Reasons for the Transaction

        The HealthGate Board of Directors consulted with our senior management and legal counsel in approving the Asset Purchase Agreement and the sale of the Patient Content Repository business to EBSCO Publishing and in determining that the sale is fair to, and in the best interests of, HealthGate stockholders. The HealthGate Board of Directors considered a number of factors, including the following:

  •
  the Board and management have consistently explored several concepts and alternatives to improve HealthGate's performance, and have implemented many of the concepts including: increasing the percentage of proprietary content offerings, improving and revising delivery and content comprising the Patient Content Repository (based upon content formerly in the CHOICE websites and HealthGate's consumer Health Library), development of new products and services, acquisition of content and products from other companies, limited sales of assets, and developing strategic relationships with government contractors and resellers;

  •
  the Board's and management's analysis and projections of the potential market for our newer Quality Improvement and Risk Management Solutions products and services including InteractiveIC™ and QualityArchitect™, which the Board and management believe present a greater business and market opportunity for HealthGate;

  •
  a review and analysis of our Patient Content Repository business, including HealthGate's historical losses and the decline in revenue from the Patient Content Repository business from 2002 to 2004;

  •
  the competitive and changing environment facing the Patient Content Repository business, including an increasing number of competitors offering similar products and services in the marketplace and increasing pricing pressure on the annual licensing fees for the Patient Content Repository as a stand-alone product;

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  the anticipated costs for the Patient Content Repository business in 2005 and beyond, including costs of translation into Spanish, employee costs and costs to renew, revise and update the Patient Content Repository content and related technology;

  •
  the different sales and marketing channels for the Patient Content Repository and our other products and services, and the advantage of focusing our management and sales force on our remaining Quality Improvement and Risk Management Solutions products; and

  •
  the need for increased cash resources to allow us to further develop, market and license evidence- based medical guidelines, InteractiveIC and QualityArchitect products and services.

        For the reasons set forth above, the Board determined that if a fair price could be obtained, a sale of the Patient Content Repository business would be in the best interest of the stockholders. As discussed in more detail in "Background and Negotiation of the Transaction" above, HealthGate's management explored a number of alternatives for such a sale. The Board determined to pursue a transaction with EBSCO Publishing for the following reasons:

  •
  the Board believed that it was not likely that any party other than EBSCO Publishing would propose and complete a transaction on terms more favorable to our company and our stockholders, including the fact that EBSCO Publishing's offer was superior to a preliminary non-binding verbal proposal discussed with another potential purchaser with respect to:

  •
  total consideration paid;

  •
  expected timing of the transaction, based on negotiations with EBSCO Publishing in July and August 2004 for the sale of "The Natural Pharmacist" content and related transactions, as described under "Background and Negotiation of the Transaction," above, and the fact that the other potential purchaser had conducted limited due diligence;

  •
  structure of the transaction, including EBSCO Publishing's assumption of liabilities relating to the Patient Content Repository business, including all related deferred revenue, and, which issues had not been resolved with the other potential purchaser at the time of the non-binding letter of intent with EBSCO Publishing; and

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  the limited amount of potential indemnification claims, which under the Asset Purchase Agreement are generally capped at $2,000,000;

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  EBSCO Publishing's familiarity with the Patient Content Repository products (due to EBSCO Publishing's marketing and sublicensing of the Patient Content Repository content since August 2004 pursuant to a reseller agreement with HealthGate);

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  the likelihood of completion of the sale, including an assessment that EBSCO Publishing has the financial capability to acquire the Business for the agreed consideration;

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  the transaction would significantly increase our cash holdings, which were approximately $1.9 million as of December 31, 2004, by $8.1 million at closing and this cash would provide us with a greater ability to develop and market our InteractiveIC and the QualityArchitect products and services, strengthen our direct sales team for these products and withstand business and economic slowdowns as we transition our focus to the development, marketing and licensing of these new products;

  •
  the $8.1 million cash consideration payable at closing substantially exceeds our market capitalization of $3.9 million as of the December 17, 2004, the last full day of trading prior to execution of the letter of intent with EBSCO Publishing, and approximately $4.4 million as of January 14, 2005, the last full day of trading prior to execution of the Agreement, based on the closing prices of our common stock as quoted on the Over the Counter Bulletin Board;

  •
  EBSCO Publishing's assumption at closing, of liabilities and deferred revenues of the Patient Content Repository business, which were approximately $155,000 and $1.9 million, respectively, as of September 30, 2004, the most recent date for which such information was available at the time of the Board's determination;

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  the anticipated continuing service and lack of disruption to customers of the Patient Content Repository, based upon the experience of our customers following EBSCO Publishing's acquisition of our The Natural Pharmacist™ content and business in August 2004;

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  the terms and conditions of the Agreement, including the fiduciary out provision, which allows the Board to consider unsolicited offers to purchase the Patient Content Repository business, and the Board's belief that the Agreement can be rapidly consummated after stockholder approval without significant regulatory obstacles; and

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  the fact that the sale of our Patient Content Repository business must be approved by the holders of a majority of our company's common stock, which ensures that the Board will not be taking action of which the stockholders disapprove.

        The HealthGate Board of Directors also considered certain negative factors associated with the proposed transaction, including:

  •
  the Patient Content Repository business accounted for 100% of our revenues in the years ended December 31, 2001 and 2002, approximately 99% of our revenues in the year ended December 31, 2003 and approximately 91% of our revenues in the nine (9) months ended September 30, 2004;

  •
  after the Transaction we would have a less diversified business which would leave us dependent on the performance of our Quality Improvement and Risk Management Solutions products and services, some of which remain under development and some of which have a limited operating history and have generated a limited amount of revenue to date; the evidence-based medical guidelines, which were acquired in October 2003 generated $394,000 in revenues for the nine (9) months ended September 30, 2004, and neither InteractiveIC nor Quality Architect products have generated any revenue to date;

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  the Quality Improvement and Risk Management Solutions products and services are subject to many of the same risks as the Patient Content Repository, including; the market for our Quality Improvement and Risk Management Solutions products and services; our ability to develop our Quality Architect product and other new products and services in a timely manner; our ability to generate sufficient revenues from our InteractiveIC product and our other future Quality Improvement and Risk Management Solutions products and services; our ability to keep up with the rapid technological developments in the health care industry; unpredictability of quarter-to-quarter results; competition; reliance on computer systems and software; our ability to retain key personnel, see "Risk Factors Relating to Our Company if Our Patient Content Repository Business is Sold";

  •
  the risk that we could be exposed to future indemnification payments for a breach of the representations, warranties and covenants contained in the Asset Purchase Agreement, which are generally capped at $2,000,000;

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  if we terminate the Agreement to accept a superior proposal, we would be required to pay a termination fee of $500,000;

  •
  we have agreed for a period of three (3) years after the Closing Date, not to (i) directly or indirectly, manufacture, market, sell or otherwise distribute any product or service in the United States that is competitive with the products in the Patient Content Repository business as such exists as of the Closing Date or (ii) induce or attempt to induce any of the Business Employees to terminate their employment relationship with EBSCO Publishing;

  •
  we do not intend to distribute any portion of the proceeds from the Transaction to our stockholders, but currently intend to use the proceeds from the sale of the Patient Content Repository business to fund development and marketing of our Quality Improvement and Risk Management Solutions business;

  •
  if the sale to EBSCO Publishing is not completed, our Patient Content Repository business may have been disrupted, as a result of customer and vendor reaction; and

  •
  the failure to complete the sale and obtain the consideration for the Patient Content Repository business may result in a decrease in the market value of our common stock and may create doubt as to our ability to grow and develop our new products.

        The Board of Directors did not engage an independent financial advisor to determine the fairness of the transaction to our stockholders and determined, based upon the factors set forth above, that the Transaction is fair to our stockholders. A fairness opinion from an independent financial advisor typically entails a substantial fee. In the context of an asset sale, the financial advisor would typically review our historical and projected revenues, operating earnings and net income of our Patient Content Repository business and certain other publicly held companies in businesses it believed to be comparable to our Patient Content Repository business, and make certain assumptions regarding the value, including the liquidation value, of our assets and liabilities associated with our Patient Content Repository business, which may be difficult to predict, in order to render its opinion. In addition to the speculative nature of any such analyses, the Board believes undertaking these analyses would involve a significant unnecessary expense that would reduce the amount of net cash received in the proposed transaction that could be used to develop the Quality Improvement and Risk Management Solutions business. In electing not to obtain a fairness opinion the Board also considered that the $8.1 million purchase price was substantially more than HealthGate's approximately $4.4 million market capitalization as of January 14, 2005 (the last full day of trading prior to approval of the Asset Purchase Agreement, based on the closing prices of our common stock as quoted on the Over the Counter Bulletin Board). The Board also concluded that the approval of the Asset Purchase Agreement by the stockholders provides a procedural safeguard to the stockholders in reaching its determination that the transactions contemplated by the Asset Purchase Agreement are fair to our stockholders, in that if stockholders holding a majority of HealthGate stock do not deem the Transaction to be fair, the Transaction will not occur.

        The discussion above of the information and factors that the HealthGate Board of Directors considered, while not exhaustive, addresses all of the material factors the HealthGate Board of Directors considered. In view of the wide variety of factors considered, the HealthGate Board of Directors did not quantify or assign relative weights to the factors above. Rather, the HealthGate Board of Directors based its recommendation on the totality of the information presented to and considered by it.

Recommendation of the Board of Directors

        THE HEALTHGATE BOARD OF DIRECTORS HAS DETERMINED THAT THE TRANSACTION IS IN THE BEST INTERESTS OF OUR COMPANY AND OUR STOCKHOLDERS. THE BOARD OF DIRECTORS HAS APPROVED THE AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS USED IN THE OPERATION OF OUR PATIENT CONTENT REPOSITORY BUSINESS TO EBSCO PUBLISHING PURSUANT TO THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY AGREEMENT.

Proceeds of the Transaction

        HealthGate plans to retain the proceeds of the Transaction. It is the intention of the Board of Directors to invest the proceeds, along with our other cash and cash equivalents, to accelerate the development and marketing of our Quality Improvement and Risk Management Solutions business by expanding product and service offerings and increasing our sales force and, potentially, to further expand through acquisitions of complementary businesses. At this time, however, we do not have any formal acquisition plans or proposals outstanding or other arrangements to pursue alternate business opportunities with potential acquisition targets.

Stockholder Approval of the Sale of Our Patient Content Repository Business; Vote Required

        Under Section 271 of the General Corporation Law of the State of Delaware, the sale of "all or substantially all" of our assets requires approval by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our common stock on the record date. We, in consultation with our legal counsel, have determined that the sale of substantially all of the assets used in the operation of our Patient Content Repository business to EBSCO Publishing might be deemed to constitute a sale of "all or substantially all" of our assets based on interpretations of that term as used in the statute. The Agreement provides that, as a condition to EBSCO Publishing's obligation to consummate the transactions contemplated by the Agreement, we must obtain the consent of our stockholders pursuant to the General Corporation Law of the State of Delaware. Therefore, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our common stock on the record date must be obtained.

No Dissenters' or Appraisal Rights

        Our stockholders will not experience any change in their rights as stockholders as a result of the Transaction, and we will continue to operate our remaining business. Our shares will remain publicly traded on the Over-the-Counter Bulletin Board following the Transaction. Under the applicable provisions of the General Corporation Law of the State of Delaware, our stockholders will have no right to seek appraisal of their shares of common stock in connection with the Transaction.

Regulatory Matters

        No material regulatory approvals, filings or consents, other than filings in compliance with applicable SEC requirements, are required to complete the Transaction.

Accounting Treatment

        The proposed Transaction will be accounted for as a sale of certain assets and the assumption of liabilities. Upon consummation of the proposed Transaction, HealthGate will recognize a financial reporting gain equal to the excess of cash received over the net book value of the assets and liabilities being assumed by the Buyer, less direct expenses of consummating the deal.

Material United States Federal Income Tax Consequences

        The following summarizes the material United States federal income tax consequences of the proposed Transaction that are generally applicable to our company and our stockholders. The following discussion is based on the current provisions of the Internal Revenue Code, existing, temporary, and proposed Treasury regulations thereunder, and current administrative rulings and court decisions. Future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, may affect the accuracy of any statements in this summary with respect to the transactions entered into or contemplated prior to the effective date of those changes.

        The proposed Transaction will be a taxable transaction to HealthGate for United States federal income tax purposes. We will recognize a gain on the Transaction equal to the amount realized on the sale in excess of our tax basis in the assets sold. The amount realized on the sale will consist of the cash we receive in exchange for the assets sold plus the amount of related liabilities assumed by EBSCO Publishing.

        Although the Transaction will result in a taxable gain to HealthGate, our available federal income tax net operating loss carryforwards should be able to fully offset the estimated amount of the gain. However, for purposes of computing our Alternative Minimum Tax liability, Internal Revenue Code Section 56(d) does not permit a corporation's alternative minimum net operating loss carryforwards to offset more than 90% of the corporation's alternative minimum taxable income. Due to this limitation and depending upon the operating results during the fiscal year ending December 31, 2005, we may incur an Alternative Minimum Tax, which, in general, will result in an effective tax liability of approximately two percent of alternative minimum taxable income. The availability and amount of tax loss carryforwards are subject to audit and adjustment by the Internal Revenue Service.

        We may file income tax returns in more than one state. Because state income tax laws do not necessarily follow federal law, and because state laws themselves differ, the state income tax consequences of the Transaction will vary state by state. The tax loss carryforwards in a particular state may not completely offset state taxable income, and state income tax may be incurred on the sale. However, it is not anticipated that the sale will result in a material amount of state income taxes.

        Our stockholders will experience no United States federal income tax consequences as a result of the consummation of the Transaction.

        EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES BASED ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES.

Interests of Certain Persons in the Sale of Our Patient Content Repository Business

        Except as described below with respect to William S. Reece and Paul Harman, the executive officers and directors of HealthGate do not have interests in the Transaction that are different from or in addition to their interests as stockholders generally. Although some of our employees that are involved with the Business may be joining EBSCO Publishing following the sale, none of our executive officers other than Mr. Harman would be transferring to EBSCO Publishing as part of this Transaction.

        Paul Harman, HealthGate's Vice President, Business Development, has entered into an employment agreement with EBSCO Publishing that becomes effective upon the closing of the Transaction. Mr. Harman's title with EBSCO Publishing would be National Accounts Manager, Health Products, and he would have a base annual salary of $170,000 per year and additional performance incentive bonus based on sales of EBSCO Publishing products. Mr. Harman's base salary at HealthGate for 2004 was $165,000.

        William S. Reece, HealthGate's Chairman, President and Chief Executive Officer, has agreed with EBSCO Publishing, for a period of one (1) year after the Closing Date, not to (i) directly or indirectly, manufacture, market, sell or otherwise distribute any product or service in the United States that is competitive with the products in the Patient Content Repository business as such exists as of the Closing Date, or (ii) induce or attempt to induce any of the Business Employees to terminate their employment relationship with EBSCO Publishing. EBSCO Publishing plans to pay Mr. Reece $500 in consideration for his non-competition and non-solicitation covenants.

Our Operations Following the Sale of Our Patient Content Repository Business

        Following the sale of our Patient Content Repository business, we will no longer engage in that business and, furthermore, we will be prohibited from engaging in a business competitive with the Patient Content Repository business anywhere in the United States for three (3) years. Our remaining business operations will consist primarily of our Quality Improvement and Risk Management Solutions business, which we believe presents a greater business and market opportunity for HealthGate and will produce better overall returns in the long run.

Risk Factors You Should Take into Account in Deciding How to Vote

        You should carefully consider the risk factors described below as well as other information provided to you in this document in deciding how to vote on the proposal to sell the Business. The risk factors described below are not the only ones facing HealthGate. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risk factors actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risk Factors Regarding the Transaction

The failure to complete the Transaction may result in a decrease in the market value of our common stock and may create substantial doubt as to our ability to grow and implement our current business strategies and in a report dated March 17, 2005 our then independent registered public accounting firm expressed substantial doubt about the Company's ability to continue as a going concern.

        The sale of the Business is subject to a number of contingencies and other customary closing conditions, including the requirement that we obtain the renewal of certain customer contracts and the approval of the Transaction by our stockholders, and we cannot predict whether we will succeed in obtaining these customer renewals and stockholder approval. In addition, the Agreement may be terminated if the sale is not closed by June 30, 2005.

        We cannot guarantee that we will be able to meet the closing conditions set forth in the Agreement or the events that would lead to termination of the Agreement will not happen. As a result, we cannot assure you that the Transaction will be completed. If our stockholders fail to approve the proposal at the Special Meeting or if the Transaction is not completed for any other reason, the market price of our common stock may decline. In addition, failure to complete the Transaction may substantially limit our ability to grow and implement our current business strategies. Finally, we may not be able to indefinitely support the cash flow requirements of running both our Patient Content Repository business and making sufficient timely investments in our Quality Improvement and Risk Management Solutions business to take advantage of market conditions. In the event sufficient additional funding cannot be secured on a timely basis, we may not be able to sustain our operations if our Patient Content Repository business cannot be sold in the near future.

        We have received a report dated March 17, 2005 from the Company's then independent registered public accounting firm containing an explanatory paragraph stating that HealthGate's historical losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. We believe we will need to successfully complete the sale of our Patient Content Repository business to EBSCO for $8.1 million or successfully execute alternative operational or financing plans to eliminate this uncertainty.

The Agreement will expose us to contingent liabilities that could have a material impact on our financial condition.

        Under the Agreement, we have agreed to indemnify EBSCO Publishing for one (1) year after the close of the Agreement for any breach of our representations, warranties or covenants contained in the Agreement and for other matters, up to a cap of $2,000,000, provided that there are certain exceptions to the time limit and cap.

Management could spend or invest the proceeds from the Transaction in ways with which our stockholders may not agree, including the possible pursuit of other market opportunities.

        HealthGate management could spend or invest the proceeds from the Transaction in ways with which our stockholders may not agree. The investment of these proceeds may not yield a favorable return. Furthermore, because the market for our Quality Improvement and Risk Management Solutions business is evolving, in the future we may discover new opportunities that we believe are more attractive. As a result, we may commit resources to these alternative market opportunities. This action may require us to limit or abandon our currently planned focus on Quality Improvement and Risk Management Solutions. If we change our business focus we may face risks that may be different from the risks associated with the Quality Improvement and Risk Management Solutions market.

We will be unable to compete in businesses that are competitive with the products in the Patient Content Repository business for three (3) years from the date of closing, which may limit our ability to develop future products.

        We have agreed, for a period of three (3) years after the Closing Date, not to (i) directly or indirectly, manufacture, market, sell or otherwise distribute any product or service in the United States that is competitive with the products in the Patient Content Repository business as such exists as of the Closing Date or (ii) induce or attempt to induce any of the Business Employees to terminate their employment relationship with EBSCO Publishing.

If our stockholders do not approve the Transaction, there may not be any other offers from potential acquirors.

        If our stockholders do not approve the Transaction, we may seek another purchaser for the Business. Although in 2004 we had discussions with another potential purchaser concerning such a purchase, this other potential purchaser may now not have an interest in such a sale or be willing to offer a reasonable purchase price.

Risk Factors Relating to Our Company if Our Patient Content Repository Business is Sold

        Our Quality Improvement and Risk Management Solutions business involves significant risks and uncertainties. We operate in a highly competitive and rapidly evolving healthcare industry. The risks and uncertainties described below are some of those that we currently believe may affect HealthGate.

By completing the sale of the Patient Content Repository business to EBSCO Publishing, we will be losing the source of substantially all our revenue.

        By selling our Patient Content Repository, we will be selling the assets that generate our most significant sources of revenue. The Patient Content Repository products and services represented 100% of our revenue in 2001 and 2002, approximately 99% of our revenue in 2003 and approximately 91% of our revenue in 2004. We will retain the evidence-based clinical guidelines, which have a limited operating history and have generated limited revenue to date. We will also retain the InteractiveIC™ and Quality Architect™ products, which have not generated any revenue to date.

Our business following the asset sale will be dependent on the success of (i) our evidence-based medical guideline products and services, which have a limited operating history and only a limited amount of revenues to date, (ii) products under development which have not generated any revenue to date and (iii) new products which are currently under development.

        Our business following the sale to EBSCO Publishing will leave us dependent on the performance of (i) our evidence-based medical guidelines and products and services, which have a limited operating history, (ii) InteractiveIC and Quality Architect products and services which remain under development and have not generated any revenues to date and (iii) new products which are not yet under development.

        The content and technology underlying our evidence-based medical guidelines were acquired in October 2003 and further developed by us thereafter. Limited revenue has been generated from sales of our evidence-based medical guideline products and services. More specifically, evidence-based medical guideline products and services generated revenues of $510,000 in the year ended December 31, 2004, which represented approximately 9% of our revenue in that period.

        HealthGate released InteractiveIC in the fourth quarter of 2004 and plans to release Quality Architect in 2005. Our business and operating results will be harmed if the InteractiveIC and Quality Architect products and services fail to generate significant revenues. If we develop or introduce other new products and services, they likewise may not attain broad market acceptance or contribute meaningfully to our revenues or profitability.

The success of our business will depend on our ability to sell our remaining Quality Improvement and Risk Management Solutions products and services and develop new products and services.

        In October 2003, we acquired evidence-based clinical guidelines from EBM Solutions. We have further developed and improved these guidelines. We released our InteractiveIC product in September 2004 and our Quality Architect product remains under development. These products and other future new product initiatives involve some initial investment with no assurance of success.

        We continually evaluate our products and services and look to develop new products and services that meet the needs of our customers. Our ability to sell our existing products and services and develop new products and services is necessary for HealthGate to increase its sales and licensing revenues. If we are unable to increase sales and licensing, our business prospects, results of operations and the market price of our common stock could be adversely affected.

        We expect to rely on third party developers to provide specialized software development services in connection with the development of our Quality Improvement and Risk Management Solutions products and services. We have entered into a software development agreement with Infosys Technologies Limited for our Quality Architect product, and our ability to continue to identify and retain similarly qualified software developers will be critical.

We have a history of losses and we expect that losses will continue for at least the next twelve months.

        We have lost money in every year since we started our business and we had an accumulated deficit of approximately $99.9 million as of December 31, 2004. We plan to invest the proceeds from the sale of the Patient Content Repository business to develop and market our remaining Quality Improvement and Risk Management Solutions products and services. As a result, we expect to continue to lose money for at least the next twelve months. We cannot assure you that the Company will ever achieve or sustain profitability or that our operating losses will not increase in the future.

Failure to generate sufficient revenues, or raise additional capital will have a material adverse effect on our long-term viability and our ability to achieve our intended business objectives.

        Our future liquidity and capital requirements will depend upon numerous factors, including the closing of the sale of the Patient Content Repository business to EBSCO Publishing, the success of marketing and licensing existing and new Quality Improvement and Risk Management Solutions products and services, and continued cost containment. Based on the proceeds from the sale of the Patient Content Repository business, current forecasted cash flows and our cash and cash equivalents on hand, we currently anticipate our cash resources will be sufficient to finance our operations for at least the next twelve months. Our future beyond the next twelve months is dependent on our ability to attain consistent break-even or positive cash flow, or raise additional financing. We may need to raise additional funds to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies, or take advantage of unanticipated opportunities. We may be required to raise additional funds through private financing, strategic relationships or other arrangements. There can be no assurance that additional funding, if needed, will be available on terms acceptable to HealthGate, or at all.

We may be unable to raise additional funds or generate sufficient cash from operations to meet our future capital requirements and execute our business plan.

        We have a history of operating losses. We are monitoring our cash position carefully and evaluating our future operating cash requirements in the context of our strategy, business objectives and expected business performance. Proceeds from the Transaction will increase our cash reserves and are expected to meet our funding requirements for support of our operations for at least the next twelve (12) months. Depending on revenues from our Quality Improvement and Risk Management Solutions products and the costs of developing and marketing our products, we may be required to raise additional capital in order to sustain and fund our operations over the long term. We may pursue the issuance of additional equity or debt securities to the extent funding raised from other business alternatives is not sufficient to meet our funding requirements. There can be no assurance that adequate funds will be available when needed and on acceptable terms.

Our financial success will depend upon our ability to manage any growth in our business with limited resources.

        If we are successful in increasing the revenues of our Quality Improvement and Risk Management Solutions business, we may be required to expand our operations. If we are required to expand our operations, expansion will likely result in new and increased responsibilities for our management personnel and place significant strain on our management, operating and financial systems and other resources. To accommodate any such growth and compete effectively, we will be required to implement improved information systems, procedures and controls, and to expand, train, motivate and manage our work force. Our future success will depend to a significant extent on the ability of our current and future management personnel to operate effectively both independently and as a group. We cannot assure you that our personnel, systems, procedures and controls will be adequate to support our future operations.

Our business prospects may suffer if we are not able to keep up with the rapid technological developments in the healthcare industry

        The healthcare industry is characterized by rapid technological developments, evolving industry standards, changes in user and customer requirements and frequent new service and product introductions and enhancements. The introduction of new technology or the emergence of new industry standards and practices could render our systems and, in turn, our products and services, obsolete and unmarketable or require us to make significant unanticipated investments in research and development to upgrade our systems in order to maintain the marketability of our products. To be successful, we must continue to develop or license leading technology, enhance our existing products and services and respond to emerging industry standards and practices on a timely and cost-effective basis. We have been able to effectively adopt and implement new technologies to date, however, there can be no assurances that we could continue to do so. If we are unable to respond successfully to these developments, particularly in light of the rapid technological changes in the healthcare industry generally and the highly competitive market in which we operate, our business, results of operations and the market price of our common stock could be adversely affected.

Our quarterly operating results may fluctuate, which could affect the market price of our common stock in a manner unrelated to our long-term performance.

        Our quarterly revenue, expenses and operating results may fluctuate in the future, which could affect the market price of the common stock in a manner unrelated to our long-term operating performance. Quarterly fluctuations could result from a number of factors, including:

  •
  Development costs of Quality Architect or other new products which require up front investments prior to any revenue;

  •
  Acquisition of new products which may require additional investments;

  •
  Increases in sales and marketing expenses;

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  Timing and amount of revenues from newly released products and products under development; and

  •
  The amount and timing of expenses required to integrate operations and technologies from joint ventures or other business combinations or investments.

        The expense levels are in part based on our expectations concerning future revenue and these expense levels are predominately fixed in the short-term. If we have lower revenue than expected, we may not be able to reduce spending in the short-term in response. Any shortfall in revenue would have a direct impact in our results of operations. In this event, the price of our common stock may fall.

We face competition in licensing our products and services and may not be able to compete effectively.

        The market for healthcare quality improvement and risk management products and services is competitive and rapidly changing. With only moderate barriers to entry in a rapidly evolving industry, there are now several companies offering users similar tools, solutions, content, products and services. We expect that competition will continue to grow. Some of our competitors may enjoy competitive advantages including: greater resources that can be devoted to the development, promotion and sale of their products and services, longer operating histories, greater brand recognition and larger customer bases.

The performance of our computer systems is critical to our business and our business will suffer if we experience system failures.

        The performance of our computer systems is critical to our reputation and ability to attract and retain customers. We provide products and services based on sophisticated computer and telecommunications software and systems, which may contain undetected errors or failures when introduced into our existing systems. We cannot guarantee that we will not experience more significant service interruptions in the future. We are also dependent upon Web browsers and Internet service providers to provide Internet users access to our products and services. Many of them have experienced significant outages in the past and could experience outages, delays and other difficulties in the future due to system failures. System errors or failures that cause a significant interruption in the availability of our products or services could cause us to lose potential or existing users, customers or subscribers and could result in damage to our reputation or a decline in our stock price.

        We have also developed a disaster recovery plan to respond to system failures. We cannot guarantee that our disaster recovery plan is capable of being implemented successfully or that our insurance will be adequate to compensate us for all losses that may occur as a result of any system failure.

Our business prospects may suffer if we are not able to successfully retain key personnel.

        We had approximately 30 employees as of December 31, 2004. Our future success depends on our ability to retain, train and motivate employees, and to identify, attract, and hire highly skilled technical, managerial, editorial, sales and customer service personnel. We cannot guarantee that we will be able to retain or attract skilled personnel. Following the Transaction, we anticipate that approximately 8 of our employees will accept employment with EBSCO Publishing.

Our business may be adversely affected if we are not able to effectively protect our intellectual property rights.

        We regard our trademarks, service marks, copyrights, trade secrets and similar intellectual property as important to its business, and we rely upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, strategic partners and others to protect its rights in this property. We have registered "HealthGate" and the HealthGate logo as trademarks in the United States. On October 27, 2003, we acquired the U.S. registered trademarks for "EBMSolutions" and "EBMPact." We have pending applications for "Quality Architect" and "InteractiveIC." Effective trademark, copyright and trade secret protection may not be available in every country in which our products and services are distributed or made available through the Internet. Therefore, we cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate to prevent infringement or misappropriation by third parties or will be adequate under the laws of some foreign countries, which may not protect our proprietary rights to the same extent, as do the laws of the United States.

        Other parties may assert infringement claims against HealthGate or claim that we have violated a patent or infringed a copyright, trademark or other proprietary rights belonging to them. These claims, even if they are without merit, could result in our spending a significant amount of time and money to dispose of them.

Our business may be adversely affected if we are unable to continue to license software that is necessary for the development of products and services.

        We rely on a variety of technologies that are licensed from third parties which is used in our computer network to perform key functions. These third party licenses may not be available to HealthGate on commercially reasonable terms in the future. The loss of or inability to maintain any of these licenses could delay the introduction of software enhancements, interactive tools and other features until equivalent technology could be licensed or developed.

HealthGate is subject to the new requirements adopted by the Securities and Exchange Commission in response to the passage of the Sarbanes-Oxley Act of 2002 and there can be no guarantee that we will be able to fully comply with the documentation requirements in the time period allowed under the Sarbanes-Oxley Act.

        For several years HealthGate has had internal controls and disclosure procedures in place to ensure that our periodic reports as filed with the U.S. Securities and Exchange Commission are accurate. Following enactment of the Sarbanes-Oxley Act, we have focused on further improving and clarifying (including documenting) our internal controls and procedures. Among other Sarbanes-Oxley Act requirements, pursuant to Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring auditors to attest to and report on management's assessment of internal controls (a "Section 404 Audit") beginning with the audit of the financial statements for the year ended December 31, 2006. Although management believes that our internal controls and procedures are effective, there can be no guarantee that HealthGate, with its limited size and limited financial staff, will be able to fully comply in a timely manner with the Section 404 Audit requirements. Additionally, attempts to comply with the Section 404 Audit requirements and other improvements to our internal controls or in documentation of such internal controls could be costly to prepare or implement.

HealthGate is not current in its filings with the Securities and Exchange Commission

        As indicated on the cover page of our most recent Quarterly Report on Form 10-Q, we have not filed all reports required to be filed by Section 13 or Section 15(d) of the Securities Exchange Act of 1934. Despite our good faith efforts, due to the lack of documentation concerning EBM Solutions' financial operations prior to our acquisition of substantially all their assets, we were unable to provide audited historical financial statements of EBM Solutions and related pro forma information in an amendment to Form 8-K that was due to be filed with the Securities and Exchange Commission on or before January 12, 2004. Although certain financial information about EBM Solutions is contained in our audited financial statements for the year ended December 31, 2003, such information does not satisfy the requirements of Form 8-K. As a result of the failure to file the historical EBM Solutions financial statements and related pro forma information as required by SEC Form 8-K, we are not eligible to use SEC Forms S-2 or S-3, the SEC will not declare effective any HealthGate registration statements and HealthGate may not make offerings under Rules 505 and 506 of Regulation D where any purchasers are not accredited investors (as defined in Rule 501(a)). Accordingly, our ability to have public offerings of shares of its stock or have offerings of its shares of stock to unaccredited investors under Regulation D will be limited.

Government regulation of the Internet may result in increased costs of using the Internet, which could adversely affect our business.

        Currently, there are a number of laws that regulate communications or commerce on the Internet. Several telecommunications carriers have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these providers. Regulation of this type, if imposed, could substantially increase the cost of communicating on the Internet and adversely affect our business, results of operations and the market price of our common stock.

Tax treatment of companies engaged in Internet commerce may adversely affect the Internet industry and HealthGate.

        Tax authorities on the federal, state, and local levels are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject us to additional state sales, income and other taxes. In December 2004, the federal law that placed a temporary moratorium on certain types of taxation on Internet commerce was extended through December 2007. Bills have been proposed in both the United States House of Representatives and Senate to extend the moratorium on taxation. We cannot predict whether such bills will become law or the effect of current attempts at taxing or regulating commerce over the Internet. It is also possible that the governments of other states and foreign countries also might attempt to regulate our transmission of content. Any new legislation, regulation or application or interpretation of existing laws would likely increase our cost of doing business and may adversely affect our results of operations and the market price of our common stock.

THE ASSET PURCHASE AGREEMENT

        We believe this summary describes the material terms of the Asset Purchase Agreement. However, we recommend that you read carefully the complete Agreement for the precise legal terms of the Agreement and other information that may be important to you. The Agreement is included in this proxy statement as Appendix A.

Assets Sold

        Subject to, and upon the terms and conditions of the Agreement, we are selling to EBSCO Publishing substantially all of the assets used in the Business (the "Acquired Assets"), including:

  •
  all subscriber lists and open purchase orders related to the Business as of the date of the closing of the Transaction (the "Closing Date");

  •
  all content and copyrights related to the Business;

  •
  all HealthGate's rights under any contract, instrument or agreement related to the Business;

  •
  all electronic and paper copies (if any) of all past editions of products of the Business;

  •
  the software platform developed and used by HealthGate to deliver the Patient Content Repository products to customers;

  •
  all of HealthGate's right, title and interest in and to all intangible property rights related to the Business;

  •
  to the extent assignable, guarantees, warranties, representations, covenants (including noncompetition), indemnities and similar rights in favor of HealthGate used in, or primarily related to, the Business; and

  •
  certain equipment and computer hardware.

Consideration

        EBSCO Publishing will pay us Eight Million One Hundred Thousand Dollars ($8,100,000) in cash and will assume certain liabilities related to the Business, as described under "Assumed Liabilities" below.

        We believe that the source of the cash that EBSCO Publishing plans to use to pay the cash consideration would be from EBSCO Publishing's working capital. EBSCO Publishing has advised us that they have the financial capability, in the ordinary course of business and without seeking any additional third-party financing, to fulfill their commitments under the Agreement. While we cannot be certain that EBSCO Publishing will have the necessary cash on hand to consummate the transaction, we believe that it is reasonable to assume that they will have the cash on hand based upon EBSCO Publishing's statements to us to that effect and based upon the general business reputation of EBSCO Publishing and its parent corporation.

Assumed Liabilities

        As partial consideration for the purchase of the assets, EBSCO Publishing will assume certain liabilities related to the Business (the "Assumed Liabilities"), including the following:

  •
  all trade accounts payable related to the Business and incurred in the ordinary course prior to the Closing Date;

  •
  contractual obligations that are (i) disclosed in the Agreement, (ii) deferred revenue obligations related to the Business as set forth in the Agreement, or (iii) incurred in the ordinary course of

    HealthGate's business after the date of the Agreement and prior to the Closing Date and related to the Business (collectively, the "Assumed Contracts"); excluding liabilities or obligations with respect to any breach of or failure of performance by HealthGate prior to the Closing Date under any Assumed Contract and all liabilities and obligations under Assumed Contracts to the extent the Buyer does not receive benefits due to the failure to obtain a consent to the assignment of such Assumed Contract;

  •
  all accrued vendor expenses incurred in the ordinary course on or prior to the Closing Date and related to the Business; and

  •
  all accrued vacation and contractual severance obligations of the Business Employees.

Closing Date

        The closing of the Transaction is scheduled to take place within one (1) week of the approval of the Transaction by HealthGate's stockholders.

Representations and Warranties

        In the Agreement, HealthGate and EBSCO Publishing make representations and warranties about themselves and their businesses, including, but not limited to, the following:

  by HealthGate as to:

  •
  its proper organization, good standing and qualification to do business in various states;

  •
  authority to enter into and enforceability of the Agreement;

  •
  ownership and completeness of Acquired Assets and absence of liens, judgments or security interests on the Acquired Assets;

  •
  intellectual property matters;

  •
  absence of litigation;

  •
  insurance;

  •
  solvency;

  •
  compliance with agreements and laws;

  •
  absence of undisclosed liabilities;

  •
  no violation of HealthGate's charter, by-laws or agreements;

  •
  employee and employee benefit plan matters;

  •
  filing with the SEC of all required reports and financial statements and the accuracy of information used in their preparation;

  •
  tax matters; and

  •
  accuracy of information;

  and by EBSCO Publishing as to:

  •
  its proper organization, good standing and qualification to do business in various states;

  •
  authority to enter into and enforceability of the Agreement;

  •
  availability of funds for payment of the consideration for the Transaction; and

  •
  accuracy of information.

        Except as noted under 'Indemnification' below beginning on page 37, the representations and warranties made by the parties to the Agreement will survive the Transaction for a period of one (1) year.

Covenants and Agreements

        Under the Agreement, HealthGate has agreed that, until the Closing or the termination of the Agreement, HealthGate will:

  •
  carry on business in the ordinary course consistent with past operating policies and practices;

  •
  not incur any indebtedness, obligation or liability in connection with the Business, except current liabilities incurred and obligations under contracts entered into in the ordinary course;

  •
  not mortgage, pledge, or subject to any lien, charge or any other encumbrance (other than purchase money security interests arising in the ordinary course of business) any of the Acquired Assets;

  •
  not sell, assign, or transfer any of the Acquired Assets, except for sales or licenses in the ordinary course of business;

  •
  not waive any rights of material value in connection with the Acquired Assets;

  •
  not take or permit any act or omission constituting a breach or default under any contract, indenture or agreement by which the Acquired Assets are bound;

  •
  not enter into any lease, contract or agreement in connection with the Business, other than those entered into in the ordinary course of business;

  •
  continue to accept customer orders in the ordinary course of business;

  •
  use reasonable efforts to call a stockholder meeting to approve the Transaction on or around April 30, 2005

  •
  use all commercially reasonable efforts to obtain assignments of the Assumed Contracts to EBSCO Publishing; and

  •
  use good faith efforts to assist EBSCO Publishing in obtaining URAC accreditation.

        HealthGate and EBSCO Publishing have entered into a side letter agreement pursuant to which HealthGate will continue to host the production servers included in the Acquired Assets until the later of ninety days after the Closing Date or August 1, 2005 for a fee of $7,000 per month. This side letter agreement is attached to this Proxy Statement as Appendix B.

No Solicitation of Acquisition Proposals

        HealthGate has agreed that it will not, directly or indirectly, solicit, initiate or encourage or take any action to facilitate, the making of any "Acquisition Proposal," which is defined in the Agreement as any bona fide offer, proposal or indication of interest, whether in writing or otherwise, made by a third party for a tender or exchange offer, proposal for a merger, consolidation or other business combination involving HealthGate or any proposal or offer to acquire in any manner a material equity interest in, or a material portion of the Acquired Assets or Business.

        Notwithstanding the foregoing, in response to any Acquisition Proposal which has not been solicited in violation of the Agreement, HealthGate may furnish information concerning its business,

properties or assets to the person (a "Potential Acquiror") making such unsolicited Acquisition Proposal and participate in negotiations with the Potential Acquiror if:

  •
  HealthGate's Board of Directors concludes in good faith that the Potential Acquiror is reasonably capable of consummating such Acquisition Proposal, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the person making the Acquisition Proposal, and that such Acquisition Proposal could reasonably be expected to result in a Superior Offer, as defined below;

  •
  HealthGate's Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with its fiduciary obligations to HealthGate stockholders under applicable laws of the State of Delaware;

  •
  at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person, HealthGate (i) gives EBSCO Publishing written notice of the identity of the Potential Acquiror and of HealthGate's intention to furnish nonpublic information to, or enter into discussions or negotiations with, the Potential Acquiror, (ii) provides EBSCO Publishing with a copy of any written offer (or if such offer is not in writing, a written summary of the terms thereof) and all other materials received by HealthGate in connection therewith, (iii) receives from the Potential Acquiror an executed confidentiality agreement containing terms substantially similar to the confidentiality agreement between HealthGate and EBSCO Publishing, and (iv) contemporaneously with furnishing any such nonpublic information to such person or group, furnishes such nonpublic information to EBSCO Publishing (to the extent such nonpublic information has not previously been furnished to EBSCO Publishing);

  •
  HealthGate keeps EBSCO Publishing fully informed of amendments or proposed amendments to, any such Acquisition Proposal; and

  •
  HealthGate provides EBSCO Publishing with at least two business days prior written notice of a meeting of HealthGate's Board of Directors at which the Board of Directors is reasonably expected to recommend a Superior Offer to HealthGate's stockholders and together with such notice a copy of the definitive documentation relating to such Superior Offer.

        For purposes of the Agreement, "Superior Offer" means an Acquisition Proposal that the HealthGate Board of Directors determines in good faith (i) is more favorable to HealthGate stockholders from a financial point of view than the Transaction and the Potential Acquiror making such Acquisition Proposal has demonstrated that any necessary financing has been obtained or, in the reasonable judgment of HealthGate's financial advisor, such Potential Acquiror is reasonably likely to obtain such financing, (ii) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the person making the Acquisition Proposal, and (iii) that failure to approve such Acquisition Proposal could reasonably be expected to result in a breach of its fiduciary duties under applicable law.

        If HealthGate's Board of Directors approves or recommends a Superior Offer, HealthGate must pay EBSCO Publishing a termination fee of five hundred thousand dollars ($500,000).

Conditions

        Conditions to Obligations of EBSCO Publishing.    The obligations of EBSCO Publishing to complete the Transaction are contingent on the satisfaction by HealthGate, or waiver by EBSCO Publishing, of the following conditions:

  •
  the representations and warranties of HealthGate in the Agreement shall be true and correct in all respects, except where the failure to do so would not have a material adverse effect on HealthGate;

  •
  HealthGate shall have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Closing;

  •
  all corporate action necessary to be taken by EBSCO Publishing to carry out the Agreement and the Transaction shall have been taken;

  •
  at the Closing, EBSCO Publishing shall receive good, clear title to the Acquired Assets, free and clear of all liens, liabilities, security interests and encumbrances of any kind or nature;

  •
  all governmental and other third party consents necessary for the Transaction shall have been obtained;

  •
  no action or proceeding by or before any court or other governmental body shall have been instituted or, to HealthGate's best knowledge, threatened seeking to restrain, prohibit or invalidate the Transaction or which might affect the right of EBSCO Publishing to own or operate the Acquired Assets after the Closing;

  •
  EBSCO Publishing shall have received an opinion of Epstein, Becker & Green, P.C., special counsel to HealthGate, regarding certain aspects of HealthGate and the Transaction;

  •
  there shall have been no material adverse change in the Business;

  •
  HealthGate shall have renewed certain material customer contracts; and

  •
  HealthGate shall have delivered to EBSCO Publishing all closing documents required under the Agreement.

        Conditions to Obligations of HealthGate.    The obligations of HealthGate to complete the Transaction are contingent on the satisfaction by EBSCO Publishing, or waiver by HealthGate, of the following conditions:

  •
  the representations and warranties of EBSCO Publishing in the Agreement shall be true and correct in all respects, except where the failure to do so would not have a material adverse effect on EBSCO Publishing;

  •
  EBSCO Publishing shall have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Closing;

  •
  all corporate action necessary to be taken by HealthGate to carry out the Agreement and the Transaction shall have been taken;

  •
  all governmental and other third party consents necessary for the Transaction shall have been obtained;

  •
  no action or proceeding by or before any court or other governmental body shall have been instituted or, to HealthGate's best knowledge, threatened seeking to restrain, prohibit or invalidate the Transaction or which might affect the right of HealthGate to transfer the Acquired Assets;

  •
  HealthGate shall have received an opinion of Bradley Arant Rose & White LLP, counsel to EBSCO Publishing, regarding certain aspects of EBSCO Publishing and the Transaction;

  •
  HealthGate shall have received from EBSCO Publishing the consideration and all closing documents required under the Agreement.

Indemnification

Indemnification

        Under the Agreement, we are obligated to indemnify and hold harmless EBSCO Publishing from and against all losses that EBSCO Publishing incurs arising out of or resulting from:

  •
  any breach of any representation or warranty by HealthGate, or non-fulfillment or non-performance on the part of HealthGate of any covenant or agreement contained in the Agreement, the schedules to the Agreement, the bill of sale or the instrument of assumption of liabilities;

  •
  the liabilities and assets that EBSCO Publishing has not assumed (the "Retained Liabilities"); or

  •
  fraud, willful misconduct or bad faith.

        The Agreement provides that EBSCO Publishing will indemnify and hold us harmless from and against all losses that we incur arising out of or resulting from:

  •
  any breach of any representation or warranty by EBSCO Publishing, or non-fulfillment or non-performance on the part of EBSCO Publishing of any covenant or agreement contained in the Agreement, the schedules to the Agreement or the instrument of assumption of liabilities;

  •
  any claim related to the liabilities assumed by EBSCO Publishing;

  •
  any claim related to the EBSCO Publishing's operation of the Business or use or ownership of the Acquired Assets after the closing of the Transaction; or

  •
  fraud, willful misconduct or bad faith.

Limits on Indemnification

        Except for (i) fraud, willful misconduct or bad faith by either party, (ii) non-fulfillment or non-performance by either party of its covenants or agreements set forth in the Agreement, (iii) breach by HealthGate of its representations regarding ownership of assets, employee benefit plans or tax matters, (iv) claims by EBSCO Publishing related to the Retained Liabilities or assets not acquired by EBSCO Publishing (the "Excluded Assets") or (v) claims by HealthGate related to EBSCO Publishing's operation of the Business or use or ownership of the Acquired Assets after the Closing or failure to pay or perform the Assumed Liabilities, for each of which there is no limitation on indemnification, (i) neither party will be obligated to indemnify the other party for any losses until the aggregate amount of those losses exceeds $125,000 for such party, in which event such indemnity shall apply to all claims in excess of $75,000 and (ii) neither party will be obligated to indemnify the other for any losses in excess of two million dollars ($2,000,000).

        Except for (i) fraud, willful misconduct or bad faith by either party, (ii) non-fulfillment or non-performance by either party of its covenants or agreements set forth in the Agreement, (iii) breach by HealthGate of its representations regarding ownership of assets, (iv) claims by EBSCO Publishing related to the Retained Liabilities or Excluded Assets or (v) claims by HealthGate related to EBSCO Publishing's operation of the Business or use or ownership of the Acquired Assets after the Closing or failure to pay or perform the Assumed Liabilities, all of which will survive indefinitely or breach by HealthGate of its representations regarding intellectual property, employee benefit plans or tax matters, which will survive until expiration of the applicable statute of limitations, each party will only be liable to indemnify the other party if that party delivers to the indemnifying party a written notice, setting forth in reasonable detail the identity, nature and amount of losses for which the indemnification is claimed, on or prior to the date that is one (1) year after the closing date of the Agreement.

Non-Competition

        HealthGate has agreed with EBSCO Publishing, for a period of three (3) years after the Closing Date, not to (i) directly or indirectly, manufacture, market, sell or otherwise distribute any product or service in the United States that is competitive with the products in the Patient Content Repository business as such exists as of the Closing Date or (ii) induce or attempt to induce any of the Business Employees to terminate their employment relationship with EBSCO Publishing. EBSCO Publishing has agreed that the agreement not to compete would not apply to products or services that EBSCO Publishing is not acquiring in the Transaction, including Quality Architect™ or InteractiveIC™.

        William S. Reece, Chairman, President and Chief Executive Officer of HealthGate has agreed with EBSCO Publishing, for a period of one (1) year after the Closing Date, not to (i) directly or indirectly, manufacture, market, sell or otherwise distribute any product or service in the United States that is competitive with the products in the Patient Content Repository business as such exists as of the Closing Date or (ii) induce or attempt to induce any of the Business Employees to terminate their employment relationship with EBSCO Publishing. EBSCO Publishing will pay Mr. Reece $500 in consideration for his non-competition and non-solicitation covenants.

Termination of the Asset Purchase Agreement

Termination

The Agreement may be terminated under certain circumstances, including the following:

  •
  if the Transaction has not been consummated by June 30, 2005, subject to extension by written consent of the parties;

  •
  if HealthGate and EBSCO Publishing mutually agree to terminate the Agreement;

  •
  by either HealthGate or EBSCO Publishing, if the other party materially breaches the Agreement; or

  •
  by HealthGate, if HealthGate receives a third-party proposal concerning another business combination, in response to which the HealthGate Board of Directors determines (based on the advice of outside counsel) that failure to accept the proposal would reasonably be likely to result in a breach of their fiduciary duties, and concludes that the person or entity making the alternative proposal has demonstrated that it has obtained any necessary financing or the financing is obtainable and that such proposal would be financially superior to the Transaction; provided that, before HealthGate may terminate the Agreement, it must provide EBSCO Publishing with a chance to match the competing proposal and must pay EBSCO Publishing a termination fee of $500,000, as discussed on pages 35 and 36.

Effect of Termination

        If the Agreement is terminated, we and EBSCO Publishing will have no liability or obligations to one another other than for agreements contained in the Agreement regarding confidentiality, publicity, the $500,000 termination fee described above and damages for breach of the Agreement, if any.

Expenses

        HealthGate and EBSCO Publishing will each bear its own expenses incurred in connection with the Transaction. Our expenses include the costs of preparing, filing with the SEC, printing and mailing this proxy statement.

        THE HEALTHGATE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED SALE OF SUBSTANTIALLY ALL OF THE ASSETS USED IN THE OPERATION OF OUR PATIENT CONTENT REPOSITORY BUSINESS.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected historical consolidated financial data for HealthGate Data Corp. as of the dates and for the periods indicated. The consolidated balance sheet data and the consolidated operations data for fiscal years 2000 through 2004 have been derived from our audited consolidated financial statements included in our filings on Form 10-K for each of the respective periods.

	Year ended December 31,
	2000	2001	2002	2003	2004
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Total revenue	$6,972	$8,650	$6,193	$6,060	$5,931
Total costs and expenses	53,626	19,370	10,823	8,555	6,426

Loss from operations	(46,654)	(10,720)	(4,630)	(2,495)	(495)
Net loss	(49,534)	(8,160)	(4,435)	(1,390)	(317)
Net loss attributable to common stockholders	(49,640)	(8,160)	(4,435)	(1,390)	(317)
Basic and diluted net loss per share attributable to common stockholders	$(8.87)	$(1.36)	$(0.74)	$(0.27)	$(0.06)
Shares used in computing basic and diluted net loss per share attributable to common stockholders	5,594	6,006	6,015	5,085	5,469
Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,594	$8,589	$4,449	$3,431	$1,908
Marketable securities	10,305	—	—	—	—
Total assets	26,967	13,798	7,021	5,156	3,224
Long-term debt and capital lease obligations	220	6	—	—	—
Stockholders' equity	$13,608	$5,642	$1,217	$524	$214

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

        The following unaudited pro forma consolidated financial information consists of our Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2004, and our Unaudited Pro Forma Consolidated Statements of Operations for the years ended December 31, 2004 and December 31, 2003 and explanatory notes (collectively, the "Pro Forma Statements"). The Pro Forma Statements give effect to the Transaction assuming: (1) for the Unaudited Pro Forma Consolidated Balance Sheet, the Transaction closed as of the December 31, 2004 and (2) for the Unaudited Pro Forma Consolidated Statements of Operations, the Transaction occurred on January 1, 2003. No pro forma statement of operations was prepared for the year ended December 31, 2002 because the Company had no operations other than the Patient Content Repository business in that year.

        The Pro Forma Consolidated Balance Sheets include the effect of the gain on the Transaction which is the result of cash received plus the recognition of deferred revenue and deferred net liabilities assumed by EBSCO Publishing, offset by the write-off of prepaid expenses associated with the Patient Content Repository business (the "Business") and direct transactional costs; however, the Pro Forma Consolidated Statements of Operations do not reflect the net gain from the Transaction as it is non-recurring in nature. The net gain will be reflected in our financial statements when the Transaction is consummated.

        The Pro Forma Statements should be read in conjunction with the related notes thereto included in this Proxy Statement.

        The Pro Forma Statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the audited historical financial statements and notes thereto included in HealthGate's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 17, 2005.

        The Pro Forma Statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place on the dates indicated and do not purport to indicate the results of future operations.

        Costs and expenses attributed to the Patient Content Repository business are specific, direct costs primarily associated with that business. As such, they do not reflect changes in general corporate allocations or other non-direct costs that may occur as a result of focusing our efforts exclusively on the Quality Improvement and Risk Management Solutions business going forward.

HEALTHGATE DATA CORP.

PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2004
(UNAUDITED)

	HealthGate As reported	Pro forma Adjustments		Pro forma Adjusted
Assets
Current assets:
Cash and cash equivalents	$1,908,427	$8,100,000 (200,000	(1) )(2)	9,808,427
Accounts receivable	258,347			258,347
Prepaid expenses and other current assets	505,229	(59,978 (12,889	)(3) )(4)	432,362

Total current assets	2,672,003	7,827,133		10,499,136
Fixed assets, net	142,448	(4,958	)(3)	137,490
Intangible assets, net	226,363			226,363
Goodwill	183,511			183,511
Other assets	—			—

Total assets	$3,224,325	$7,822,175		$11,046,500

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$201,854	$(48,197	)(3)	153,657
Accrued expenses	905,010	(136,213	)(3)	768,797
Deferred revenue	1,678,344	(1,457,778	)(3)	220,566
Current portion of deferred rent liability	25,590			25,590
Current portion of deferred gain	75,588	(75,588	)(4)	—

Total current liabilities	2,886,386	(1,717,776)		1,168,610
Other long-term liabilities	124,410	(124,410	)(4)	0

Total liabilities	3,010,796	(1,842,186)		1,168,610

Stockholders' equity:
Common stock, $.03 par value; Authorized: 100,000,000 shares Issued and outstanding: 5,494,766 shares at December 31, 2004	164,842			164,842
Additional paid in capital	99,921,807			99,921,807
Accumulated deficit	(99,873,120)	9,477,252 187,109	(5) (4)	(90,208,759)

Total stockholders' equity	213,529	9,664,361		9,877,890
Commitments and contingencies	—			—

Total liabilities and stockholders' equity	$3,224,325	$7,822,175		$11,046,500

The accompanying notes are an integral part of these pro forma financial statements.

HEALTHGATE DATA CORP.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004
(UNAUDITED)

	HealthGate As reported	Pro forma Adjustments		Pro forma Adjusted
Revenue	$5,931,449	$(5,298,119	)(6)	$509,757

		(123,573	)(4)

Costs and expenses
Cost of revenue	1,511,422	(1,126,095 (73,843	)(6) )(4)	311,484
Research and development	1,652,820	(575,138 (4,727	)(6) )(4)	1,072,955
Sales and marketing	1,269,484	(521,479	)(6)	748,005
General and administrative	2,104,990	(215,309	)(6)	1,889,681
Lease exit costs	(112,427)			(112,427)

Total costs and expenses	6,426,289	(2,516,591)		3,909,698

Loss from operations	(494,840)	(2,905,100)		(3,399,940)

Income tax benefit (provision)				—
Interest and other income/(expense), net	178,000	(26,766	)(4)	151,234

Net loss	$(316,840)	$(2,931,866)		$(3,248,706)

Basic and diluted net loss per share attributable to common stockholders	$(0.06)			$(0.59)
Shares used in computing basic and diluted net loss per share attributable to common stockholders	5,469,319			5,469,319

The accompanying notes are an integral part of these pro forma financial statements.

HEALTHGATE DATA CORP.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
(UNAUDITED)

	HealthGate As reported	Pro forma Adjustments		Pro forma Adjusted
Revenue	$6,059,772	$(5,704,873	)(6)	$66,650

		(288,249	)(4)

Costs and expenses
Cost of revenue	2,524,215	(2,260,021 (128,848	)(6) )(4)	135,346
Research and development	1,944,061	(588,280 (134,403	)(6) )(4)	1,221,378
Sales and marketing	1,055,157	(719,573	)(6)	335,584
General and administrative	2,954,876	(609,601	)(6)	2,345,275
Lease exit costs	76,911			76,911

Total costs and expenses	8,555,220	(4,440,726)		4,114,494

Loss from operations	(2,495,448)	(1,552,396)		(4,047,844)

Income tax benefit (provision)		(200,000	)(7)	(200,000)
Interest and other income/(expense), net	1,104,954			1,104,954

Net loss	$(1,390,494)	$(1,752,396)		$(3,142,890)

Basic and diluted net loss per share attributable to common stockholders	$(0.27)			$(0.62)
Shares used in computing basic and diluted net loss per share attributable to common stockholders	5,084,628			5,084,628

The accompanying notes are an integral part of these pro forma financial statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Basis of Pro Forma Presentation

        The Unaudited Pro Forma Consolidated Balance Sheet at December 31, 2004, and the Unaudited Pro Forma Consolidated Statements of Operations for the years ended December 31, 2004 and December 31, 2003 included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.

        The unaudited Pro Forma Statements of HealthGate have been prepared based on the historical balance sheets of HealthGate as of December 31, 2004 and the historical statements of operations for HealthGate for the years ended December 31, 2004 and December 31, 2003, after giving effect to the adjustments and assumptions described below. For the year ended December 31, 2002, all of HealthGate's operations related to the Patient Content Repository business (the "Business"), therefore we have not included an unaudited pro forma consolidated statement of operations for the year ended December 31, 2002 representing the results of operations as if the Transaction occurred on January 1, 2002.

        HealthGate employs accounting policies that are in accordance with generally accepted accounting principles in the United States. In management's opinion, all material adjustments necessary to reflect fairly the pro forma financial position and pro forma results of operations of HealthGate have been made.

        The ongoing activity presented in these unaudited Pro Forma Statements represents HealthGate's sales and licensing of its clinical guidelines and the retention of its Quality Improvement and Risk Management Solutions business, the expenses associated with the on-going marketing and development of this business and other corporate assets, liabilities and expenses that will not be divested in the Transaction. This unaudited pro forma financial information is presented for illustrative purposes only, and is not necessarily indicative of the operating results and financial position that might have been achieved had the Transaction described above occurred on the dates indicated, nor are they necessarily indicative of the operating results and financial position that may occur in the future.

Pro Forma Adjustments

        Note 1.    To reflect proceeds from the sale consisting of cash consideration of $8,100,000.

        Note 2.    To reflect the payment of estimated direct expenses of the Transaction, including legal, printing, accounting and other professional fees. The Pro Forma Consolidated Statements of Operations do not reflect the recognition of these expenses as they are non-recurring in nature; however, these expenses will be reflected in our historical financial statements when the Transaction is consummated.

        Note 3.    To reflect the elimination of the assets and liabilities related to the sale of substantially all of the assets used in the operation of HealthGate's Patient Content Repository business and assets and liabilities relating to that Business, such as prepayments and accruals for licensed content associated with the Business, deferred revenue relating to the Business and employment related liabilities that EBSCO Publishing has agreed to assume.

        Note 4.    On August 23, 2004, HealthGate entered into an Asset Purchase Agreement with EBSCO Publishing, Inc. ("EBSCO Publishing") for the sale of certain assets of The Natural Pharmacist™ ("TNP"). On the same date, EBSCO Publishing entered into a Reseller Agreement with HealthGate for HealthGate to continue to license and distribute the TNP content for an initial term of three years. In addition, HealthGate entered into a Reseller Agreement with EBSCO Publishing on an exclusive basis for EBSCO Publishing to license and distribute HealthGate's consumer health library to academic and public libraries for an initial term of three years. These agreements were determined to represent a multi-element service arrangement under EITF 00-21, "Revenue Arrangements with Multiple Deliverables." As HealthGate was not able to obtain objective and reliable evidence of the fair values for each of the elements within these agreements, the deliverables did not meet the related separation criteria under EITF 00-21 and must be accounted for as a combined unit of accounting. Consequently, the total value of the arrangement is being recognized as income ratably over the initial service period of 3 years. HealthGate also recorded a deferred gain of approximately $227,000 representing the excess of cash received for the TNP assets, net of the remaining book value of the TNP content and certain direct transaction costs. This gain is being recognized as "Other income" in the Consolidated Statement of Operations for the year ended December 31, 2004.

        The Pro Forma Consolidated Statement of Operations eliminates both the revenue and direct expenses associated with the TNP assets from January 1, 2003 through the sale date of August 23, 2004 and eliminates the portion of the gain recognized during the year ended December 31, 2004 since such gain is non-recurring and directly attributable to the transaction for which pro forma financial statements are prepared.

        The Pro Forma Consolidated Balance Sheet for the year ended December 31, 2004 eliminates prepaid expenses associated with the sale of TNP as well as the current and long-term deferred gain and recognizes the net deferred gain which is expected to be fully recognized upon the consummation of the proposed Transaction. Based on the balances at December 31, 2004, the amount of gain that would be recognized would be approximately $187,000.

        Note 5.    HealthGate would report a net gain of approximately $9.5 million on the Transaction based on the net balances as of December 31, 2004.

        Note 6.    The Pro Forma Consolidated Statements of Operations give effect to the disposition of the Business as if the Transaction occurred on January 1, 2003. The revenues and expenses of the Business have been removed from the Pro Forma Consolidated Statements of Operations. A non-recurring gain has not been included in the Pro Forma Consolidated Statements of Operations but will be reflected in the historical statement of operations when the Transaction is consummated.

        In October 2003, HealthGate acquired substantially all of the assets and selected liabilities of EBM Solutions, Inc. Prior to this date, all of HealthGate's revenues were related to the Patient Content Repository business.

        Note 7.    We estimate a tax liability of approximately $200,000 for Alternative Minimum Tax in the tax year of the Transaction.

UNAUDITED FINANCIAL STATEMENTS
OF THE PATIENT CONTENT REPOSITORY BUSINESS

        HealthGate has prepared the following unaudited financial statements to show the balance sheets, statements of operations and statements of cash flows of the Patient Content Repository business (the "Business") on a stand-alone basis. HealthGate does not operate this Business as a separate division or line of business. For presentation purposes, the balance sheets of the Business have been adjusted by eliminating from HealthGate's balance sheets only those assets and liabilities that directly relate to the Quality Improvement and Risk Management Solutions business. Assets which relate to HealthGate as a whole and are not assets or liabilities of any one business have been included as assets and liabilities of the Patient Content Repository business for presentation purposes, since they are the result of HealthGate's operations to date which have been primarily attributable to the Patient Content Repository business.

        In preparing the statement of operations of the Business, only those revenues and expenses that directly relate to the Quality Improvement and Risk Management Solutions business have been eliminated. Many expenses, such as occupancy costs, financial and administrative salaries and overhead cannot be directly attributed to either business. HealthGate believes it would have incurred substantially all of these expenses regardless of whether it operated one or both of these businesses, and therefore for presentation purposes these costs have been included in results of operations of the Patient Content Repository business on a stand alone basis.

        The following unaudited financial statements for the Patient Content Repository business are presented: Unaudited Balance Sheets as of December 31, 2004, and December 31, 2003; Unaudited Statements of Operations for the years ended December 31, 2004, December 31, 2003 and December 31, 2002; Unaudited Statements of Cash Flows for the years ended December 31, 2004, December 31, 2003 and December 31, 2002 and explanatory notes (collectively, the "Unaudited Business Financial Statements").

        The Unaudited Business Financial Statements should be read in conjunction with the related notes thereto included in this Proxy Statement.

        The Unaudited Business Financial Statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the audited historical financial statements and notes thereto included in HealthGate's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 17, 2005.

        The Unaudited Business Financial Statements are not necessarily indicative of what the actual financial results would have been had HealthGate operated the Patient Content Repository business as a separate division or line of business.

PATIENT CONTENT REPOSITORY BUSINESS

BALANCE SHEET
AS OF DECEMBER 31, 2004
(UNAUDITED)

	HealthGate As Reported	Adjustments	Patient Content Repository Business
		(Note 1)	(Note 1)
Assets
Current Assets:
Cash and Marketable Securities	$1,908,427		$1,908,427
Accounts receivable, net of allowance	258,347	(49,969)	208,378
Due (to)/from Quality Improvement and Risk Management business	—	(69,575)	(69,575)
Prepaid expenses and other current assets	505,229		505,229

Total Current Assets	2,672,003	(119,544)	2,552,459
Fixed assets, net	142,448	(54,459)	87,989
Intangible assets, net	226,363	(226,363)	—
Goodwill	183,511	(183,511)	—
Other assets	—		—

Total Assets	$3,224,325	$(583,877)	$2,640,448

Liabilities
Current liabilities:
Accounts payable	$201,854	$(35,492)	$166,362
Accrued payroll and other accrued expenses	905,010	(25,051)	879,959
Deferred revenue	1,678,344	(220,566)	1,457,778
Current portion of deferred rent liability	25,590		25,590
Deferred gain	75,588		75,588

Total Current Liabilities	2,886,386	(281,109)	2,605,277
Other long-term liabilities	124,410		124,410

Total Liabilities	$3,010,796	$(281,109)	$2,729,687

Stockholders' equity:
Common stock, $.03 par value	164,842	(32,561)	132,281
Additional paid in capital	99,921,807	(800,681)	99,121,126
Accumulated deficit	(99,873,120)	530,474	(99,342,646)

Total stockholders' equity	213,529	(302,768)	(89,239)

Total liabilities and stockholders' equity	$3,224,325	$(583,877)	$2,640,448

The accompanying notes are an integral part of these financial statements.

PATIENT CONTENT REPOSITORY BUSINESS

BALANCE SHEET
AS OF DECEMBER 31, 2003
(UNAUDITED)

	HealthGate As Reported	Adjustments	Patient Content Repository Business
		(Note 1)	(Note 1)
Assets
Current Assets:
Cash and cash equivalents	$3,431,230		$3,431,230
Accounts receivable, net of allowance	158,989	(65,000)	93,989
Due (to)/from Quality Improvement and Risk Management business	—	(361,675)	(361,675)
Prepaid expenses and other current assets	110,675		110,675

Total Current Assets	3,700,894	(426,675)	3,274,219
Fixed assets, net	358,293	(33,604)	324,689
Intangible assets, net	546,585	(418,231)	128,354
Goodwill	231,468	(231,468)	—
Other assets	318,613	147	318,760

Total Assets	$5,155,853	$(1,109,831)	$4,046,022

Liabilities
Current liabilities:
Accounts payable	$375,309	$(10,054)	$365,255
Accrued payroll and other accrued expenses	1,796,181	(299,062)	1,497,119
Deferred revenue	2,083,924	(266,088)	1,817,836
Current portion of deferred rent liability	51,179		51,179

Total Current Liabilities	4,306,593	(575,204)	3,731,389
Long-term deferred rent liability	25,590		25,590
Other long-term liabilities	299,818		299,818

Total Liabilities	$4,632,001	$(575,204)	$4,056,797

Stockholders' equity:
Common stock, $.03 par value	161,465	(32,561)	128,904
Additional paid in capital	99,918,667	(800,681)	99,117,986
Accumulated deficit	(99,556,280)	298,615	(99,257,665)

Total stockholders' equity	523,852	(534,627)	(10,775)

Total liabilities and stockholders' equity	$5,155,853	$(1,109,831)	$4,046,022

The accompanying notes are an integral part of these financial statements.

PATIENT CONTENT REPOSITORY BUSINESS

STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004
(Unaudited)

	HealthGate As Reported	Adjustments	Patient Content Repository Business
		(Note 1)	(Note 1)
Revenue	$5,931,449	$(509,757)	$5,421,692

Costs and expenses
Cost of revenue	1,511,422	(337,458)	1,173,964
Research and development	1,652,820	(150,286)	1,502,534
Sales and marketing	1,269,484	(245,279)	1,024,205
General and administrative	2,104,990	(8,593)	2,096,397
Lease exit costs	(112,427)	—	(112,427)

Total costs and expenses	6,426,289	(741,616)	5,684,673

Loss from operations	(494,840)	231,859	(262,981)

Interest income	25,385		25,385
Interest expense	(433)		(433)
Other income (expense), net	153,048		153,048

Net loss	$(316,840)	$231,859	$(84,981)

The accompanying notes are an integral part of these financial statements.

PATIENT CONTENT REPOSITORY BUSINESS

STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
(Unaudited)

	HealthGate As Reported	Adjustments	Patient Content Repository Business
		(Note 1)	(Note 1)
Revenue	$6,059,772	$(66,650)	$5,993,122

Costs and expenses
Cost of revenue	2,524,215	(135,324)	2,388,891
Research and development	1,944,061	(166,144)	1,777,917
Sales and marketing	1,055,157	(52,498)	1,002,659
General and administrative	2,954,876	(11,299)	2,943,577
Lease exit costs	76,911		76,911

Total costs and expenses	8,555,220	(365,265)	8,189,955

Loss from operations	(2,495,448)	298,615	(2,196,833)

Interest income	41,482		41,482
Interest expense	(1,407)		(1,407)
Other income (expense), net	1,064,879		1,064,879

Net loss	$(1,390,494)	$298,615	$(1,091,879)

The accompanying notes are an integral part of these financial statements.

PATIENT CONTENT REPOSITORY BUSINESS

STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
(Unaudited)

	HealthGate As Reported	Adjustments	Patient Content Repository Business
		(Note 1)	(Note 1)
Revenue	$6,192,775	$	$6,192,775

Costs and expenses
Cost of revenue	2,778,525		2,778,525
Research and development	2,424,123		2,424,123
Sales and marketing	1,459,600		1,459,600
General and administrative	4,160,997		4,160,997
Lease exit costs	—		—

Total costs and expenses	10,823,245		10,823,245

Loss from operations	(4,630,470)		(4,630,470)

Interest income	86,509		86,509
Interest expense	(19,696)		(19,696)
Other income (expense), net	128,859		128,859

Net loss	$(4,434,798)	$	$(4,434,798)

The accompanying notes are an integral part of these financial statements.

PATIENT CONTENT REPOSITORY BUSINESS

STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2004
(Unaudited)

	HealthGate As Reported	Adjustments		Patient Content Repository Business
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
Net Loss	$(316,840)		$231,859	$(84,981)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	567,029		(256,486)	310,543
Gain on Sale of TNP assets	(26,766)			(26,766)
Changes in assets and liabilities:				—
Accounts receivable	(99,358)		(15,031)	(114,389)
Due (to)/from Quality Improvement and Risk Management business	—		(292,100)	(292,100)
Prepaid expenses and other current assets	(75,794)			(75,794)
Other assets	(147)		147	—
Accounts payable	(173,455)		(25,438)	(198,893)
Accrued expenses	(843,214)		226,054	(617,160)
Deferred revenue	(405,580)		45,522	(360,058)
Current portion of deferred rent liability	(25,589)			(25,589)
Long-term deferred rent liability	(25,590)			(25,590)
Other long-term liabilities	(299,818)			(299,818)

Net cash used in operating activities	(1,725,122)		(85,473)	(1,810,595)

Cash flows from investing activities:
Proceeds from sale to EBSCO	281,275			281,275
Expenditures for capitalized software	(85,473)		85,473	—

Net cash provided by (used in) investing activities	195,802		85,473	281,275

Cash flows from financing activities:
Common stock, net of issuance costs	6,517			6,517

Net cash provided by (used in) financing activities	6,517			6,517

Net increase (decrease) in cash and cash equivalents	(1,522,803)			(1,522,803)
Cash and cash equivalents, beginning of year	3,431,230			3,431,230

Cash and cash equivalents, end of period	$1,908,427	$		$1,908,427

The accompanying notes are an integral part of these financial statements.

PATIENT CONTENT REPOSITORY BUSINESS

STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2003
(Unaudited)

	HealthGate As Reported	Adjustments		Patient Content Repository Business
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
Net Loss	$(1,390,494)		$298,615	$(1,091,879)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,552,196		(117,312)	1,434,884
Gain on reacquisition of stock	(92,294)			(92,294)
Loss/(Gain) on disposal of fixed assets	1,356			1,356
Changes in assets and liabilities:
Accounts receivable	(30,876)		65,000	34,124
Due (to)/from Quality Improvement and Risk Management business	—		361,675	361,675
Prepaid expenses and other current assets	267,456			267,456
Other assets	20,981		(147)	20,834
Accounts payable	(422,385)		(10,054)	(432,439)
Accrued expenses	(102,967)		(299,062)	(402,029)
Deferred revenue	(348,690)		633	(348,057)
Current portion of deferred rent liability	—			—
Long-term deferred rent liability	(51,179)			(51,179)
Other long-term liabilities	(507,307)			(507,307)

Net cash used in operating activities	(1,104,203)		299,348	(804,855)

Cash flows from investing activities:
Purchases of fixed assets	(39,209)			(39,209)
Acquisition of EBM Solutions	321,701		(321,701)	—
Expenditures for capitalized software	(146,792)		22,353	(124,439)

Net cash provided by (used in) investing activities	135,700		(299,348)	(163,648)

Cash flows from financing activities:
Payment of capital lease obligation	(5,821)			(5,821)
Repurchase of common stock	(47,952)			(47,952)
Common stock, net of issuance costs	4,420			4,420

Net cash provided by (used in) financing activities	(49,353)			(49,353)

Net increase (decrease) in cash and cash equivalents	(1,017,856)			(1,017,856)
Cash and cash equivalents, beginning of year	4,449,086			4,449,086

Cash and cash equivalents, end of period	$3,431,230	$		$3,431,230

The accompanying notes are an integral part of these financial statements.

PATIENT CONTENT REPOSITORY BUSINESS

STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2002
(Unaudited)

	HealthGate As Reported	Adjustments	Patient Content Repository Business
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
Net Loss	$(4,434,798)		$(4,434,798)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,956,901		2,956,901
Stock based compensation	9,465		9,465
Loss/(Gain) on disposal of fixed assets	3,732		3,732
Changes in assets and liabilities:
Accounts receivable	315,509		315,509
Prepaid expenses and other current assets	(53,210)		(53,210)
Other assets	31,167		31,167
Accounts payable	(203,538)		(203,538)
Accrued expenses	16,441		16,441
Deferred revenue	(1,389,341)		(1,389,341)
Current portion of deferred rent liability	—		—
Long-term deferred rent liability	(51,179)		(51,179)
Other long-term liabilities	(510,586)		(510,586)

Net cash used in operating activities	(3,309,437)	—	(3,309,437)

Cash flows from investing activities:
Purchases of fixed assets	(78,427)		(78,427)
Acquisition of TNP	(393,200)		(393,200)
Expenditures for capitalized software	(144,823)		(144,823)

Net cash provided by (used in) investing activities	(616,450)	—	(616,450)

Cash flows from financing activities:
Payment of capital lease obligation	(213,735)		(213,735)

Net cash provided by (used in) financing activities	(213,735)	—	(213,735)

Net increase (decrease) in cash and cash equivalents	(4,139,622)	—	(4,139,622)
Cash and cash equivalents, beginning of year	8,588,708		8,588,708

Cash and cash equivalents, end of period	$4,449,086	$—	$4,449,086

The accompanying notes are an integral part of these financial statements.

NOTES TO UNAUDITED FINANCIAL STATEMENTS OF THE
PATIENT CONTENT REPOSITORY BUSINESS

1.     Basis of Presentation and Adjustments

        HealthGate Data Corp. ("HealthGate" or the "Company") provides Quality Improvement and Risk Management Solutions including clinical guidelines, order sets and point of care tools that help healthcare providers and payers improve quality, reduce variability of care and reduce costs. Additionally, through its Patient Content Repository business, HealthGate provides a suite of evidence-based patient education and consumer health content services that allow patients to be active participants in the delivery of their own care.

        On January 18, 2005, HealthGate and EBSCO Publishing, Inc. ("EBSCO Publishing") announced that their Boards of Directors had approved an Asset Purchase Agreement under which EBSCO Publishing will acquire the assets of HealthGate's Patient Content Repository business (the "Business") for $8.1 million in cash at closing, plus the assumption of certain liabilities of the Business, (the "Transaction"). The Transaction is subject to customary closing conditions, including HealthGate obtaining renewal agreements with certain existing customers and approval by HealthGate's shareholders.

        The Patient Content Repository products and services represented 100% of HealthGate's revenue in 2002, approximately 99% of HealthGate's revenue in 2003 and 91% of HealthGate's revenue in 2004. HealthGate will retain the clinical guidelines, which have a limited operating history and have generated limited revenue to date. HealthGate will also retain InteractiveIC and Quality Architect which have not generated any revenues to date. HealthGate will also continue to develop other Quality Improvement and Risk Management Solutions.

        HealthGate has prepared these unaudited financial statements to present the assets and liabilities of the Patient Content Repository business at December 31, 2003 and 2004 as well as the operating results and cash flows of the Business for the years ended December 31, 2002, 2003 and 2004. For the year ended December 31, 2002, all of HealthGate's operations related to the Business. Therefore the unaudited statement of operations for the Business for the year ended December 31, 2002 has no adjustments from the information on file with the SEC.

        HealthGate does not operate the Business as a separate division or line of business. For presentation purposes, the balance sheets have been adjusted by eliminating only those assets and liabilities that directly relate to the Quality Improvement and Risk Management Solutions business. Assets of the Patient Content Repository business, as adjusted, exclude accounts receivable for clinical guidelines and intangible assets including goodwill recorded as part of the acquisition of EBM Solutions, Inc. in October 2003. Liabilities of the Patient Content Repository business, as adjusted, exclude accounts payable and accrued expenses for vendors who only provide service and support for clinical guideline products, and exclude deferred revenue on clinical guideline products. Assets such as prepaid expenses and accrued expenses which relate to HealthGate as a whole and are not assets or liabilities of any one business have been included as assets and liabilities of the Patient Content Repository business for presentation purposes, since they are the result of HealthGate's operations to date which have been primarily attributable to the Patient Content Repository business. Equity of the Patient Content Repository business, as adjusted, reflects the elimination of common stock and paid in capital recorded as part of the acquisition of EBM Solutions, Inc. in October 2003.

        In preparing the statements of operations, only those revenues and expenses that directly relate to the Quality Improvement and Risk Management Solutions business have been eliminated. Revenue adjustments eliminate those revenues recognized from sales and licensing of clinical guideline products. Expense adjustments remove royalties, depreciation, amortization and support expenses directly related to the Quality Improvement and Risk Management Solutions business. Many expenses, such as occupancy costs, financial and administrative salaries and overhead cannot be directly attributed to either business. HealthGate believes it would have incurred substantially all of these expenses regardless of whether it operated one or both of these businesses, and therefore for presentation purposes these cost have been included in results of operations of the Patient Content Repository business on a stand alone basis.

2.     Summary of Significant Accounting Policies

        Significant accounting polices are as follows:

Cash and Cash Equivalents

        HealthGate considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. HealthGate invests its excess cash in money market funds backed by U.S. Government securities, U.S. Treasury securities and commercial paper, which are subject to minimal credit and market risk. At December 31, 2004 and 2003, approximately $1,808,000 and $3,238,000, respectively of the Company's cash and cash equivalents were in money market funds. All cash and cash equivalents have been attributed to the Patient Content Repository business for presentation purposes.

Accounts Receivable and Allowance for Doubtful Accounts

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the best estimate of the amount of credit losses in the existing accounts receivable balance of the Business. The allowance for doubtful accounts is reviewed periodically throughout the year. Accounts receivable balances are charged off against the allowance when the Company deems the receivable will not be recovered.

        The following are the changes in the balance for doubtful accounts for the three years ended December 31, 2004:

	Beginning of Year	Costs and Expenses	Deductions	End of Year
2004
Allowance for doubtful accounts	$1,818	$1,082	$—	$2,900
2003
Allowance for doubtful accounts	3,781	—	(1,963)	1,818
2002
Allowance for doubtful accounts	20,740	—	(16,959)	3,781

Revenue Recognition

        HealthGate primarily derives revenue from licensing access to its content and tools. HealthGate also enters into publishing agreements with print publishers. HealthGate has also previously generated revenue from providing activePress™ services, online advertising, sponsorships and e-commerce, including user subscription and transaction based fees. HealthGate chose to phase out its advertising, sponsorship and e-commerce offerings in November 2000. Accordingly, there is limited revenue from these activities in 2002 and no revenue in 2003 or 2004. HealthGate's activePress™ agreement with Blackwell Science terminated in January 2002. HealthGate no longer provides activePress services.

        HealthGate records revenue in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition". Revenue from services arrangements is recognized ratably over the terms of the underlying agreement between HealthGate, the customer, and if applicable, HealthGate's authorized reseller, which generally ranges from one to three years. HealthGate typically does business with its customers using standard contracts and does not begin to recognize revenue until such contract is signed by both parties. For arrangements in which HealthGate sells through a reseller, HealthGate does not recognize any revenue until an agreement has been finalized between HealthGate, its customer, and its authorized reseller and the content has been delivered. Revenue is not recognized under any circumstances unless collectibility is deemed probable. Accounts are evaluated for collectibility based on HealthGate's past collections experience, the customer's payment history and evaluation of the customer's financial condition. If collection is not deemed probable, revenue recognition does not begin until cash is received.

        If consideration, including equity instruments is given to a customer or reseller for which the Company does not receive a separate identifiable benefit with a determinable fair value, the Company characterizes the recognition of such consideration as a reduction in revenue to the extent there is cumulative revenue from such customer or reseller. Any excess recognition of such consideration is recorded as an expense.

        Revenue from licensing electronic content to print publishers for print distribution, including minimum royalties, is recognized upon delivery of the content as long as HealthGate has no material future obligations.

        HealthGate rarely enters into multi-element service arrangements. When HealthGate does enter into such an arrangement, each element is accounted for separately over its respective service period, provided that there is stand alone value to the delivered service and objective evidence of fair value of at least the undelivered service. If these conditions are not met, the total value of the arrangement is recognized ratably over the entire service period. For all multi-element service arrangements to date, the fair value of each element has not been objectively determinable. Therefore, all revenue under these contracts has been recognized ratably over the related service period.

Fair Value of Financial Instruments

        The carrying amounts of HealthGate's financial instruments, which include cash, cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate their fair values at December 31, 2003 and 2004.

Concentration of Credit Risk and Significant Customers

        Financial instruments which potentially expose HealthGate to concentrations of credit risk consist primarily of trade accounts receivable and cash equivalents. To minimize risk relative to trade accounts receivable, ongoing credit evaluations of customers' financial condition are performed, although collateral generally is not required. To minimize risk associated with cash and cash equivalents, the Company conducts business with banks with strong credit. At December 31, 2004, three customers accounted for 24%, 16%, and 14%, respectively, of gross accounts receivable for the Business. At December 31, 2003 three customers accounted for 38%, 28%, and 26%, respectively, of gross accounts receivable for the Business.

        For the years ended December 31, 2004, 2003 and 2002 one customer accounted for 21%, 18% and 16% of total revenue for the Business. For the years ended December 31, 2004 and 2003, HealthGate was a subcontractor under two different contracts with two different government agencies, through the same prime contractor. Total revenue from this prime contractor represented 11% and 10% of total revenue for the Business in the years ended December 31, 2004 and 2003, respectively. One customer, Veterans Administration, currently serviced as a subcontractor through a prime contract with Synnex represented 17% of total revenue for the Business for the year ended December 31, 2004. For the year ended December 31, 2002, one related party accounted for 2% of total revenue for the Business.

Research and Development, Software Development and Content Development Costs

        Costs incurred in the research and development of HealthGate's products are expensed as incurred, except for certain software development costs. In accordance with the American Institute of Certified Public Accountants' Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), HealthGate capitalizes costs, primarily internal labor, incurred during the application development stage of software developed for internal use. These costs are amortized to cost of revenue on a straight-line basis over the expected one-year life of the related software, once the software is completed and ready for its intended purpose.

        During the years ended December 31, 2002, 2003 and 2004, development costs of the Business of approximately $145,000, $125,000 and $0, respectively, were capitalized. These costs are amortized to cost of revenue on a straight-line basis over the expected one-year life of the related software, once the software is completed and ready for its intended purpose. For the years ended December 31, 2002, 2003 and 2004, amortization of software development costs was $665,000, $308,000 and $78,000, respectively.

        Costs incurred in the research and development of HealthGate's content and products, except for certain software development costs as described above, are expensed as incurred. The cost to develop proprietary content and update existing content is expensed as research and development costs in the period the costs are incurred.

Fixed Assets

        Fixed assets are recorded at cost and depreciated over their estimated useful lives, generally one to five years, using the straight-line method. Fixed assets held under capital leases which involve a transfer of ownership are amortized over the estimated useful life of the asset. Other fixed assets held under capital leases are amortized over the lease term. Repairs and maintenance costs are expensed as incurred.

Accrued Expenses

        Accrued expenses of the Business at December 31, 2003 and 2004 consist of the following:

	2003	2004
Accrued payroll and benefits	$287,558	$201,306
Accrued content liability	133,224	107,176
Accrued audit	236,000	175,000
Current portion of lease exit costs	589,338	256,074
Other accrued expenses	250,999	140,403

	$1,497,119	$879,959

3.     Fixed Assets

        Fixed assets of the Business consists of the following:

		December 31,
	Useful lives in years
		2003	2004
Computer equipment and software	3	$4,138,987	$2,771,159
Office equipment and fixtures	3-5	1,184,260	1,059,053
Software development costs	1	1,715,281	1,715,281
Computer equipment under capital lease	1-3	1,266,043	205,393

		8,304,571	5,750,886
Less-accumulated depreciation and amortization		(7,979,882)	(5,662,897)

		$324,689	$87,989

        Depreciation and amortization expense on fixed assets of the Business was approximately $2,257,000, $1,321,000, and $237,000 in 2002, 2003 and 2004, respectively, of which approximately $176,000 $0 and $0 in 2002, 2003 and 2004, respectively, related to amortization of assets held under capital leases. Accumulated amortization on assets under capital leases was $1,266,000 $1,266,000 and $205,000 at December 31, 2002, 2003, and 2004 respectively.

4.     Lease Exit Costs

        HealthGate leases approximately 32,000 square feet of office space under a lease, which expires in June 2005. HealthGate's annual cost for this space is approximately $28 per square foot per year. During the fourth quarter of 2001, the Company committed to an exit plan to vacate approximately 20,000 square feet of excess space at its headquarters building. HealthGate finalized a sublease for a portion of this excess space in February 2002.

        HealthGate's results of operations for the year ended December 31, 2001 included a charge of $1,880,000 as a result of these activities. This charge represents accrual of approximately $1,729,000 of expenses relating to HealthGate's continued liability under its lease, net of sublease income, and approximately $151,000 for the impairment of leasehold improvements on the space the Company vacated.

        During the quarter ended June 30, 2003, the Company's first subtenant defaulted on the sublease. As a result, the Company reevaluated the assumptions underlying the accrual and recorded additional lease exit costs of approximately $106,000 in the quarter ended June 30, 2003.

        During the quarter ended September 30, 2003, HealthGate finalized a sublease with a new subtenant for a portion of the Company's excess space for the remaining term of HealthGate's office lease. As a result, the Company reevaluated the assumptions underlying the accrual. This analysis included significant estimates including the amount of rent that HealthGate believes will ultimately be collectible based on the subtenant's limited operating history and current operating performance. This analysis resulted in a reduction in HealthGate's estimate of lease exit costs of approximately $29,000 in the quarter ended September 30, 2003. Total lease exit expenses were $77,000 for the year ended December 31, 2003.

        During the quarter ended June 30, 2004, HealthGate reevaluated the assumptions underlying the accrual based on the subtenant's continued adherence to the sublease terms and timely payment of rent when due. As part of this evaluation, HealthGate obtained independent verification of the subtenant's assets and business performance. This analysis resulted in a reduction in HealthGate's estimate of lease exit costs of approximately $112,000 in the quarter ended June 30, 2004.

        The charge and accrual included certain significant estimates and assumptions which will be monitored for changes in facts and circumstances. It is reasonably possible that changes in circumstances and evaluation of assumptions may require adjustment to this charge in future periods, and the amount could be material.

5.     The Natural Pharmacist

        On February 12, 2002, HealthGate acquired from Random House, Inc. the assets of The Natural Pharmacist ("TNP"), a publisher of comprehensive evidence-based alternative and natural health content for consumers and healthcare professionals. The total purchase price of $393,000 consisted of $350,000 in cash and $43,000 in direct transactional costs. In accordance with the provisions of Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), the purchase price was allocated to the assets acquired based on their value at the date of acquisition, with $48,000 of the purchase price being allocated to accounts receivable and $345,000 allocated to purchased content. This purchased content asset is being amortized on a straight-line basis over the estimated three-year life of the underlying asset. The acquired assets have been reported in HealthGate's results of operations from the date of acquisition. The pro forma effect of this acquisition in the years ended December 31, 2001 and 2002 would not have been significant.

        On August 23, 2004, HealthGate entered into an Asset Purchase Agreement with EBSCO Publishing ("EBSCO") for the sale of TNP assets. On the same date, EBSCO entered into a Reseller Agreement with HealthGate under which HealthGate can continue to license and distribute the TNP content for an initial term of three years. In addition, HealthGate entered into a Reseller Agreement with EBSCO for EBSCO to license and distribute HealthGate's consumer health library on an exclusive basis to academic and public libraries for an initial term of three years. Unless notice of intent not to renew is given by either party at least sixty (60) days before the end of the then current term, the terms of both Reseller Agreements will automatically be extended for successive one-year terms upon the same terms and conditions as the initial terms.

        These agreements were determined to represent a multi-element service arrangement under Emerging Issues Task Force Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"). Under EITF 00-21, each element of these agreements can be divided into separate units of accounting and applicable revenue recognition criteria can be applied separately to each unit of accounting, provided that (1) the delivered service has value to HealthGate on a stand alone basis; and (2) there is objective and reliable evidence of the fair value of the undelivered services. As HealthGate was not able to obtain objective and reliable evidence of the fair values for each of the elements within these agreements, the deliverables did not meet the related separation criteria under EITF 00-21 and must be accounted for as a combined unit of accounting. Consequently, the total value of the arrangement is being recognized as income ratably over the initial service period of three years. Additionally, as there is no objective and reliable evidence of fair values for the undelivered elements of the Reseller Agreements, the amount of license fees payable to EBSCO were classified as an offset to revenue recognized on fees receivable from EBSCO rather than as an operating expense in accordance with Emerging Issues Task Force Issue No. 01-09, "Accounting for Consideration Given by A Vendor to a Customer" ("EITF 01-09"). HealthGate also recorded a deferred gain of approximately $227,000 representing the excess of cash received for the TNP assets, net of the remaining book value of the TNP content and certain direct transaction costs. This gain is being recognized as "Other income" in the condensed consolidated statement of operations.

        HealthGate's results of operations for the year ended December 31, 2004 include approximately $27,000 of the gain which was recognized in 2004, as well as approximately $53,000 of net revenue under the two reseller agreements. The unrecognized portion of the gain is included in HealthGate's condensed consolidated balance sheet at December 31, 2004.

        All activity relating to the TNP assets and sales of TNP products have been included in the Patient Content Repository business for presentation purposes.

6.     Commitments and Contingencies

        HealthGate leases all facilities under operating lease agreements and certain equipment under noncancelable capital lease agreements. Total rent expense under noncancelable operating leases was approximately $410,000, $338,000 and $39,000 for the years ended December 31, 2002, 2003 and 2004, respectively.

        The future minimum commitments under all noncancelable leases and under agreements to license content from various unrelated third parties at December 31, 2004, were as follows:

	Operating Leases	Licensed Content	Employee Agreement
2005	$583,000	$517,000	$105,000
2006	55,000	63,000	—
2007	—	—	—
Thereafter	—	—	—

Total future payments	$638,000	$580,000	$105,000

7.     Other Related Party Transactions

        Through the Company's activePress service, HealthGate was the exclusive developer on the Web of a collection of approximately 320 full text journals for Blackwell Science. The Company's agreement with Blackwell Science, as amended, terminated in January 2002. HealthGate's results of operations for the years ended December 31, 2002, 2003 and 2004 include $138,000, $0 and $0, respectively, of revenue relating to this agreement. Blackwell Science is a principal stockholder of HealthGate. HealthGate believes that this agreement was an arms length agreement with terms no more or less favorable than agreements made with independent third parties.

        In June 1999, HealthGate entered into a development and distribution agreement with GE Medical Systems ("GEMS"). The agreement, as amended, expired in June 2003. Under the terms of this agreement, GEMS could sell HealthGate's standard CHOICE product and GEMS' branded enhanced versions of HealthGate's CHOICE product through its worldwide sales force into its worldwide customer base of hospitals and other patient care facilities. In February 2003, HealthGate entered into a settlement agreement that established commissions due under this development and distribution agreement relating to fiscal years 1999 through 2002. The settlement amount was approximately $818,000 less than HealthGate had previously accrued. This amount was recorded as other income in the quarter ended March 31, 2003. HealthGate's results of operations for the years ended December 31, 2001 include $865,000 of revenue from GEMS. No revenue was recognized from GEMS in the years ended December 31, 2002, and 2003 and 2004. All revenues and expenses from this agreement have been included as part of the Patient Content Repository business for presentation purposes.

        In May 2003, HealthGate acquired 1,153,667 of its shares of common stock from GE Capital Equity Investments, Inc. and National Broadcasting Company, Inc. ("NBC"). These shares of stock were retired. General Electric Company and NBC also agreed to cancel without exercise warrants for the purchase of up to 463,266 shares of HealthGate common stock. As consideration for these shares and cancellation of the warrants, HealthGate transferred to NBC all HealthGate's rights to its general unsecured claim against Medical SelfCare, Inc. ("SelfCare"). In December 2000, SelfCare had made an assignment for the benefit of creditors. HealthGate had previously determined that a material recovery of its claim in the SelfCare liquidation was remote. At the time of the settlement, NBC was involved in litigation with SelfCare. In the quarter ended June 30, 2003, HealthGate's recorded a gain of approximately $92,000 in connection with this transaction. The gain was determined based on the fair value of HealthGate's stock based on the closing price on the Over-the-Counter Bulletin Board ("OTCBB") on the date of the transaction.

PROPOSAL TWO:
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

        HealthGate's Board of Directors is requesting that the stockholders approve an adjournment or postponement of the Special Meeting, if deemed necessary by the Board of Directors to solicit additional proxies, to such time and place as designated by the presiding officer of the meeting. We may use the time from the initial convening of the Special Meeting until it is reconvened to solicit votes for the approval of any of the items for which stockholder approval is being sought pursuant to this proxy statement. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will give notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

THE HEALTHGATE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, TO SEEK ADDITIONAL PROXIES, TO SUCH TIME AND PLACE AS DESIGNATED BY THE PRESIDING OFFICER OF THE MEETING.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to the beneficial ownership of our Common Stock as of March 1, 2005 by: (i) each person who we know owns beneficially more than 5% of our Common Stock; (ii) each of our Directors; (iii) each of the Named Executive Officers; and (iv) all of our Directors, nominees and executive officers as a group. Unless otherwise indicated, the mailing address for each person and business entity listed below is c/o HealthGate Data Corp., 25 Corporate Drive, Suite 310, Burlington, MA 01803.

Beneficial Owner	Shares Beneficially Owned	Percent Beneficially Owned(1)
EBM Solutions, Inc.(2)	1,085,381	18.4%
William S. Reece(3)	831,535	14.4%
Blackwell Science Ltd.(4) Oxney Mead, Oxford OX2 OEL, United Kingdom	673,990	12.1%
Barry M. Manuel, M.D.(5) 65 Wellesley Road Belmont, MA 02478	395,933	7.1%
Harry R. Jacobson, M.D.(6)	246,955	4.4%
David Friend(7)	231,286	4.1%
William G. Nelson, Ph.D.(8)	168,773	3.0%
Paul Harman(9)	134,833	2.4%
Edson D. de Castro(10)	79,315	1.4%
Jonathan J.G. Conibear(11)	30,833	*
Julie Furrier(12)	13,375	*
Executive Officers and directors as a group (8 persons)(13)	1,736,905	28.7%

*
Less than one percent of outstanding shares.

(1)
Percentage ownership is based on 5,563,373 shares outstanding as of March 1, 2005. Shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days of March 1, 2005 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)
Includes 333,333 shares of common stock issuable pursuant to a warrant granted to EBM Solutions, Inc. in connection with HealthGate's acquisition of certain assets and liabilities of EBM Solutions, Inc. in October 2003.

(3)
Includes 219,983 shares of Common Stock issuable to Mr. Reece upon the exercise of stock options.

(4)
Includes 88,759 shares owned by Blackwell Wissenschafts-Verlag GmbH, a wholly owned subsidiary of Blackwell Science.

(5)
Includes 395,933 shares owned by Dr. Manuel, 105,760 shares held in trusts for which Dr. Manuel serves as trustee for the benefit of his children and grandchildren. Dr. Manuel disclaims beneficial ownership of the 105,760 shares held in trust for the benefit of his children and grandchildren.

(6)
Includes 4,000 shares held indirectly as the custodian for his children and grandchildren. Dr. Jacobson disclaims beneficial ownership of such shares. Also includes 115,700 shares owned by EBM Solutions, Inc. which are expected to be distributed to Dr. Jacobson upon EBM

  Solutions, Inc.'s anticipated liquidation and 51,282 shares of common stock issuable pursuant to a warrant granted to EBM Solutions, Inc. Such warrant shares are expected to be distributed to Dr. Jacobson upon EBM Solutions, Inc.'s anticipated liquidation. Dr. Jacobson disclaims beneficial ownership of these shares. Includes 20,417 shares of Common Stock issuable to Dr. Jacobson upon exercise of stock options

(7)
Includes 35,844 shares of Common Stock issuable to Mr. Friend upon exercise of stock options.

(8)
Includes 19,998 shares of Common Stock issuable to Dr. Nelson upon exercise of stock options.

(9)
Includes 61,393 shares of Common Stock issuable to Mr. Harman upon exercise of stock options.

(10)
Includes 35,844 shares of Common Stock issuable to Mr. de Castro upon exercise of stock options.

(11)
Includes 30,833 shares of Common Stock issuable to Mr. Conibear upon exercise of stock options.

(12)
Includes 13,375 shares of Common Stock issuable to Ms. Furrier upon exercise of stock options.

(13)
Includes 437,687 shares of Common Stock issuable upon exercise of stock options, and 51,282 shares of common stock issuable upon exercise of stock warrants.

STOCKHOLDER PROPOSALS

        Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of HealthGate consistent with SEC Rule 14a-8, which in certain circumstances may require the inclusion of qualifying proposals in HealthGate's proxy statement. For such proposals to be considered for inclusion in the proxy statement and proxy relating to HealthGate's 2005 Annual Meeting of Stockholders, all applicable requirements of SEC Rule 14a-8 must be satisfied and such proposals must be received by HealthGate no later than March 26, 2005, assuming a September 1, 2005 meeting and a mailing date of July 28, 2005 for the proxy statement (both of these assumed dates may change).

        In addition, under HealthGate's By-Laws, no business may be brought before an annual meeting or nominations made for persons for election to the Board of Directors except pursuant to the notice of the meeting (which includes stockholder proposals that HealthGate sets forth in its proxy statement under SEC Rule 14a-8), or as otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder who has delivered timely written notice to HealthGate (containing certain information specified in the By-Laws) not less than 60 days prior to the date of the annual meeting; provided, in the event that the 2005 annual stockholders meeting is called for a date prior to September 1, 2005 and less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which notice of the date of the annual meeting was mailed to stockholders or the date on which public disclosure was made of the date of the annual meeting. Accordingly, a stockholder who intends to present a nomination for Director or a proposal at the 2005 Special Meeting of stockholders without inclusion of the proposal in HealthGate's proxy materials must provide written notice of the nomination or other business they wish to propose to HealthGate no later than July 2, 2005 (assuming an annual stockholders meeting on September 1, 2005) or as pursuant to the applicable formula described above if the annual meeting is scheduled for another date.

        All notices of proposals by stockholders and all requests for copies of the full text of the By-law provisions discussed above should be sent to HealthGate Data Corp., 25 Corporate Drive, Suite 310, Burlington, Massachusetts, 01803, Attention: Secretary.

        HealthGate reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER BUSINESS

        It is not anticipated that any business except the approval of the Transaction pursuant to the Agreement will be brought before the meeting. Management is not aware of any matters proposed to be presented to the meeting by any other person. However, if any other business should properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment on such business.

WHERE YOU CAN FIND MORE INFORMATION

        HealthGate files annual, quarterly and current reports, proxy statements, and other information with the SEC. Anything HealthGate files with the SEC may be read and copied at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. HealthGate's SEC filings should also be available to the public from commercial document retrieval services and at the web site that the SEC maintains at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in, or incorporated by reference in, this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that were previously filed with the SEC by HealthGate (SEC File No. 0-28701). These documents contain important information about HealthGate:

  •
  HealthGate's Annual Report on Form 10-K, filed on March 17, 2005, for the fiscal year ended December 31, 2004; and

  •
  HealthGate's Current Report on Form 8-K, dated February 7, 2005, filed on February 10, 2005; and

  •
  HealthGate's Current Report on Form 8-K, dated March 16, 2005, filed on March 22, 2005.

        HealthGate may be required to file other documents with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the time this Proxy Statement is sent and the date the Special Meeting is held.

        You may obtain any of the documents incorporated by reference through us, the SEC or the SEC's web site as previously described. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement. You may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing or by telephone at the following address:

HealthGate Data Corp.
25 Corporate Drive
Burlington, Massachusetts 01803
Telephone: (781) 685-4016
Attn: Julie Furrier

        If you would like to request documents from us, please do so promptly in order to receive them before the Special Meeting.

        We have provided all information contained in or incorporated by reference in this Proxy Statement with respect to HealthGate. EBSCO Publishing has provided all information contained in this Proxy Statement with respect to EBSCO Publishing. Neither HealthGate nor EBSCO Publishing assumes any responsibility for the accuracy or completeness of the information provided by the other party. You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote on the Agreement and the Transaction. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated March 31, 2005. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date. Neither the mailing of this Proxy Statement to stockholders nor the completion of the Transaction will create any implication to the contrary.

Appendix A

ASSET PURCHASE AGREEMENT

BETWEEN

HEALTHGATE DATA CORP.

AND

EBSCO PUBLISHING, INC.

TABLE OF CONTENTS

1.	Purchase and Sale of the Assets	A-1
1.1.	Purchase of the Assets	A-1
1.2.	Further Assurances	A-2
1.3.	Purchase Price for the Acquired Assets	A-2
1.4.	Assumption of Certain Liabilities	A-2
1.5.	Allocation of Purchase Price and Assumed Liabilities	A-3
1.6.	Closing	A-3
2.	Representations of the Company	A-3
2.1.	Organization	A-3
2.2.	Authorization	A-4
2.3.	Ownership of Acquired Assets	A-4
2.4.	Acquired Assets Complete	A-4
2.5.	Intellectual Property	A-4
2.6.	Litigation	A-5
2.7.	Insurance	A-5
2.8.	Solvency	A-5
2.9.	Compliance with Laws	A-6
2.10.	Absence of Undisclosed Liabilities	A-6
2.11.	No Violation	A-6
2.12.	Employees	A-7
2.13.	Employee Benefit Plans	A-7
2.14.	Company SEC Filings	A-7
2.15.	Tax Matters	A-7
2.16.	Disclosure	A-7
3.	Representations of the Buyer	A-8
3.1.	Organization and Authority	A-8
3.2.	Authorization	A-8
3.3.	Financial Capability	A-8
3.4.	Disclosure	A-8
4.	Access to Information; Public Announcements	A-8
4.1.	Access to Management, Properties and Records	A-8
4.2.	Publicity and Confidentiality	A-8
5.	Pre-Closing Covenants of the Company	A-8
5.1.	Conduct of Business	A-8
5.2.	Absence of Material Changes	A-9
5.3.	Communications with Customers and Suppliers	A-10
5.4.	Stockholder Meeting	A-10
5.5.	No Solicitation	A-10
5.6.	Assumed Contracts	A-11
5.7.	URAC	A-11
5.8.	Supplements to Schedules	A-12
6.	Conditions to Obligations of the Buyer	A-12
6.1.	Continued Truth of Representations and Warranties of the Company; Compliance with Covenants and Obligations	A-12
6.2.	Corporate Proceedings	A-12
6.3.	The Acquired Assets	A-12
6.4.	Governmental Approvals	A-12
6.5.	Consent of Third Parties	A-12
6.6.	Adverse Proceedings	A-12
6.7.	Opinion of Counsel	A-13
6.8.	Material Adverse Change	A-13
6.9.	Ancillary Sales	A-13

i

6.10.	Closing Deliveries	A-13
7.	Conditions to Obligations of the Company	A-13
7.1.	Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations	A-13
7.2.	Corporate Proceedings	A-13
7.3.	Governmental Approvals	A-14
7.4.	Consents of Third Parties	A-14
7.5.	Adverse Proceedings	A-14
7.6.	Opinion of Counsel	A-14
7.7.	Closing Deliveries	A-14
8.	Indemnification	A-14
8.1.	By the Company	A-14
8.2.	By the Buyer	A-15
8.3.	Claims for Indemnification	A-15
8.4.	Defense by the Indemnifying Party	A-16
8.5.	Payment of Indemnification Obligation	A-16
8.6.	Survival of Representations; Claims for Indemnification	A-17
8.7.	Limitation on Indemnification Obligations	A-17
8.8.	Exclusive Remedy	A-17
9.	Post-Closing Agreements	A-17
9.1.	Limitation on Use of Name	A-17
9.2.	Non-Competition Agreement	A-17
9.3.	Sharing of Data	A-18
9.4.	Cooperation of the Company	A-19
9.5.	Transition Services of the Company	A-19
9.6.	Continued License to HealthGate Consortium	A-19
10.	Termination of Agreement; Option to Proceed; Damages	A-19
10.1.	Termination by Lapse of Time	A-19
10.2.	Termination by Agreement of the Parties	A-19
10.3.	Termination by Reason of Breach	A-19
10.4.	Termination Pursuant to a Superior Offer	A-20
10.5.	Availability of Remedies at Law	A-20
11.	Brokers	A-20
11.1.	For the Company	A-20
11.2.	For the Buyer	A-20
12.	Notices	A-20
13.	Successors and Assigns	A-21
14.	Entire Agreement; Amendments; Attachments	A-21
15.	Severability	A-22
16.	Expenses	A-22
17.	Legal Fees	A-22
18.	Governing Law, Jurisdiction and Venue	A-22
19.	Section Headings	A-22
20.	Counterparts	A-22

ii

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (the "Agreement") is made as of the 18th day of January, 2005 by and among HealthGate Data Corp, a Delaware corporation (the "Company"), on the one hand, and EBSCO Publishing, Inc., an Alabama corporation (the "Buyer"), on the other hand.

        WHEREAS, the Company desires to sell, and Buyer desires to purchase, substantially all of the Company's assets and certain of its liabilities related to the Company's patient content repository business (the "Business") including, without limitation, the product currently branded as the "Heath Outreach Toolkit" and the products set forth on Schedule 1.1 hereto (collectively, the "Product") for the consideration set forth below, subject to the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

        1.    Purchase and Sale of the Assets

          1.1.    Purchase of the Assets.    Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Company will sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase, acquire, accept and pay for, all the Company's right, title and interest in and to all of the assets used by the Company in the operation of the Business, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, including, without limitation, those set forth below and on Schedule 1.1 hereto (collectively, the "Acquired Assets") but excluding in all instances the Excluded Assets (as defined below):

            (a)   all subscriber lists (both former and current subscribers) and open purchase orders existing on the Closing Date and related to the Product, except that the Company shall also retain copies of all such subscriber lists for its use, subject to Section 9.2 below;

            (b)   all content and copyrights related to the Product;

            (c)   subject to the provisions of Section 1.2, all rights of the Company under any contracts, instruments or agreements related to the Business, including, without limitation, the Contracts (as defined herein) set forth on Schedule 2.4 to this Agreement;

            (d)   all electronic and paper copies (if any) of all past editions of the Product;

            (e)   the software platform (the "Software Platform") described on Schedule 9.5 hereto (which is also set forth on Schedule 1.1);

            (f)    all of the Company's right, title and interest in and to all intangible property rights related to the Product, including, without limitation, United States patents, patent applications, tradenames, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, and all license agreements to which the Company is a party (as licensor or licensee) with respect to the Acquired Assets, all as set forth on Schedule 1.1 attached hereto (the "Intellectual Property");

            (g)   to the extent assignable, all rights in and under all express or implied guarantees, warranties, representations, covenants (including those related to noncompetition), indemnities and similar rights in favor of the Company used in or primarily related to the Business; and

            (h)   all equipment and computer hardware listed on Schedule 1.1.

        For purposes of this Agreement, Excluded Assets shall mean (1) those assets, properties and rights of the Company not used in the Business, including, without limitation, all assets, properties and rights of the Company in and to the products currently known as Quality Architect, InteractiveIC and all evidence-based medical guidelines; (2) any minute books, stockholder books, tax books and other similar records of the Company; (3) all cash on hand, cash equivalents and accounts receivable of the Company, whether or not arising out of the Business; (4) all customer pre-payments, whether or not arising out of the Business whenever made prior to the Closing Date, including, without limitation, all deferred revenue received by the Company prior to the Closing Date and related to the obligations set forth on Schedule 1.4 attached hereto; (5) all right, title and interest in and to the "HealthGate" name and trademark and any derivations thereof; (6) all equipment, furniture and computers, whether or not used in connection with the Business, unless such items are expressly set forth on Schedule 1.1; (7) all administrative, sales and financial software, whether or not used in connection with the Business; (8) all domain names registered by the Company; and (9) all insurance policies, whether or not covering any of the Acquired Assets prior to the Closing Date. The Excluded Assets shall not be assigned, transferred, conveyed and delivered to the Buyer by the Company.

          1.2.    Further Assurances.    At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Company shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Acquired Assets and to carry out the purpose and intent of this Agreement; provided, however, the Buyer shall reimburse the Company for any costs or fees incurred by it in the connection with legal, accounting or other professional services incurred by the Company in complying with such request. Notwithstanding anything herein to the contrary, to the extent that any Contract requires consent to assign such Contract from the Company to the Buyer and such consent is not or cannot be obtained prior to the Closing Date, such Contract for which consent has not been obtained shall remain the property of the Company and the Company and the Buyer shall cooperate to ensure that the parties each receive the full benefit of the transactions contemplated herein. Such cooperation may include the Buyer performing all obligations as a subcontractor for the Company pursuant to any unassigned Contract until the earlier of (i) such consent being obtained or (ii) the next date of expiration or termination of such Contract, and the Company receiving, and remitting promptly to the Buyer, all monies due under such unassigned Contract.

          1.3.    Purchase Price for the Acquired Assets.    The aggregate purchase price to be paid by the Buyer for the Acquired Assets shall be Eight Million One Hundred Thousand Dollars ($8,100,000) (the "Purchase Price"). The Purchase Price shall be payable by wire transfer of immediately available funds to an account designated by the Company at the Closing.

          1.4.    Assumption of Certain Liabilities.

            (a)    Assumed Liabilities.    At the Closing, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the "Instrument of Assumption") in substantially the form attached hereto as Exhibit A, pursuant to which it shall assume and agree to perform, pay and discharge, and indemnify and hold the Company harmless from, only the following liabilities, obligations and commitments of the Company existing as of such time (the "Assumed Liabilities"):

              (i)  all trade accounts payable of the Business that were incurred in the ordinary course of the Company's business consistent with past practice on or prior to the Closing Date;

             (ii)  contractual obligations of the Company that are (a) disclosed on Schedule 2.4, (b) deferred revenue obligations related to the Business as set forth on Schedule 1.4, or (c) incurred in the ordinary course of the Business consistent with Section 5.1 below after the date hereof and prior to the Closing Date and which relate solely to the Business (collectively, the "Assumed Contracts"); provided, however, that (x) Buyer shall not assume any liability or obligation of the Company with respect to any breach of or failure of performance under any

    Assumed Contract by the Company, and (y) the Company shall retain all liabilities and obligations under Assumed Contracts to the extent that the Buyer does not receive the benefits associated with such Assumed Contracts due to the failure of the Company and the Buyer to obtain a consent to assignment from any other party required by the terms of any such Assumed Contract.;

            (iii)  the accrued vendor expenses incurred in the ordinary course of the Business consistent with past practice on or prior to the Closing Date and related to the Business as set forth on Schedule 1.4 hereto; and

            (iv)  all accrued vacation of the employees set forth on Schedule 1.4 hereto (the "Business Employees") and the contractual severance obligation of Paul Harman, as set forth on Schedule 1.4 with respect to, and only with respect to, those Business Employees who are employed by the Buyer.

            (b)    Retained Liabilities.    The Buyer shall not at the Closing assume or agree to perform, pay or discharge, and the Company shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, known or unknown, of the Company, other than the Assumed Liabilities, including, without limitation, any liabilities or obligations related to (i) any Excluded Assets, (ii) brokers or other third parties acting on behalf of the Company in connection with the sale of the Acquired Assets and Business, (iii) any employee benefit plan maintained by the Company (other than accrued vacation and severance obligations assumed with respect to the Business Employees as provided in Section 1.4(a)(iv)), and (iv) costs or expenses incurred by the Company in connection with this Agreement or the transactions contemplated herein.

          1.5.    Allocation of Purchase Price and Assumed Liabilities.    Within 180 days after the Closing, the Buyer will prepare, subject to the Company's review and acceptance, which shall not be unreasonably withheld or delayed, an allocation of the aggregate amount of the Purchase Price and the Assumed Liabilities among the Acquired Assets as provided in Section 1060 of the Internal Revenue Code of 1986 (the "Code") and regulations promulgated thereunder. If the Company disputes the allocation, the parties will work in good faith to reach a mutually agreeable resolution. Both the Buyer and the Company hereby agree to file all necessary tax returns consistent with, and not to take any position on any income, transfer or gains tax return inconsistent with, such allocation, including the reporting of information on Form 8594 filed with the Internal Revenue Service.

          1.6.    Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Epstein Becker & Green, P.C., 111 Huntington Avenue, Boston, Massachusetts 02199 at 10:00 a.m., Boston Time, within one week after the Company obtains the consent of its stockholders to the consummation of the transactions contemplated herein (the "Closing Date") or at such other place, time or date as may be mutually agreed upon in writing by the parties. The transfer of the Acquired Assets to the Buyer shall be deemed to occur at 10:01 a.m., Boston time, on the Closing Date.

        2.    Representations of the Company.

        The Company represents and warrants to the Buyer as follows:

          2.1.    Organization.    The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware with full corporate power to carry on its business as now conducted. The Company is qualified to do business and is in good standing in Massachusetts and in each other jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the Acquired Assets or the Business.

          2.2.    Authorization.    Except as set forth on Schedule 2.2 hereto, the Company has the full power, right and authority to enter into and perform this Agreement without the consent of any other person or entity. This Agreement has been duly authorized by all necessary corporate action of the Company, and has been duly executed and delivered on behalf of the Company and is a valid and binding Agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

          2.3.    Ownership of Acquired Assets.    The Company owns and possesses and has, and at the Closing will transfer to the Buyer, good and marketable title to all of the Acquired Assets, free and clear of liens, defects as to title, charges, encumbrances and rights of third parties.

          2.4.    Acquired Assets Complete.    The Company has no agreements, leases, licenses or contracts that relate to the Business that are not being sold and validly assigned (subject to any required consents) as part of the Acquired Assets. All such agreements, leases, licenses and contracts, oral and written, are described on Schedule 2.4 attached hereto (the "Contracts"). The Company has in all respects performed all the obligations required to be performed to date and is not in default or alleged to be in default under any such Contract and, to the Company's knowledge, there exists no event, condition or occurrence which after notice or lapse of time, or both, will constitute such default, except where such default would not have a material adverse effect on the Acquired Assets. Except as set forth on Schedule 2.4, all such Contracts are assignable to the Buyer without consent.

          2.5.    Intellectual Property.

            (a)   All patents, trademarks, service marks, trade names, trade name or brand name registrations, copyrights and copyright registrations, domain names and all pending applications and applications to be filed, if any, therefor, owned by the Company and used by the Company in, or primarily related to the Acquired Assets or Business, together with information in respect of the filing, registration or issuance thereof, and expiration dates, is set forth on Schedule 2.5 hereto (the "Owned IP Assets"). Except as set forth on Schedule 2.5 hereto, no licenses, sublicenses, covenants or agreements have been granted or entered into by the Company with respect to the Owned IP Assets. The Company owns the entire right, title and interest in and to the Owned IP Assets and each such item is in full force and effect, has not been abandoned by the Company and is free and clear of all liens, restrictions and encumbrances. To the Company's knowledge, the Owned IP Assets are not currently being challenged in any way and are not involved in any pending or threatened interference proceeding. Schedule 2.5 hereto also sets forth all intellectual property rights licensed by the Company and used in or primarily related to the Business (the "Licensed IP Assets"). The Company has the right to use any and all intellectual property not owned by the Company which is utilized in the Acquired Assets and Business in the manner such is used, and the Licensed IP Assets are each in full force and effect, have not been abandoned and are free and clear of all liens, restrictions and encumbrances.

            (b)   The Acquired Assets include all patents, trademarks, service marks, trade names, brand names, domain names, copyrights, licenses, applications, inventions, proprietary processes and know-how, formulae, works and trade secrets used in and all such assets necessary for conduct of the Business as presently conducted. The operation of the Business by the Company and the use of the Owned IP Assets and the Licensed IP Assets by the Company do not infringe or misappropriate the intellectual property rights of any third party.

            (c)   The Company has no knowledge of and has not received written notice or any threats from any third party that the operation of the Business as it is currently conducted, or any act, product or service of the Business, infringes or misappropriates the intellectual property rights of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

            (d)   To the knowledge of the Company, no third party is infringing or misappropriating any Owned IP Assets.

            (e)   The Company has taken commercially reasonable steps to protect its rights in the confidential information and trade secrets of the Company used in the Business and any trade secrets or confidential information of third parties used in the Business.

            (f)    The Company has all right, title and interest in and to all intellectual property rights in the Software Platform. The Company has developed the Software Platform through its own efforts and for its own account and the Software Platform is free and clear of all liens, restrictions and encumbrances. The current use by the Company of the Software Platform does not breach any term of any license or other contract between the Company and any third party.

            (g)   To the best knowledge of the Company, the Software Platform does not infringe any copyright or trade secret or any other intellectual property right of any third party. The source code for the Software Platform has been maintained by the Company in confidence.

            (h)   The Software Platform was (i) developed by the Company's employees working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or other persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of its intellectual property rights in the Software Platform; or (iii) acquired by the Company in connection with acquisitions in which the Company obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to the Software Platform. The Company has not received notice from any third party claiming any right, title or interest in the Software Platform.

            (i)    The Company has not granted rights in the Software Platform to any third party.

          2.6.    Litigation.    There is no action, suit, investigation or proceeding to which the Company is a party pending or threatened in writing (or, to the knowledge of the Company, otherwise threatened) before any court, governmental or regulatory agency, authority or body or arbitrator against or affecting the Acquired Assets or the Business or the Company's right to conduct the Business as currently conducted.

          2.7.    Insurance.    With respect to the Acquired Assets and the Business, the Company has in full force and effect all policies of insurance described on Schedule 2.7 attached hereto, which policies provide adequate insurance with respect to all risks normally insured against by companies similarly situated.

          2.8.    Solvency.

            (a)   The Company is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. Immediately after the consummation of the transactions contemplated by this Agreement: (i) the Company will be able to pay its liabilities as they become due in the ordinary course of its business, (ii) the Company will not have unreasonably small capital with which to conduct its business, (iii) the Company will have assets (calculated at fair market value) that exceed its liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against the Company in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Company will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Company.

            (b)   No bulk sales transfer laws apply to the transactions contemplated herein.

          2.9.    Compliance with Laws.    Except as set forth on Schedule 2.9 hereto, the Acquired Assets and the Business have been, and prior to the Closing Date were, conducted in compliance with all statutes, laws, ordinances and regulations of any governmental entity which would be applicable to the Business. The Company has not received written notice of, nor does the Company have knowledge of, any condition or event relating to the Acquired Assets or the Business which by the passage of time would result in the violation of any such statute, law, ordinance or regulation of any governmental entity applicable to the Business which would have a material adverse effect on the Business or the Acquired Assets. Except as set forth on Schedule 2.9, the Company is not a party to or bound by any order, judgment, plan, decree, injunction, rule or award of any governmental entity relating to the Business or the Acquired Assets.

          2.10.    Absence of Undisclosed Liabilities.    As of the date hereof, the Company has, and as of the Closing Date, the Company will have, no liability of any nature, whether accrued, absolute, contingent or otherwise, that materially adversely affects the Acquired Assets and that is not disclosed in this Agreement or any certificate, schedule or other instrument, list or written information required to be furnished by the Company pursuant to this Agreement.

          2.11.    No Violation.    The execution and delivery of this Agreement and the consummation of the transactions contemplated herein do not and will not:

            (a)   violate, conflict with or result in a breach of or default under any of the terms, provisions or conditions of the articles of incorporation or bylaws of the Company or any written agreement or instrument to which the Company is a party and by which any of the Acquired Assets is bound or, to the knowledge of the Company, any statute, regulation or court or administrative order or process applicable to the Acquired Assets;

            (b)   result in the creation of any lien, charge or encumbrance upon any of the Acquired Assets under any of the foregoing;

            (c)   terminate, delay or give any party thereto the right to terminate, delay, amend, abandon, or refuse to perform any provision of any agreement or instrument which constitutes part of the Acquired Assets; or

            (d)   accelerate or give any party thereto the right to accelerate or modify the time within which, or the terms under which, the Company is to perform any such agreement or instrument that are part of the Acquired Assets.

        2.12.    Employees.    The total annual compensation for the calendar year ending December 31, 2004, including, without limitation, salaries, bonuses and other benefits, which was paid by the Company to the Business Employees is as set forth on Schedule 1.4 hereto. Schedule 1.4 hereto also sets forth the annualized base salary for calendar year 2005 for such Business Employees. Except as disclosed on Schedule 1.4, the Company is not a party to or bound by any employment agreement related to the Business. With respect to such Business Employees, there is no pending or, to the Company's knowledge, threatened dispute between or involving the Company and any of the Business Employees nor is any union representing or claiming to represent such Business Employees. There are not and have not been any strikes or work stoppages in effect or currently threatened against the Company which had or would have a material adverse effect on the Acquired Assets or Business, nor have any strikes or work stoppages which would have or have had such an effect been enjoined by any order, writ, injunction or decree of any court or federal, state, municipal or other governmental agency or instrumentality, domestic or foreign. The Company has not received a claim from any governmental entity to the effect that the Company has improperly classified a person as an independent contractor with respect to the Business. The Company has not made any verbal commitments to any employee, consultant or independent contractor utilized in the Business with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. Proper amounts have been withheld by the Company from the Business Employees for all periods prior to the Closing in compliance with the tax withholding provisions of applicable Federal, foreign, state and local laws. Hours worked by and payments made to the employees of the Company utilized in the Business have been in substantial compliance with the Fair Labor Standards Act or any applicable laws of the United States, any state or other jurisdiction dealing with such matters.

          2.13.    Employee Benefit Plans.    Except for a 401(k) retirement savings plan, to which the Company has not made, and is not required to make, contributions on the part of its employees, the Company does not maintain any employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any employee pension benefit plans as defined in Section 3(2) of ERISA.

          2.14.    Company SEC Filings.    As of their respective filing dates and except as noted in the filings themselves, the filings made by the Company on Forms 8-K, 10-K and 10-Q with the Securities and Exchange Commission ("SEC") prior to the date hereof (the "SEC Documents") complied in all material respects with the requirements of the Exchange Act of 1934, as amended, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading, except to the extent corrected by a subsequently filed document with the SEC.

          2.15.    Tax Matters.

        With respect to the Business, for all periods prior to the date of this Agreement:

            (a)   all taxes due from the Company have been fully paid or adequate provisions made therefore; and

            (b)   there are no liens, judgments or security interests on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any tax other than for current taxes not yet due and payable.

          2.16.    Disclosure.    To the best knowledge of the Company, neither this Agreement, nor any certificate, schedule or other instrument or list required to be furnished by the Company pursuant to this Agreement, contains, or will contain, any untrue statement of a material fact.

        3.    Representations of the Buyer

        The Buyer represents and warrants to the Company as follows:

          3.1.    Organization and Authority.    The Buyer is a corporation duly organized and existing in good standing under the laws of the State of Alabama with full corporate power to carry on its business as now conducted. The Buyer is qualified to do business and is in good standing in Massachusetts.

          3.2.    Authorization.    The Buyer has the full power, right and authority to enter into and perform this Agreement without the consent of any other person or entity. This Agreement has been duly authorized by all necessary corporate action of the Buyer and has been duly executed and delivered on behalf of the Buyer, and is a valid and binding Agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

          3.3.    Financial Capability.    The Buyer has the financial capacity to perform all of its obligations under this Agreement. The Buyer, immediately after the Closing: (i) will be solvent; (ii) will be able to meet its obligations and debts as they become due; (iii) the value of the Buyer's assets at such time will exceed the Buyer's liabilities; and (iv) the Buyer will have adequate capital for the conduct of its business, including, without limitation, the Acquired Assets.

          3.4.    Disclosure.    To the best knowledge of the Buyer, neither this Agreement nor any certificate, schedule or other instrument or list required to be furnished by the Buyer pursuant to this Agreement, contains, or will contain, any untrue statement of a material fact. In determining to purchase the Acquired Assets, the Buyer is not relying on any statement of the Company other than those contained herein.

        4.    Access to Information; Public Announcements

          4.1.    Access to Management, Properties and Records.    From the date of this Agreement until the Closing Date, the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer reasonable access upon reasonable prior notice and during normal business hours to all management personnel, offices, properties, books and records of the Company to the extent such relate to the Business, for the sole purpose of facilitating the Closing of the transactions contemplated hereunder. Upon prior written consent of the Company, the Buyer may contact the Company's vendors and customers of the Business for the sole purpose of facilitating the Closing of the transactions contemplated hereunder.

          4.2.    Publicity and Confidentiality.    As a publicly-held company, the Company plans to make a press release concerning the transactions contemplated herein promptly after execution of this Agreement. The Company's press release shall be in the form set forth on Schedule 4.2. The Company may make further disclosures concerning such transactions as are required or as the Company deems appropriate in its filings with the U.S. Securities and Exchange Commission and in connection with the Company's solicitation of its stockholders' consent to such transactions. The Buyer agrees not to make any announcement concerning the transaction without the prior written consent of the Company (and such consent may be withheld by the Company until such time as the Company is prepared to announce the transactions or details of the transactions itself).

        5.    Pre-Closing Covenants of the Company

          5.1.    Conduct of Business.    From the date hereof until the Closing Date, the Company shall:

            (a)   carry on its Business diligently and in the ordinary course consistent with the Company's past operating policies and practices and, without the consent of the Buyer (which shall not be unreasonably withheld or delayed), shall not make or institute any unusual or new methods of manufacture, purchase, sale, shipment, delivery, lease, management, accounting or operation in connection with the Business;

            (b)   use its reasonable, good faith efforts to preserve intact the goodwill and business organization of the Company, keep the officers and employees of the Company available to the Buyer and preserve the relationships and goodwill of the Company with customers, distributors, suppliers, employees and others having business relations with the Business;

            (c)   maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification;

            (d)   duly and timely file or cause to be filed all reports and returns required to be filed with any governmental entity and promptly pay or cause to be paid when due all taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

            (e)   not dispose of or permit to lapse any right to the use of any patent, trademark, trade name, service mark, license or copyright of the Company used in the Business, or dispose of or disclose to any third party, any trade secret, formula, process, technology or know-how used in the Business not heretofore a matter of public knowledge;

            (f)    not increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement or employment or severance agreement with, any of the Business Employees except in the ordinary course of business to the extent consistent with the past practice of the Company.

            (g)   continue to pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;

            (h)   not accelerate or amend any deferred or pre-payment arrangement with any current customer or subscriber under an Assumed Contract or pursue or enter into any deferred or pre-payment arrangement with any new customer or subscriber of the Business outside the ordinary course of business, consistent with past practice;

            (i)    perform in all material respects all of its obligations under all Contracts, and not default or suffer to exist any event or condition that with notice or the lapse of time or both could constitute a default under any Contract (except those being contested in good faith) and, except in the ordinary course of the Business and consistent with past practice, not enter into, assume, accelerate or amend any contract or commitment that is or would be an Assumed Contract; and

            (j)    maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that not maintained by or on behalf of the Company with respect to the Acquired Assets and the Business.

          5.2.    Absence of Material Changes.    Without the prior written consent of the Buyer, the Company shall not: (a) incur any indebtedness, obligation or liability (absolute or contingent) in connection with the Business, except current liabilities incurred and obligations under contracts entered into in the ordinary course, consistent with past practice, in connection with the Business; (b) mortgage, pledge, or subject to any lien, charge or any other encumbrance (other than purchase money security interests arising in the ordinary course of business) any of the Acquired Assets; (c) sell, assign, or transfer any of the Acquired Assets, except for sales or licensing of the Acquired Assets in the ordinary course of business; (d) waive any rights of material value in connection with the Acquired Assets; (e) take or permit any act or omission constituting a breach or default under any contract, indenture or agreement by which the Acquired Assets are bound; or (f) enter into any lease, contract or agreement in connection with the Business, other than those entered into in the ordinary course of business, consistent with past practice.

          5.3.    Communications with Customers and Suppliers.    The Company will continue to accept customer orders in the ordinary course of business and consistent with past practice for all products offered by the Company in connection with the Business but expected to be shipped after the Closing Date. The Company and the Buyer will cooperate in communications with all suppliers and customers in connection with the transfer of the Acquired Assets to the Buyer on the Closing Date.

          5.4.    Stockholder Meeting.    The Company agrees to use its reasonable efforts to call a special meeting of its stockholders to approve the transactions contemplated herein on or around April 30, 2005. As promptly as practicable after the execution of this Agreement, the Company shall prepare a proxy statement and related proxy materials relating to the solicitation of the consent of the stockholders of the Company to the transactions contemplated herein (the "Stockholder Materials"). The Buyer agrees to provide such information as is reasonably requested by the Company for inclusion in the proxy statement. The Company shall use its reasonable efforts to cause the Stockholder Materials to (i) be submitted to the U.S. Securities and Exchange Commission ("SEC") and any other regulatory agencies necessary as soon as practicable after the execution of this Agreement and (ii) be mailed to the Company's stockholders at the earliest practicable time after receipt of all necessary approvals of the Stockholder Materials.

          5.5.    No Solicitation.

            (a)   The Company shall not authorize or permit any of the Company's officers, directors or employees or any banker, financial advisor, attorney, accountant or other representative or agent retained by any of them to (i) solicit, initiate or encourage (including by way of furnishing information, except for information furnished in accordance with this Section 5.5) or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any proposal or offer to acquire in any manner a material equity interest in, or a material portion of the Acquired Assets or the Business (an "Acquisition Proposal"), other than the transactions contemplated by this Agreement or (ii) except as permitted in Section 5.5 below, agree to or endorse any such proposal or engage in any negotiations or discussions with any person relating to such proposal.

            (b)   Notwithstanding the foregoing, in response to any Acquisition Proposal which has not been solicited in violation of Section 5.5(a), the Company may furnish information concerning its business, properties or assets to the person or entity (a "Potential Acquiror") making such unsolicited Acquisition Proposal and participate in negotiations with the Potential Acquiror if (i) the Company's Board of Directors concludes in good faith that such Potential Acquiror is reasonably capable of consummating such Acquisition Proposal, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Potential Acquiror making the Acquisition Proposal, and that such Acquisition Proposal would reasonably be expected to result in a Superior Offer (as defined below), and (ii) the Company's Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be likely to be a breach of its fiduciary obligations to the stockholders of the Company under applicable laws of the State of Delaware, and (iii) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Potential Acquiror, the Company (A) gives the Buyer written notice of the identity of such Potential Acquiror and of the Company's intention to furnish information to, or enter into discussions or negotiations with, such Potential Acquiror, (B) provides the Buyer with a copy of any written offer (or if such offer is not in writing, a written summary of the terms thereof) and all other materials received by the Company and its representatives and affiliates in connection therewith, (C) receives from such Potential Acquiror an executed confidentiality agreement containing terms substantially similar to the terms of that certain confidentiality agreement between the Company and the Buyer, dated as of May 15, 2004 (the "Confidentiality Agreement"), and (D) contemporaneously with furnishing any such information to such person or group, the Company furnishes such information to the Buyer (to the extent such information has not been previously furnished by the Company to the Buyer). The Company will keep the Buyer fully informed of amendments or proposed amendments to any such Acquisition Proposal. In addition to the foregoing, the Company shall provide the Buyer with at least two business days prior written notice of a meeting of the Company's Board of Directors at which meeting the Company's Board of Directors is reasonably expected to recommend a Superior Offer to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Offer.

            (c)   The Board of Directors of the Company (i) shall not withdraw or modify or propose to withdraw or modify, in any manner adverse to the Buyer, the approval or recommendation of such Board of Directors of this Agreement or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, the Company's Board of Directors reasonably determines in good faith that such Acquisition Proposal is a Superior Offer and the failure to take such action would reasonably be likely to be a breach of its fiduciary duties under applicable laws of the State of Delaware.

            (d)   The term "Superior Offer" means an Acquisition Proposal that the Board of Directors of the Company determines in good faith (i) is more favorable to the Company's stockholders from a financial point of view than this Agreement and the Potential Acquiror making such Acquisition Proposal has demonstrated that any necessary financing has been obtained or, in the reasonable judgment of the Company's Board of Directors, such Potential Acquiror is reasonably likely to obtain such financing, (ii) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account, legal, financial, regulatory and other aspects of the Acquisition Proposal and the person or entity making the Acquisition Proposal, and (iii) that the failure to approve such Acquisition Proposal would reasonably be likely to be a breach of its fiduciary duties under applicable laws of the State of Delaware.

            (e)   In the event that the Company's Board of Directors approves or recommends any Acquisition Proposal from a third party to its stockholders pursuant to Section 5.5(c) above on or prior to the Closing, then the Company shall terminate this Agreement and pay to the Buyer, within 3 days after such termination, the amount of $500,000 by wire transfer of immediately available funds to an account designated by the Buyer (the "Termination Amount"). Upon payment of the Termination Amount and not withstanding any provision to the contrary, the Company shall have no further liability or obligations to the Buyer pursuant to this Agreement or that certain letter of intent between the parties dated December 18, 2004.

          5.6.    Assumed Contracts.    The Company shall use all commercially reasonably efforts to obtain any and all consents required to assign the Assumed Contracts to the Buyer.

          5.7.    URAC.    The Company shall use good faith efforts to assist the Buyer in obtaining URAC accreditation and, if such accreditation is not obtained prior to the Closing, the Company shall continue to provide such assistance until URAC accreditation is obtained.

          5.8.    Supplements to Schedules.    From time to time up to the Closing Date, the Company will promptly supplement or amend the Schedules which it has delivered pursuant to this Agreement with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. All such supplements or amendments to any Schedule will, to the extent that they result from the passage of time and do not have a material adverse effect on the Business, be deemed to constitute an amendment to such Schedule for all purposes of this Agreement.

        6.    Conditions to Obligations of the Buyer

        The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

          6.1.    Continued Truth of Representations and Warranties of the Company; Compliance with Covenants and Obligations.    The representations and warranties of the Company shall be true on the date hereof and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Buyer or resulting from the passage of time and not having a materially adverse effect on the Business. The Company shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. At the Closing, the Company shall have delivered to the Buyer a certificate signed by the Company's President on behalf of the Company as to such its compliance with this Section 6.1.

          6.2.    Corporate Proceedings.    All corporate proceedings required to be taken to authorize the Buyer to carry out this Agreement and the transactions contemplated hereby shall have been taken.

          6.3.    The Acquired Assets.    At the Closing the Buyer shall receive good, clear title to the Acquired Assets, free and clear of all liens, liabilities, security interests and encumbrances of any kind or nature whatsoever.

          6.4.    Governmental Approvals.    All governmental agencies, department, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Company or the Buyer of the transactions contemplated by this Agreement and the operation of the Business by the Buyer shall have consented to, authorized, permitted or approved such transactions.

          6.5.    Consent of Third Parties.    Except with respect to the Contracts listed on Schedule 2.4 and subject to the provisions of Section 1.2, the Company shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Company to consummate the transactions contemplated by this Agreement.

          6.6.    Adverse Proceedings.    No action or proceeding by or before any court or other governmental body shall have been instituted or, to the best knowledge of the Company, threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own or operate the Acquired Assets after the Closing.

          6.7.    Opinion of Counsel.    The Buyer shall have received an opinion of Epstein Becker & Green, P.C., special counsel to the Company, dated as of the Closing Date, in substantially the form attached hereto as Exhibit B, and as to such other matters as may be reasonably requested by the Buyer or its counsel.

          6.8.    Material Adverse Change.    There shall have been no material adverse change in the Business or the Acquired Assets from and after the date hereof through the Closing Date.

          6.9.    Ancillary Sales.    On or prior to the Closing Date, the Company shall have renewed the contracts set forth on Schedule 6.9 hereto or entered into new contracts on substantially the terms as the current contracts.

          6.10.    Closing Deliveries.    The Buyer shall have received at or prior to the Closing all documents set forth in this Section 6 and such other documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

            (a)   an executed Bill of Sale and Assignment in substantially the form attached hereto as Exhibit C (the "Bill of Sale");

            (b)   an executed Instrument of Assumption;

            (c)   a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of the Company in Delaware;

            (d)   a certificate of the Secretary of State for the Commonwealth of Massachusetts as to the legal existence and good standing of the Company in Massachusetts;

            (e)   a certificate signed by the Secretary of the Company attesting to the incumbency of the Company's officers and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;

            (f)    an agreement not to compete with the Buyer duly executed by William S. Reece in substantially the form attached hereto as Exhibit D; and

            (g)   such other documents, instruments or certificates as the Buyer may reasonably request.

        7.    Conditions to Obligations of the Company

        The obligations of the Company under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Company:

          7.1.    Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations.     The representations and warranties of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof, consented to in writing by the Company, or resulting from the passage of time and not having a materially adverse effect on the Buyer. The Buyer shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. At the Closing, the Buyer shall have delivered to the Company a certificate signed by the President of the Buyer as to the Buyer's compliance with this Section 7.1.

          7.2.    Corporate Proceedings.    All corporate proceedings required to be taken to authorize the Company to carry out this Agreement and the transactions contemplated hereby, and to convey, transfer, assign and deliver the Acquired Assets to the Buyer, shall have been taken, including, without limitation, the consent of the Company's stockholders to the consummation of the transactions contemplated herein.

          7.3.    Governmental Approvals.    All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer or the Company of the transactions contemplated by this Agreement and the operation of the business of the Company by the Buyer shall have consented to, authorized, permitted or approved such transactions.

          7.4.    Consents of Third Parties.    Except with respect to the Contracts listed on Schedule 2.4 and subject to the provisions of Section 1.2, the Buyer shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement.

          7.5.    Adverse Proceedings.    No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Company to transfer the Acquired Assets.

          7.6.    Opinion of Counsel.    The Company shall have received an opinion of Bradley Arant Rose & White LLP, counsel to the Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E, and as to such other matters as may be reasonably requested by the Company or their counsel.

          7.7.    Closing Deliveries.    The Company shall have received at or prior to the Closing all documents set forth in this Section 7 and such other documents, instruments or certificates as the Company may reasonably request including, without limitation:

            (a)   a certificate of the Secretary of State of the State of Alabama as to the legal existence of the Buyer;

            (b)   a certificate of the Department of Revenue of the State of Alabama as to the good standing of the Buyer;

            (c)   a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the foreign qualification of the Buyer in Massachusetts;

            (d)   a certificate signed by an authorized representative of the Buyer on behalf of the Buyer attesting to the incumbency of the Buyer's officers and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;

            (e)   the Cash Payment;

            (f)    an executed Instrument of Assumption;

            (g)   an executed Bill of Sale; and

            (h)   such other documents, instruments or certificates as the Company may reasonably request.

        8.    Indemnification

          8.1.    By the Company.    The Company hereby indemnifies and holds harmless the Buyer and its officers, directors, stockholders, employees, consultants, representatives, agents and affiliates from and against all claims, damages, losses, liabilities, obligations, judgments, liens, injunctions, charges, orders, decrees, rulings, assessments, penalties, fines, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") as a result of or in connection with:

            (a)   any breach of any representation or warranty made by the Company contained in this Agreement, the Schedules hereto, the Bill of Sale or the Instrument of Assumption;

            (b)   any non-fulfillment or non-performance on the part of the Company of any covenant or agreement contained in this Agreement, the Schedules hereto, the Bill of Sale or the Instrument of Assumption;

            (c)   any claim related to the Retained Liabilities (as defined in Section 1.4(b)) or the Excluded Assets; or

            (d)   any fraud, willful misconduct or bad faith of the Company or any of its officers, directors, employees, consultants, representatives, agents or affiliates in connection with this Agreement or the transactions contemplated hereby.

          8.2.    By the Buyer.    The Buyer hereby indemnifies and holds harmless the Company and its officers, directors, stockholders, employees, consultants, representatives, agents and affiliates from and against all Losses as a result of or in connection with:

            (a)   any breach of any representation or warranty made by the Buyer contained in this Agreement, the Schedules or the Instrument of Assumption;

            (b)   any non-fulfillment or non-performance on the part of the Buyer of any covenant or agreement contained in this Agreement, the Schedules or the Instrument of Assumption;

            (c)   the Buyer's failure to perform, discharge or satisfy the Assumed Liabilities;

            (d)   any claim arising out of the Buyer's operation of the Business or use or ownership of the Acquired Assets after the Closing; or

            (e)   any fraud, willful misconduct or bad faith of the Buyer, its officers, directors, employees, consultants, representatives, agents or affiliates in connection with this Agreement or the transactions contemplated hereby.

          8.3.    Claims for Indemnification.    Whenever any claim shall arise for indemnification under this Section 8, the party seeking indemnification for Losses (the "Indemnified Party"), shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party"), and such Indemnifying Party's counsel pursuant to Section 12 herein, in writing (the "Indemnification Notice") of the claim, which Indemnification Notice shall include the facts, to the extent known, constituting the basis for such claim, the specific section of this Agreement upon which the claim is based and an estimate, if possible, of the amount of damages suffered by the Indemnified Party; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. In the event that any such claim for indemnification hereunder results from or is in connection with any claim or legal proceedings by a third party (a "Third Party Claim"), the Indemnification Notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom and shall attach all correspondence and demands from such third party. In the event that any claim for indemnification involves a matter other than a Third Party Claim, the Indemnifying Party shall have thirty (30) days from receipt of the Indemnification Notice to object to such claim by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. Failure to timely object shall constitute a final and binding acceptance of the claim for indemnification by the Indemnifying Party and the claim shall be paid in accordance with Section 8.5 hereof.

          8.4.    Defense by the Indemnifying Party.

            (a)   In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of a Third Party Claim, the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, may, upon written notice given to the Indemnified Party, assume the defense of any such claim or legal proceeding. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel to conduct the defense of such claims or legal proceedings and, at the sole cost and expense of the Indemnifying Party, shall take all steps it deems necessary or appropriate in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless such settlement or judgment (i) includes a full release of the Indemnified Party from such Third Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within ten (10) days after the date it receives written notice of such claim from the Indemnified Party: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem necessary or appropriate, including, but not limited to, settling such claim or litigation (subject to the second to last sentence of this Section 8.4), on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such Third Party Claim in a reasonably prudent manner. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit within ten (10) days after notification thereof, as provided in Section 12 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party so long as such settlement includes a full release of the Indemnifying Party from such Third Party Claim.

            (b)   The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to a Third Party Claim.

          8.5.    Payment of Indemnification Obligation.    Within five (5) days following a final determination of an indemnification claim made by the Indemnified Party, whether such final determination is by reason of (i) a failure of the Indemnifying Party to timely object to an Indemnification Notice or (ii) the mutual agreement of the Indemnifying Party and the Indemnified Party, or (iii) a final judgment of a court of competent jurisdiction pursuant to which no further appeals are available or the time for taking such appeals has lapsed, the amount of the Losses stated in such claim or otherwise agreed to or awarded, as the case may be, shall be paid by the Indemnifying Party by payment in cash or by cashier's check or by wire transfer of immediately available funds.

          8.6.    Survival of Representations; Claims for Indemnification.    Unless otherwise provided herein, all representations and warranties contained in this Agreement shall survive until the first anniversary of the Closing Date and any claim for indemnification must be made on or prior to such first anniversary, except for (i) claims, if any, asserted in writing prior to such date and identified as a claim for indemnification pursuant to this Section 8, which claims shall survive until finally resolved and satisfied in full, (ii) claims (x) based upon a breach of Section 2.3, or (y) made pursuant to Section 8.1(b), (c) or (d), or Section 8.2(b), (c), (d) or (e), which claims shall survive indefinitely and (iii) claims based upon a breach of Sections 2.5, 2.13 or 2.15, which claims shall survive until the expiration of the applicable statute of limitations.

          8.7.    Limitation on Indemnification Obligations.    The Indemnified Party shall not be entitled to recover from the Indemnifying Party under this Section 8 unless and until the aggregate amount of all Losses by the Indemnified Party under this Section 8 exceeds $125,000 (the "Basket"); provided, however, that once the aggregate amount of Losses by any Indemnified Party exceeds the Basket, the Indemnified Party shall be entitled to indemnity for the amount of all claims in excess of $75,000 (the "Deductible") made by the Indemnified Party. The Indemnifying Party shall not be obligated to pay any Losses under this Section 8 once the aggregate amount of all Losses paid by such Indemnifying Party under this Section 8 equals $2,000,000 (the "Cap"). Notwithstanding the foregoing, none of the Basket, Deductible or Cap shall apply to, and the Indemnified Party shall be entitled to recovery for all Losses in connection with, any indemnification claims (i) based upon a breach of Sections 2.3, 2.13 or 2.15, or (ii) made pursuant to Section 8.1(b), (c) or (d), or Section 8.2(b), (c) (d) or (e).

          8.8.    Exclusive Remedy.    Except for injunctive and other equitable relief, neither the Buyer nor the Company shall be liable or responsible in any manner, whether for indemnification or otherwise, except for indemnity as expressly provided in this Section 8, and, after the Closing, this Section 8 shall provide the exclusive remedy and cause of action of either the Buyer against the Company, or the Company against the Buyer, with respect to any matter arising out of or in connection with this Agreement.

        9.    Post-Closing Agreements

        The Company agrees that from and after the Closing Date:

          9.1.    Limitation on Use of Name.    From and after the Closing Date, the Company shall not use the name "Health Outreach Toolkit," "Health Library" or "CHOICE" or any derivation thereof, in connection with any business related to or competitive with the Product as such exists as of the Closing Date.

          9.2.    Non-Competition Agreement.

            (a)   Subject to clause (c) below, for a period of three (3) years after the Closing Date, the Company shall not (i) directly or indirectly, manufacture, market, sell or otherwise distribute any product or service in the United States of America that is competitive with the Product as such exists as of the Closing Date or (ii) induce or attempt to induce any of the Business Employees to terminate their employment relationship with the Buyer.

            (b)   The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Section 9.2 are reasonable. In the event that any court determines that the duration or geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Company also agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

            (c)   Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that nothing in this Agreement or any of the agreements contemplated herein shall limit, restrict or prohibit the Company from (1) marketing, distributing, licensing, selling or otherwise exploiting its products and services as they exist after the Closing, including, without limitation, the Excluded Assets (including the products currently known as Quality Architect and Interactive IC and the evidence-based medical guidelines); (2) marketing, distributing, licensing, selling or otherwise exploiting the Company's products and services as they exist after the Closing Date to the same subscribers, customers and clients that utilized the Product; and (3) creating, utilizing or marketing after the Closing Date health information content as a part of other products and services offered by the Company which are not competitive with the Business as it exists on the date hereof. The parties further acknowledge and agree that the restrictions set forth in Section 9.2(a)(i) shall not be deemed to prohibit an unaffiliated third party acquirer of the Company's business, assets or capital stock, pursuant to an acquisition, merger or otherwise, that is consummated after the Closing Date (a "Third Party Acquirer"), from continuing the Third Party Acquirer's business as it existed prior to such acquisition following the acquisition, provided that the assets of the Company purchased or acquired by such Third Party Acquirer are not used by the Third Party Acquirer in violation of the restriction set forth in Section 9.2(a)(i).

          9.3.    Sharing of Data.

            (a)   The Company shall have the right for a period of three years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business and as related to the Acquired Assets prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar records which are retained by the Company pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Business or Acquired Assets transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

            (b)   Each of the Company and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Acquired Assets from the Company to the Buyer and the operation thereof by the Buyer.

          9.4.    Cooperation of the Company.    The Company will cooperate with the Buyer in furnishing information or other assistance reasonably requested in connection with any actions, proceedings, arrangements or disputes involving the business of the Company and based upon contracts, arrangements, property rights, acts or omissions of the Company which were in effect or carried on prior to the Closing Date; provided that the Buyer shall reimburse the Company for any out-of-pocket costs incurred in complying with such request.

          9.5.    Transition Services of the Company.    At the Closing, the Buyer will grant a non-assignable, non- transferable license to the Company to continue to use the Software Platform as more fully described on Schedule 9.5 hereto solely for the purposes of (i) managing the transfer of the Product and Software Platform to the Buyer, (ii) transferring the Company's Excluded Assets to a new software platform, (iii) developing a content repository to operate, utilize and otherwise exploit the Company's Excluded Assets, and (iv) continue to service TNP stand alone customers until such contracts terminate. The license granted hereunder to the Company shall be royalty free for a period of six months after the Closing Date and, upon the expiration of such six-month period, the Company shall no longer utilize the Software Platform in any way. Such license will be for the Software Platform as it exists on the Closing Date and the Company shall have no obligation to service, maintain or update such Software Platform.

          9.6.    Continued License to HealthGate Consortium.    The Buyer covenants and agrees that it shall continue to provide the Product on a no-fee basis to each of Vanderbilt University, Duke University, Emory University and Oregon Health and Science University pursuant to the terms of the existing license agreements by and between the Company and each such university attached as Schedule 9.6 hereto.

          9.7    Termination of Reseller Agreement.    Effective as of the Closing Date, the Buyer and the Company each acknowledge and agree that the Reseller Agreement dated August 23, 2004 pertaining to the Buyer's sublicense of the Company's consumer Health Library product is terminated and of no further force and effect. The Buyer acknowledges that no refunds of any pre-paid license fees are owed by the Company to the Buyer as the result of such termination.

          9.8    Termination of use of HealthGate Name.    From and after the Closing Date, the Buyer shall use all reasonable efforts to have the "HealthGate" name and trademark (and derivations thereof) removed from the Product and Business in use as of the Closing Date by the customers of such products and services within ninety (90) days after the Closing.

        10.    Termination of Agreement; Option to Proceed; Damages

          10.1.    Termination by Lapse of Time.    This Agreement shall terminate at 5:00 p.m., Boston Time, on June 30, 2005, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the Buyer and the Company.

          10.2.    Termination by Agreement of the Parties.    This Agreement may be terminated by the mutual written agreement of the Buyer and the Company. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Company under this Agreement, and the Company shall have no further obligation or liability to the Buyer under this Agreement.

          10.3.    Termination by Reason of Breach.    This Agreement may be terminated by the Company if at any time prior to the Closing there shall occur (i) a material breach of any of the representations, warranties or covenants of the Buyer or (ii) a failure by the Buyer to perform any condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur (x) a material breach of any of the representations, warranties or covenants of the Company or (y) a failure of the Company to perform any condition or obligation hereunder.

          10.4.    Termination Pursuant to a Superior Offer.    This Agreement may be terminated by the Company at any time prior to the Closing pursuant to the provisions of Section 5.5 herein and, upon such termination, the parties shall have no further obligation or liability under this Agreement, except as specifically set forth in Section 5.5(e).

          10.5.    Availability of Remedies at Law.    In the event this Agreement is terminated by the Buyer or the Company, pursuant to the provisions of Section 10.3, the parties hereto shall have available to them all remedies afforded to them by applicable law or in equity, including, without limitation, claims for losses or damages pursuant to Section 9 and claims for specific performance and other equitable remedies.

        11.    Brokers

          11.1.    For the Company.    The Company represents and warrants that no person, firm or corporation has acted in the capacity of broker or finder on its or their behalf to bring about the negotiation of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it or them by any person acting or claiming to act as a broker or finder on behalf of the Company.

          11.2.    For the Buyer.    The Buyer represents and warrants that no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Buyer agrees to indemnify and hold harmless the Company against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

        12.    Notices

        Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally, by telecopy or facsimile, or sent by overnight courier, or registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Company:	HealthGate Data Corp. 25 Corporate Drive, Suite 310 Burlington, MA 01803 Attention: Veronica Zsolcsak, CFO Fax: (781) 685-4040
With copies to:	Susan E. Pravda, Esq. Epstein Becker & Green, P.C. 111 Huntington Avenue Boston, MA 02199 Fax: (617) 342-4001
and Stephen M. Kane, Esq. Rich May, P.C. 176 Federal Street Boston, MA 02110 Fax: (617) 556-3890
To the Buyer:	EBSCO Publishing, Inc. 10 Estes Street Ipswich, MA 01938 Attn: Mr. Tim Collins Fax: (978) 356-6565
with a copy to:
EBSCO Industries, Inc.
5724 Highway 280 East
Birmingham, AL 35242
Attn: Mr. Richard L. Bozzelli
Fax: (205) 408-4785
and
Bradley Arant Rose & White LLP
One Federal Place
1819 Fifth Avenue North
Birmingham, AL 35203
Attn: Denson N. Franklin III, Esq.
Fax: (205) 488-6246

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date actually delivered, if delivered personally, by overnight courier or by telecopy or facsimile or (b) three business days after being sent, if sent by registered or certified mail.

        13.    Successors and Assigns

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer or the Company from any obligation or liability under this Agreement.

        14.    Entire Agreement; Amendments; Attachments

        The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement. This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties including that certain letter of intent by and between the parties dated December 18, 2004. The parties hereto may amend or modify this Agreement by a written instrument executed by the Buyer and the Company.

        15.    Severability

        Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

        16.    Expenses

        Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Company, on the other hand, will pay all fees and expenses incurred by them in connection with the transactions contemplated hereunder.

        17.    Legal Fees

        In the event that legal or arbitration proceedings are commenced by the Buyer against the Company, or by the Company against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

        18.    Governing Law, Jurisdiction and Venue

        This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any claim, action, suit or proceeding arising out of, in connection with or related to this Agreement or the transaction contemplated herein shall be conducted in Boston, Massachusetts and the parties hereby irrevocably consent and submit themselves to the exclusive jurisdiction and venue of the federal or state courts located in Suffolk County, Massachusetts for purposes of any claim, suit or proceeding relating to, arising out of or in connection with this Agreement and the transactions contemplated herein.

        19.    Section Headings

        The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

        20.    Counterparts

        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

        IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed by the parties hereto as of and on the date first above written.

HEALTHGATE DATA CORP.
By:	/s/ WILLIAM S. REECE Name: William S. Reece Title: President & CEO
EBSCO PUBLISHING, INC.
By:	/s/ TIM COLLINS Name: Tim Collins Title: Vice President & General Manager

Appendix B

LETTER AGREEMENT

        This LETTER AGREEMENT is made and effective as of March 16, 2005 (the "Effective Date") by and among HealthGate Data Corp, a Delaware corporation (the "Company"), on the one hand, and EBSCO Publishing, Inc., an Alabama corporation (the "Buyer"), on the other hand.

        The Company and the Buyer have entered into an Asset Purchase Agreement dated January 18, 2005 and hereby agree that to minimize risk in transitioning customers, after the closing of the transaction contemplated in that Asset Purchase Agreement, the Company will host the production servers to be purchased from the Company by Buyer, as listed in Schedule 1.1 of the Asset Purchase Agreement, from and after the Closing Date until the later of (a) the date that is ninety (90) days after the Closing Date or (b) August 1, 2005. This service will include the IT maintenance and hosting practices and activities as they are currently performed by the Company. Buyer shall pay the Company a fee of seven thousand dollars ($7,000) per month within 15 days of receiving the Company's invoice for the service. The Company will have no liability to Buyer for equipment damage or service interruption resulting from and/or occurring under normal conditions and practices.

        For avoidance of doubt, this LETTER AGREEMENT shall not take effect unless and until the transaction contemplated by the Asset Purchase Agreement closes.

        IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Amendment under seal as of and effective the date first written above.

HEALTHGATE DATA CORP.		EBSCO PUBLISHING, INC.
By:	/s/ JULIE FURRIER Name: Julie Furrier Title: Chief Financial Officer	By:	/s/ TIM COLLINS Name: Tim Collins Title: Vice President & Division General Manager

B-1

SPECIAL MEETING OF STOCKHOLDERS OF

HEALTHGATE DATA CORP.

Friday, May 6, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

/Please detach and mail in the envelope provided./

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 1, A VOTE FOR PROPOSAL 2 AND A VOTE FOR PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
		FOR	AGAINST	ABSTAIN
1.
	To approve the sale of substantially all of the assets used in the operation of HealthGate's Patient Content Repository business (the "Transaction") pursuant to an Asset Purchase Agreement dated as of January 18, 2005 between HealthGate and EBSCO Publishing, Inc.	☐	☐	☐
2.
	To adjourn or postpone the special meeting on one or more occasions if a quorum is not present or if sufficient votes in favor of the Transaction are not received by the time scheduled for the special meeting or any adjournment or postponement thereof.	☐	☐	☐
3.	To address any procedural matters that may properly come before the special meeting or any adjournment thereof.	☐	☐	☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED PRIOR TO ITS EXERCISE.

RECEIPT OF NOTICE OF THE SPECIAL MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED, AND THE TERMS OF THE NOTICE AND PROXY STATEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS PROXY. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN FOR SAID MEETING OR ANY AND ALL ADJOURNMENTS, POSTPONEMENTS AND CONTINUATIONS THEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space at right. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐
Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

  HEALTHGATE DATA CORP.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING
OF STOCKHOLDERS TO BE HELD ON MAY 6, 2005

        The undersigned hereby appoints William S. Reece and Julie Furrier and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of HealthGate Data Corp. which the undersigned may be entitled to vote at the Special Meeting of Stockholders of HealthGate Data Corp. to be held at the offices of Rich May, a Professional Corporation, 176 Federal Street, Boston, Massachusetts, on May 6, 2005 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be signed on reverse side)

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
OUTSTANDING VOTING SECURITIES
TABLE OF CONTENTS
SUMMARY
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
THE SPECIAL MEETING
NO VOTE REQUIRED FOR EBSCO PUBLISHING STOCKHOLDERS
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION
PROPOSAL ONE: SALE OF THE ASSETS OF OUR PATIENT CONTENT REPOSITORY BUSINESS
THE ASSET PURCHASE AGREEMENT
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
HEALTHGATE DATA CORP. PRO FORMA CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2004 (UNAUDITED)
HEALTHGATE DATA CORP. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004 (UNAUDITED)
HEALTHGATE DATA CORP. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003 (UNAUDITED)
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED FINANCIAL STATEMENTS OF THE PATIENT CONTENT REPOSITORY BUSINESS
PATIENT CONTENT REPOSITORY BUSINESS BALANCE SHEET AS OF DECEMBER 31, 2004 (UNAUDITED)
PATIENT CONTENT REPOSITORY BUSINESS BALANCE SHEET AS OF DECEMBER 31, 2003 (UNAUDITED)
PATIENT CONTENT REPOSITORY BUSINESS STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004 (Unaudited)
PATIENT CONTENT REPOSITORY BUSINESS STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003 (Unaudited)
PATIENT CONTENT REPOSITORY BUSINESS STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002 (Unaudited)
PATIENT CONTENT REPOSITORY BUSINESS STATEMENT OF CASH FLOWS For the Year Ended December 31, 2004 (Unaudited)
PATIENT CONTENT REPOSITORY BUSINESS STATEMENT OF CASH FLOWS For the Year Ended December 31, 2003 (Unaudited)
PATIENT CONTENT REPOSITORY BUSINESS STATEMENT OF CASH FLOWS For the Year Ended December 31, 2002 (Unaudited)
NOTES TO UNAUDITED FINANCIAL STATEMENTS OF THE PATIENT CONTENT REPOSITORY BUSINESS
PROPOSAL TWO: ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS
OTHER BUSINESS
WHERE YOU CAN FIND MORE INFORMATION
ASSET PURCHASE AGREEMENT
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING